As filed with the Securities and Exchange Commission on August 24, 2010
Registration No. 333-167443

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
Form F-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
The Toronto-Dominion Bank
(Exact name of registrant as specified in its charter)

CANADA (State or other jurisdiction of incorporation or organization)	6029 (Primary Standard Industrial Classification Code Number)	13-5640479 (I.R.S. Employer Identification Number)
Toronto-Dominion Centre, P.O. Box 1, Toronto, Ontario, M5K 1A2, (416) 982-8222
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Brendan O’Halloran
The Toronto-Dominion Bank
New York Branch
31 West 52nd Street
New York, NY 10019-6101
(212) 827-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:

Lee A. Meyerson, Esq. Ellen R. Patterson, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000	Christopher A. Montague, Esq. The Toronto-Dominion Bank Toronto-Dominion Centre, P.O. Box 1 Toronto, Ontario M5K 1A2 (416) 982-8222	Nicholas G. Demmo, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403-2000
          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information contained in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SUBJECT TO COMPLETION, DATED AUGUST 24, 2010

PROPOSED MERGER TRANSACTION — YOUR VOTE IS VERY IMPORTANT

The South Financial Group, Inc., or TSFG, entered into a merger agreement with The Toronto-Dominion Bank, or TD, which provides for TD to acquire TSFG. If the merger is completed, you will receive either $0.28 in cash, if a cash election is made, or 0.004 TD common shares (plus cash in lieu of any fractional share interests) for each share of TSFG common stock you hold immediately prior to the completion of the merger. The exchange ratio of 0.004 TD common shares for the stock consideration option is fixed and will only be adjusted in limited circumstances. The exchange ratio will not be adjusted to reflect changes in the stock price of TSFG or TD. The dollar value of the stock consideration TSFG shareholders may receive will change depending on changes in the market price of TD common shares and will not be known at the time you vote on the merger. Based on the closing price of TD common shares as reported on the New York Stock Exchange on May 14, 2010, the last trading day before public announcement of the merger, the stock consideration represented approximately $0.28 in value for each share of TSFG common stock, and based on the closing price of TD common shares as reported on the New York Stock Exchange on August 23, 2010, the last practicable date before the date of this document, the stock consideration represented approximately $0.2682 in value for each share of TSFG common stock. TD’s common shares are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “TD”, and TSFG’s common stock is listed on the Nasdaq Capital Market under the symbol “TSFG”. You should obtain current market quotations for both securities. We believe that the merger will be a taxable transaction for TSFG shareholders for United States federal income tax purposes.

At TSFG’s special meeting of its shareholders, you will have the opportunity to vote on the approval of the plan of merger contained in the Agreement and Plan of Merger, or merger agreement, dated as of May 16, 2010, among TSFG, TD and Hunt Merger Sub, Inc., a wholly-owned subsidiary of TD. The special meeting of TSFG shareholders will be held at Poinsett Plaza, 2nd Floor, 104 South Main Street, Greenville, SC 29601, on September 28, 2010, at 10:30 a.m. local time, to vote on the approval of the plan of merger. The TSFG board of directors unanimously recommends that you vote “FOR” the approval of the plan of merger.

In connection with entering into the merger agreement, TSFG and TD also entered into a share purchase agreement, pursuant to which, on August 23, 2010, TD acquired 100 newly issued shares of TSFG’s Series M Preferred Stock for consideration of 1,000 TD common shares. The Series M Preferred Stock that was issued to TD will vote together with TSFG common stock as a single class and represent 39.9% of the total voting power of holders of TSFG capital stock entitled to vote at the special meeting (including with respect to approval of the plan of merger contained in the merger agreement).

Your vote is very important.  A majority of the votes entitled to be cast on the plan of merger contained in the merger agreement, consisting of all outstanding shares of TSFG common stock and the Series M Preferred Stock, voting together as a single class, constitutes a quorum for transacting business at the special meeting. Approval of the plan of merger contained in the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast at the special meeting by the holders of TSFG common stock and the Series M Preferred Stock, voting together as a single class. TD will vote its shares of Series M Preferred Stock in favor of approval of the plan of merger contained in the merger agreement at the special meeting. An abstention or failure to vote or to instruct your broker how to vote will have the same effect as voting against the plan of merger contained in the merger agreement. Whether or not you plan to attend the meeting, please promptly return your completed proxy so that your shares are voted at the meeting. If your shares are held in “street name,” you must instruct your broker in order to vote.

This proxy statement/prospectus contains detailed information about the special meeting, the proposed merger, documents related to the merger and other related matters, and we urge you to read it carefully, including the section entitled “Risk Factors” beginning on page 23.

We appreciate your continued support.

Sincerely,
H. Lynn Harton
President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, NOR ANY U.S. STATE OR CANADIAN PROVINCIAL OR TERRITORIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is August 24, 2010, and it is first being mailed or otherwise delivered to TSFG shareholders on or about August 26, 2010.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about TSFG and TD from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents related to TSFG and TD that are incorporated by reference in this proxy statement/prospectus, other than certain exhibits to the documents, without charge, by requesting them in writing or by telephone from the appropriate company.

The South Financial Group, Inc. Investor Relations 104 South Main Street Poinsett Plaza, 6th Floor Greenville, SC 29601 (888) 592-3001 investor@thesouthgroup.com	TD Bank Financial Group Investor Relations TD Tower, 15th Floor 66 Wellington Street West Toronto, Ontario, Canada M5K 1A2 (416) 308-9030 tdir@td.com

In addition, if you have questions about the merger or the special meeting, need additional copies of this document or need to obtain proxy cards or other information related to the proxy solicitation, you may contact the appropriate contact listed below. You will not be charged for any of these documents that you request.

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022
Toll free telephone: (877) 717 3929
Brokers and banks, please call: (212) 750 5833

In order to receive timely delivery of requested documents in advance of the special meeting, you should make your request no later than September 21, 2010.

See “Where You Can Find More Information” beginning on page 96.

THE SOUTH FINANCIAL GROUP, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on September 28, 2010

To the Shareholders of The South Financial Group, Inc.:

We will hold a special meeting of shareholders at 10:30 a.m. local time, on September 28, 2010 at Poinsett Plaza, 2nd Floor, 104 South Main Street, Greenville, SC 29601 to consider and vote upon the following matters:

•	a proposal to approve the plan of merger contained in the Agreement and Plan of Merger, dated as of May 16, 2010, among The South Financial Group, Inc., The Toronto-Dominion Bank and Hunt Merger Sub, Inc., pursuant to which Hunt Merger Sub, Inc. will merge with and into The South Financial Group, Inc., whereupon the separate corporate existence of Hunt Merger Sub, Inc. will cease and TSFG will survive as a wholly-owned subsidiary of TD, as more fully described in the attached proxy statement/prospectus. A copy of the Agreement and Plan of Merger is included as Appendix A to the proxy statement/prospectus; and

•	a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies.

The close of business on August 23, 2010 has been fixed as the record date for determining those TSFG shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Only the holders of record of TSFG common stock and the Series M Preferred Stock at the close of business on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Approval of the plan of merger contained in the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast at the special meeting by the holders of TSFG common stock and the Series M Preferred Stock, voting together as a single class. The Series M Preferred Stock was issued to TD prior to the record date for the special meeting of TSFG shareholders and represents 39.9% of the total voting power of holders of TSFG capital stock entitled to vote at the special meeting (including on the approval of the plan of merger contained in the merger agreement). TD is the sole holder of all shares of Series M Preferred Stock and is required to vote these shares in favor of approving the plan of merger contained in the merger agreement. If you wish to attend the special meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or other nominee to confirm your beneficial ownership.

By order of the Board of Directors,

William P. Crawford, Jr.
Secretary
August 24, 2010

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE VOTE YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET, AS DESCRIBED ON THE ENCLOSED PROXY CARD, OR COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD OR VOTED BY TELEPHONE OR THROUGH THE INTERNET. PLEASE VOTE AT YOUR FIRST OPPORTUNITY.

TSFG’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PLAN OF MERGER AND “FOR” APPROVAL OF ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, INCLUDING TO PERMIT FURTHER SOLICITATION OF PROXIES.

ii

SUMMARY

This summary highlights material information from this proxy statement/prospectus. It may not contain all of the information that may be important to you. You should carefully read this entire document, including the appendices and the other documents to which this document refers you, for a more complete understanding of the matters being considered at the special meeting. In addition, we incorporate by reference into this document important business and financial information about TD and TSFG. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 96. Where applicable, each item in this summary includes a page reference directing you to a more complete description of that item. All references in this proxy statement/prospectus to dollars, $ or U.S.$ are to U.S. dollars and all references to C$ are to Canadian dollars.

The Merger (Page 32)

The merger agreement provides for TD’s direct wholly-owned subsidiary, Hunt Merger Sub, Inc., to merge with and into TSFG, with TSFG surviving the merger as a wholly-owned subsidiary of TD.

TSFG Shareholders Will Have the Right to Elect to Receive Cash or TD Common Shares in the Merger (Page 58)

If the merger is completed, you will be entitled to receive as merger consideration, in exchange for each share of TSFG common stock you own immediately prior to the merger, either:

•	$0.28 in cash, which we refer to as the cash consideration, if a cash election is effectively made with respect to such share; or

•	0.004 TD common shares, plus cash in lieu of any fractional share interests, which we refer to as the stock consideration.

For example, if you own 1,000 shares of TSFG common stock and you do not make a cash election for any of your shares, when the merger has been completed you will receive 4 TD common shares. If after the merger has been completed, you hold fewer than 100 TD common shares, you will have a so-called “odd lot” rather than a “round lot”. Trading in odd lots may be more difficult and/or expensive than trading in round lots. If there were fractional shares, you would receive cash in U.S. dollars in an amount equal to the fractional interest in a TD common share multiplied by the average of the daily volume weighted average price of a TD common share on the Toronto Stock Exchange for the five trading days immediately preceding the date of completion of the merger, as such price is converted from Canadian dollars into U.S. dollars. If you own 1,000 shares of TSFG common stock and you do make a cash election with respect to all of your shares, when the merger has been completed you would receive $280.00 in cash.

The exchange ratio relating to the TD common shares you will receive is a fixed ratio, which means it will not be adjusted based on any changes in the trading price of TD common shares or TSFG common stock between now and the time the merger is completed. Therefore, the market value of the TD common shares you will receive in the merger in exchange for any shares of TSFG common stock for which you do not make a cash election will depend on the price of the TD common shares at the time the merger is completed and will not be known at the time TSFG shareholders vote on the merger. For information on recent market prices of the TD common shares and TSFG common stock, see “Comparative Per Share Market Price and Dividend Information” beginning on page 16. See also “Risk Factors” beginning on page 23.

In order to make a cash election with respect to any or all of your shares of TSFG common stock, you must submit a properly completed form of cash election, together with the stock certificates representing the shares you wish to exchange for cash consideration, a book-entry delivery of shares or a guarantee of delivery as described in the form of cash election by September 28, 2010, the date of the special meeting of TSFG shareholders, unless completion of the merger will occur more than four business days following the date of the special meeting, in which case the election deadline will be extended until two business days before the completion of the merger. If it is determined that the election deadline will not be the date of the special meeting of TSFG shareholders, TD and TSFG will publicly announce the election deadline at least five business days prior to the anticipated completion date of the merger. If you do not properly make a cash election by the election deadline, your shares of TSFG common stock will be exchanged for stock consideration. If you wish to elect to receive the cash consideration for any or all of your shares of TSFG common stock and your shares are held in “street name,” you must follow the instructions your broker or bank provides.

Treatment of TSFG Stock Options and Other Equity Based Awards (Page 55)

At the effective time of the merger, all outstanding TSFG equity awards (except for TSFG restricted stock units) will be converted into the right to receive corresponding TD equity awards, adjusted to reflect the exchange ratio and outstanding TSFG restricted stock units will be converted into the right to receive $0.28 per share subject to such restricted stock unit.

Certain TSFG options may be terminated, pursuant to their terms and conditions, upon completion of the merger or shortly thereafter.

Comparative Per Share Market Price and Dividend Information (Page 16)

The table below sets forth closing sale prices of TD common shares as reported on the New York Stock Exchange Composite Tape and shares of TSFG common stock as reported on the Nasdaq Global Select Market and Nasdaq Capital Market, respectively, on May 14, 2010, the last trading day before the public announcement of the merger, and August 23, 2010, the last practicable trading day before the distribution of this proxy statement/prospectus. Also, assuming no cash election is made, the table sets forth the implied value of the stock consideration for each share of TSFG common stock on each of these dates, as determined by multiplying the applicable closing sale price of TD common shares on the New York Stock Exchange by the exchange ratio for the stock consideration of 0.004. We urge you to obtain current market quotations for both TD common shares and TSFG common stock. As previously disclosed, the listing of TSFG’s common stock has been transferred from the Nasdaq Global Select Market to the Nasdaq Capital Market as of June 7, 2010.

					Implied Value of
					Stock Consideration for
	TD		TSFG		One Share of TSFG
	Common Stock		Common Stock		Common Stock

May 14, 2010	U.S.$	70.89	U.S.$	0.67	U.S.$	0.28
August 23, 2010	U.S.$	67.05	U.S.$	0.2760	U.S.$	0.2682

Opinion of TSFG’s Financial Advisor (Page 37 and Appendix B)

On May 16, 2010, Morgan Stanley & Co. Incorporated, or Morgan Stanley, TSFG’s financial advisor in connection with the merger, rendered its oral opinion, subsequently confirmed in writing, to TSFG’s board of directors that, as of such date and based upon and subject to the assumptions, considerations, qualifications and limitations set forth in the written opinion, the consideration to be received by the holders of shares of TSFG’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of Morgan Stanley’s written fairness opinion, dated May 17, 2010, is attached as Appendix B to this proxy statement/prospectus. TSFG’s shareholders are encouraged to read the Morgan Stanley opinion, as well as the description of the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Morgan Stanley in rendering its opinion set forth in the section of this proxy statement/prospectus entitled “The Merger — Opinion of TSFG’s Financial Advisor” beginning on page 37.

Morgan Stanley addressed its opinion to TSFG’s board of directors, and the opinion does not constitute a recommendation to any shareholder as to how to vote at the special meeting or as to any other action that a shareholder should take with respect to the merger.

Material United States Federal Income Tax Consequences to Holders of TSFG Common Stock (Page 46)

For a U.S. holder (as defined in “The Merger — Material United States Federal Income Tax Consequences”), we believe that the merger will be a taxable transaction. Accordingly, for United States federal income tax purposes, a U.S. holder will generally recognize gain or loss equal to the difference between (1) the sum of any cash consideration (including any cash received in lieu of fractional shares) and the fair market value of any TD common shares received in the merger and (2) such holder’s adjusted tax basis in the shares of TSFG common stock surrendered in the merger for TD common shares and/or cash. The merger will generally not be a taxable transaction to a non-U.S. holder for United States federal income tax purposes unless such non-U.S. holder has certain connections to the United States.

Holders of TSFG Common Stock Do Not Have Dissenters’ Rights of Appraisal (Page 56)

Under applicable South Carolina law, the holders of TSFG common stock are not entitled to any dissenters’ rights of appraisal in connection with the merger.

TSFG’s Board of Directors Unanimously Recommends that You Vote “FOR” the Approval of the Plan of Merger (Page 35)

TSFG’s board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of TSFG and its shareholders and has unanimously approved the plan of merger contained in the merger agreement. For the factors considered by the TSFG board of directors in reaching its decision to approve the plan of merger, see the section entitled “The

Merger — TSFG’s Reasons for the Merger” beginning on page 35. TSFG’s board of directors unanimously recommends that TSFG shareholders vote “FOR” the approval of the plan of merger.

Your Rights as a Holder of TD Common Shares Will Be Different from Your Rights as a Holder of TSFG Common Stock (Page 84)

The conversion of your shares of TSFG common stock into TD common shares and/or cash in the merger will result in changes from your current rights as a TSFG shareholder, which generally are governed by the South Carolina Business Corporation Act, or the SCBCA, and TSFG’s organizational documents, to your rights as a TD shareholder, which generally will be governed by the Bank Act of Canada and TD’s organizational documents.

TSFG Executive Officers and Directors Have Financial and Other Interests in the Merger that are Different from or in Addition to Your Interests (Page 43)

Some executive officers and directors of TSFG may have financial interests in the merger that are in addition to, and/or different from, your interests. The independent members of the TSFG board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger and the merger agreement and recommending to the shareholders that the merger agreement be adopted.

Certain of TSFG’s executive officers, including each of its named executive officers, are party to employment and supplemental executive retirement agreements with TSFG. These agreements have been amended to eliminate any severance or other benefits that would have otherwise been paid out in the case of qualifying terminations of employment in connection with or following the change in control as a result of the TD merger. TSFG’s executive officers have entered into new offer letter agreements with TD that will become effective upon the completion of the merger and provide certain benefits, including a one-time retention bonus payment, subject to the executive officer’s continued employment.

These interests are described in more detail in the section entitled “The Merger — Interests of TSFG s Executive Officers and Directors in the Merger” beginning on page 43.

The Companies

The Toronto-Dominion Bank
Toronto-Dominion Centre
P.O. Box 1
Toronto, Ontario, Canada M5K 1A2
(416) 982-8222

TD and its subsidiaries are collectively known as TD Bank Financial Group, or TDBFG. TDBFG is the sixth largest bank in North America by branches and serves more than 18 million customers in four key businesses operating in a number of locations in key financial centres around the globe: Canadian Personal and Commercial Banking, including TD Canada Trust and TD Insurance; Wealth Management, including TD Waterhouse and an investment in TD AMERITRADE Holding Corporation (TD Ameritrade); U.S. Personal and Commercial Banking, including TD Bank, America’s Most Convenient Bank; and Wholesale Banking, including TD Securities. TDBFG also ranks among the world’s leading online financial services firms, with more than 6 million online customers. TDBFG had C$574 billion in assets on April 30, 2010. The Toronto-Dominion Bank trades under the symbol “TD” on the Toronto and New York Stock Exchanges.

Additional information about TD can be found on its website at http://www.td.com. The information provided on TD’s website is not part of this proxy statement/prospectus and is not incorporated herein by reference.

     Additional Information Relating to Certain Prior Disclosures of TD

The discussion set forth under “Capital Structure — Ratings” in the Annual Information Form filed as Exhibit 99.1 to TD’s Annual Report on Form 40-F for the year ended October 31, 2009 , “Liquidity Risk — Funding” in the Management’s Discussion and Analysis attached as Exhibit 99.2 to TD’s Annual Report on Form 40-F for the year ended October 31, 2009, “Management’s Discussion and Analysis — Liquidity Risk” in the 1st Quarter 2010 Report to Shareholders attached as Exhibit 99.1 to TD’s Report of Foreign Issuer on Form 6-K filed with the SEC on March 4, 2010 that attached as an exhibit TD’s 1st Quarter 2010 Report to Shareholders, and “Management’s Discussion and Analysis — Liquidity Risk” in the 2nd Quarter 2010 Report to Shareholders attached as Exhibit 99.1 to TD’s Report of Foreign Issuer on Form 6-K filed with the SEC on May 27, 2010 that attached as an exhibit TD’s

2nd Quarter 2010 Report to Shareholders, which reports are incorporated by reference into this proxy statement/prospectus, is amended by supplementing such discussion with the following additional information:

Credit ratings are important to TD’s borrowing costs and ability to raise funds. A ratings downgrade could potentially result in higher financing costs and reduce access to capital markets. A lowering of credit ratings may also affect TD’s ability to enter into normal course derivative or hedging transactions and impact the costs associated with such transactions. TD regularly reviews the level of increased collateral its trading counterparties would require in the event of a downgrade of TD’s credit rating. TD believes that the impact of a one notch downgrade would be minimal and could be readily managed in the normal course of business, but more severe downgrades could have a more significant impact by increasing TD’s cost of borrowing and/or requiring TD to post additional collateral for the benefit of its trading counterparties. Credit ratings and outlooks provided by the ratings agencies reflect their views and are subject to change from time to time, based on a number of factors, including TD’s financial strength, competitive position and liquidity as well as factors not entirely within TD’s control, including the methodologies used by the rating agencies and conditions affecting the financial services industry generally.

The information contained under “Capital Structure — Ratings” in the Annual Information Form with respect to the description of ratings categories of various ratings agencies is issuer-related disclosure required by Canadian law and was based solely on public statements by the respective ratings agencies available on their respective public websites.

Hunt Merger Sub, Inc.
c/o The Toronto-Dominion Bank
New York Branch
31 West 52nd Street
New York, NY 10019-6101
(212) 827-7000

Hunt Merger Sub, Inc. is a South Carolina corporation and a wholly-owned subsidiary of TD. Hunt Merger Sub, Inc. was organized solely for the purpose of effecting the merger with TSFG described in this proxy statement/prospectus. It has not carried on any activities other than in connection with the merger agreement.

The South Financial Group, Inc.
104 South Main Street
Poinsett Plaza, 10th Floor
Greenville, South Carolina 29601
(864) 255-7900

TSFG is a bank holding company focused on serving small businesses, middle market companies, and retail customers in the Carolinas and Florida. At June 30, 2010, it had approximately $11.6 billion in total assets and 176 branch offices. TSFG operates Carolina First Bank, which conducts banking operations in North Carolina and South Carolina (as Carolina First Bank), and in Florida (as Mercantile Bank). At June 30, 2010, approximately 44% of TSFG’s total customer deposits were in South Carolina, 45% were in Florida, and 11% were in North Carolina. Additional information about TSFG can be found on its website at http://www.thesouthgroup.com. The information provided on TSFG’s website is not part of this proxy statement/prospectus and is not incorporated herein by reference.

The Special Meeting of TSFG Shareholders (Page 27)

The TSFG special meeting will be held at 10:30 a.m. local time, on September 28, 2010, at Poinsett Plaza, 2nd Floor, 104 South Main Street, Greenville, SC 29601. At the TSFG special meeting, TSFG shareholders will be asked:

•	to approve the plan of merger contained in the merger agreement; and

•	to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies.

Record Date.  The close of business on August 23, 2010 has been fixed as the record date for determining those TSFG shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Only the holders of record of TSFG common stock and of the Series M Preferred Stock at the close of business on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. TSFG shareholders may cast one vote at the special meeting for each share of TSFG common stock that was owned at the close of business on August 23, 2010.

At the record date, there were 216,401,091 shares of TSFG common stock outstanding and entitled to vote at the special meeting. Directors and executive officers of TSFG and their affiliates had the right to vote 4,018,003 shares of TSFG common stock at the special meeting, or approximately 1.12% of the voting power of the outstanding TSFG capital stock entitled to vote at the special meeting (after giving effect to the issuance of the Series M Preferred Stock). All of the members of the TSFG board of directors have indicated their intention as of August 23, 2010 to vote the shares of TSFG common stock they own (or have the power to vote or direct the vote), if any, as of the record date in favor of the approval of the plan of merger contained in the merger agreement. In addition, as of the record date for the special meeting, TD held 100 shares of Series M Preferred Stock of TSFG that will vote as a single class with TSFG’s common stock and have voting power equal to 39.9% of the total voting power of holders of TSFG capital stock entitled to vote. In addition, TD also owns 10,000,000 shares of TSFG common stock, which it acquired in open market purchases, representing (together with the Series M Preferred Stock) 42.7% of the total voting power of holders of TSFG capital stock entitled to vote at the special meeting. TD is required to vote its shares of Series M Preferred Stock, and has informed TSFG that it intends to vote its shares of TSFG common stock, in favor of the proposal to approve the plan of merger contained in the merger agreement.

Required Vote.  Approval of the plan of merger contained in the merger agreement requires the affirmative vote of a majority of the votes entitled to be cast at the special meeting by the holders of TSFG common stock and the Series M Preferred Stock, voting together as a single class. Approval of the proposal relating to the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies requires the affirmative vote of a majority of the votes cast on such proposal at the special meeting by the holders of TSFG common stock and the Series M Preferred Stock, voting together as a single class, even if less than a quorum. We urge you to vote.

TD Shareholder Approval

TD shareholders are not required to approve the plan of merger or the issuance of TD common shares as part of the merger consideration.

The Merger Agreement (Page 58)

The merger agreement is described beginning on page 58 and is included as Appendix A to this proxy statement/prospectus. We urge you to read the merger agreement in its entirety because it is the legal document governing the merger. The merger agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about TSFG or TD or any of their respective subsidiaries or affiliates. All descriptions in this summary and elsewhere in this document of the terms and conditions of the merger are qualified by reference to the merger agreement.

Completion of the Merger is Subject to Conditions (Page 69)

The respective obligations of each of TD and TSFG to complete the merger are conditioned upon the satisfaction or waiver of the following conditions:

•	receipt of the requisite affirmative vote by the TSFG shareholders of the merger agreement;

•	approval for the listing on the New York Stock Exchange and the Toronto Stock Exchange of the TD common shares to be issued in the merger;

•	the registration statement on Form F-4, which includes this proxy statement/prospectus, filed by TD with the SEC must have been declared effective by the SEC and no stop order suspending the effectiveness of the Form F-4 shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn; and

•	receipt of required regulatory approvals and the absence of any injunction or other legal prohibition or restraint against the merger.

TD’s obligation to complete the merger is subject to the satisfaction or waiver of a number of conditions, including the following:

•	the accuracy of the representations and warranties of TSFG as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on TSFG;

•	performance in all material respects by TSFG of the obligations required to be performed by it at or prior to the effective time of the merger;

•	there being no action taken, or applicable legal or regulatory restriction or condition that would be reasonably likely to have a material adverse effect on TSFG or TD (assuming, for this purpose, that TD is an entity the size of TSFG in terms of financial metrics);

•	TD’s purchase from the United States Department of the Treasury and ownership of all right, title and interest in all of the issued and outstanding shares of TSFG’s Series 2008-T Preferred Stock and the associated warrant issued to the United States Department of the Treasury in connection with the issuance of the Series 2008-T Preferred Stock for an aggregate cash purchase price of $130,579,218.75 and otherwise on terms and conditions reasonably acceptable to TD; and

•	no occurrence of an exchange event (as defined in the applicable trust declaration) with respect to the Series 2000A Cumulative Fixed Rate Preferred Shares of Carolina First Mortgage Loan Trust or the Series 2002C Cumulative Floating Rate Preferred Shares of Carolina First Mortgage Loan Trust.

TSFG’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the accuracy of the representations and warranties of TD as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on TD; and

•	performance in all material respects by TD of the obligations required to be performed by it at or prior to the effective time of the merger.

The Merger Agreement May Be Terminated Under Some Circumstances (Page 70)

The merger agreement may be terminated at any time before the completion of the merger, whether before or after approval of the plan of merger by TSFG shareholders, in any of the following circumstances:

•	by mutual written consent of TD and TSFG; or

•	by either TD or TSFG if:

•	any governmental entity which must grant a required regulatory approval has denied approval of the merger and this denial has become final and nonappealable or a governmental entity has issued a final nonappealable order prohibiting the consummation of the merger;

•	the merger has not been completed by February 17, 2011, but neither TD nor TSFG may terminate the merger agreement for this reason if its breach of any obligation under the merger agreement has resulted in the failure of the merger to occur by that date;

•	there is a breach by the other party of the merger agreement which would prevent satisfaction of a closing condition and the breach is not cured prior to 45 days after receipt of written notice of the breach or the breach cannot, by its nature, be cured prior to closing, but neither TD nor TSFG may terminate the merger agreement for this reason if it itself is then in material breach of the merger agreement; or

•	the shareholders of TSFG fail to approve the plan of merger at the TSFG special meeting; or

•	by TD if:

•	the board of directors of TSFG has failed to recommend the merger and the approval of the plan of merger by the shareholders of TSFG or has withdrawn, amended or modified in any manner adverse to TD its recommendation (or has resolved to take any of the foregoing actions), whether or not permitted under the merger agreement, or if TSFG has materially breached its obligations under the “no solicitation” covenant of the merger agreement, or failed to call, give notice of, convene or hold a special meeting of shareholders to vote on approval of the plan of merger;

•	a tender offer or exchange offer for 15% or more of the outstanding shares of TSFG common stock has commenced (other than by TD), and the board of directors of TSFG recommends that the shareholders of TSFG tender their shares in such tender offer or exchange offer or otherwise fails to recommend that its shareholders reject such tender offer or exchange offer within ten business days; or

•	TSFG has not received written approval, within 21 days after the date of the merger agreement, by The NASDAQ Stock Market LLC of TSFG’s use of the exception provided in Listing Rule 5635(f) (Financial

Viability Exception) to permit the issuance of the Series M Preferred Stock by TSFG to TD as contemplated by the share purchase agreement without a vote of TSFG’s shareholders. As described in “Nasdaq Matters”, TSFG issued the Series M Preferred Stock to TD on August 23, 2010 and TD has determined to proceed with the merger, notwithstanding Nasdaq’s interpretation that the exception provided by Listing Rule 5635(f) is not available for the issuance of the Series M Preferred Stock. On August 23, 2010, TSFG received notice from Nasdaq of the commencement of delisting proceedings, as discussed under “The Merger — Nasdaq Matters” on page 57.

TSFG May Be Required to Pay a Termination Fee Under Some Circumstances (Page 71)

If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by TSFG’s board of directors, TSFG will be required to pay TD a termination fee of $7.62 million. The termination fee could discourage other companies from seeking to acquire or merge with TSFG.

TD and TSFG Entered into a Share Purchase Agreement (Page 72)

On May 16, 2010, TSFG and TD, in connection with entering into the merger agreement, entered into a share purchase agreement, pursuant to which TD agreed to purchase 100 newly issued shares of TSFG’s Series M Preferred Stock, which will vote together with TSFG common stock as a single class and represent 39.9% of the total voting power of holders of TSFG capital stock entitled to vote, for consideration of 1,000 TD common shares. TD and TSFG completed the transactions contemplated by the share purchase agreement on August 23, 2010.

As of August 23, 2010, the record date for the special meeting, taking into account the Series M Preferred Stock and the 10,000,000 shares of TSFG common stock held by TD, TD had the power to vote approximately 42.7% of the total voting power of shares entitled to vote on the approval of the plan of merger contained in the merger agreement.

TD and the United States Department of the Treasury Entered into a Securities Purchase Agreement (Page 72)

On May 18, 2010, the Treasury Department and TD, in connection with TD entering into the merger agreement, entered into a securities purchase agreement, pursuant to which, immediately prior to completion of the merger, the Treasury Department will sell to TD its $347 million of TSFG Series 2008-T Preferred Stock and the associated warrant acquired under the Treasury’s Capital Purchase Program and discharge all accrued but unpaid dividends on that stock for total cash consideration of approximately $130.6 million.

TD Purchases of TSFG Common Stock (Page 72)

Following the announcement of the execution of the merger agreement and as contemplated by the press release announcing the transaction, TD has purchased shares of TSFG common stock on the open market. As of the record date, TD has acquired 10,000,000 shares of TSFG common stock, representing approximately 4.6% of the total outstanding shares of TSFG common stock, at an average price of $0.2760. TD may make additional purchases of shares of TSFG common stock prior to the special meeting of TSFG shareholders, subject to the restrictions contained in the stipulation of settlement described under “The Merger — Litigation Relating to the Merger”, market conditions, applicable securities laws and receipt of any necessary regulatory approvals. TD has informed TSFG that it intends to vote its shares of TSFG common stock in favor of the proposal to approve the plan of merger contained in the merger agreement at the special meeting of TSFG shareholders.

Regulatory Approvals Required for the Merger (Page 52)

BHC Act.  TD is required to obtain the approval of the Board of Governors of the U.S. Federal Reserve System, which we refer to as the Federal Reserve Board, under the BHC Act for the acquisition of control of TSFG. TD received such approval from the Federal Reserve Board on July 22, 2010. Such approval required TSFG to enter into an agreement to divest certain branches in the Palatka banking market prior to consummation of the merger and TSFG did so on August 8, 2010.

Bank Act of Canada.  Under the Bank Act of Canada, the consent of the Superintendent of Financial Institutions of Canada is required in order for TD to hold a substantial investment in TSFG as a result of the purchase of the Series M Preferred Stock and to acquire control of TSFG, as a result of the merger. Approval is also required for TD to issue its common shares for non-cash consideration as part of the consideration to be distributed to TSFG shareholders in connection with the merger. TD has filed the necessary applications with the Superintendent of Financial Institutions of Canada for the aforementioned approvals. Approval was also required for TD to issue its common shares for non-cash consideration in order to purchase the TSFG shares of Series M Preferred Stock, which approval was received on July 7, 2010.

Other Regulatory Approvals.  TD has filed an application with, and has obtained the conditional approval of, the State Board of Financial Institutions of the State of South Carolina. Applications and notifications may be filed with various other state regulatory authorities.

While we believe that the requisite regulatory approvals for the merger will be received, there can be no assurances that such approvals will be received on a timely basis, or as to our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. There can likewise be no assurances that U.S., Canadian or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of such challenge. The obligations of TD and TSFG to complete the merger are conditioned upon the receipt of all required regulatory approvals (and, in the case of TD’s obligation to complete the merger, the receipt of these approvals without the imposition of any condition or restriction that would reasonably be expected to have a material adverse effect on TSFG or TD (assuming, for this purpose, that TD is an entity the size of TSFG in terms of financial metrics)).

Nasdaq Matters (Page 57)

As discussed under “The Merger — Background of the Merger”, TSFG’s audit committee determined that the issuance of the Series M Preferred Stock to TD without a shareholder vote was necessary to avoid seriously jeopardizing the financial viability of TSFG, as contemplated by Nasdaq Rule 5635(f). Following announcement of the merger, however, the staff of Nasdaq informed TSFG that it has interpreted Rule 5635(f) to not apply in the specific context of the merger. This interpretation, which TSFG understands was an issue of first impression for Nasdaq, is contrary to determinations by the New York Stock Exchange in similar circumstances with respect to its comparable shareholder approval rules.

Because there is no process for appealing this conclusion other than as part of the delisting appeal process, because the TD preferred share issuance remains an important requirement under the terms of the proposed transaction, and because the TSFG board determined that the issuance is in the best interests of TSFG, its shareholders and other constituents, TSFG completed the issuance of the Series M Preferred Stock to TD on August 23, 2010. On August 23, 2010, TSFG received a letter from Nasdaq stating that TSFG had failed to comply with Nasdaq Listing Rules 5635(b), 5635(d) and 5640 and had taken action that raises public interest concerns under Listing Rule 5100. The letter stated that TSFG’s common stock would be delisted from Nasdaq on September 1, 2010 unless TSFG requested a hearing before the Nasdaq Listing Qualifications Hearing Panel prior to August 30, 2010. In response to the letter, TSFG intends to request an oral hearing before the Nasdaq Listing Qualifications Hearing Panel to appeal the Nasdaq staff’s delisting determination. Meanwhile, TSFG’s common stock will continue to trade on the NASDAQ Capital Market until a written decision is rendered by the Nasdaq Listing Qualifications Hearing Panel. TSFG cannot predict the timing or outcome of this process, but if shares of TSFG common stock were to be delisted prior to completion of the merger, the trading price and liquidity levels would likely be negatively impacted.

Litigation Relating to the Merger (Page 43)

The parties to certain litigation in connection with the merger have entered into a stipulation of settlement, as discussed under “The Merger — Litigation Relating to the Merger” on page 43.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND RELATED MATTERS

Q:	What am I being asked to vote on?

A:	TD and TSFG have entered into a merger agreement pursuant to which TD has agreed to acquire TSFG. You are being asked to vote to approve the plan of merger contained in the merger agreement. Under the terms of the merger agreement, Hunt Merger Sub, Inc. will merge with and into TSFG, with TSFG continuing as the surviving corporation and a wholly-owned subsidiary of TD. In addition, you are also being asked to vote to approve a proposal to adjourn the special meeting if necessary or appropriate, including to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the plan of merger.

Q:	What will I receive if the merger is completed?

A:	Each TSFG shareholder of record will receive, in exchange for each share of TSFG common stock owned by such shareholder immediately prior to the merger, either:

• $0.28 in cash, if a cash election is effectively made with respect to such share; or

• 0.004 TD common shares, plus cash in lieu of any fractional share interests.

Q:	How do I make a cash election?

A:	A form of cash election is included with this proxy statement/prospectus. TSFG shareholders should carefully review and follow the instructions in the form of cash election. To make a cash election, TSFG shareholders must properly complete, sign and send the form of cash election and the stock certificates representing the shares of TSFG common stock you wish to exchange for the cash consideration, a book-entry delivery of shares or a guarantee of delivery as described on the form of cash election to BNY Mellon Shareowner Services, the exchange agent, at the following address:

BNY Mellon Shareowner Services
480 Washington Boulevard
Jersey City, NJ 07310-1900

The exchange agent must receive the form of cash election and the stock certificates representing the shares of TSFG common stock for which a cash election is made, a book-entry delivery of shares or a guarantee of delivery as described in the form of cash election by the election deadline. The election deadline will be 5:00 p.m., New York City time, on September 28, 2010, the date of the special meeting of TSFG shareholders, unless the completion of the merger will occur more than four business days following the date of the special meeting, in which case the election deadline will be extended until two business days before the completion of the merger. If it is determined that the election deadline will not be the date of the special meeting of TSFG shareholders, TD and TSFG will publicly announce the election deadline at least five business days prior to the anticipated completion date of the merger.

If you own shares of TSFG common stock in “street name” through a bank, broker or other financial institution and you wish to make a cash election, you should seek instructions from the financial institution holding your shares concerning how to make your cash election.

Q:	Can TSFG shareholders make a cash election for a portion of their shares of TSFG common stock and receive stock consideration for the rest?

A:	Yes. The form of cash election provides for a cash election to be made for all or any portion of a shareholder’s shares of TSFG common stock.

Q:	Can TSFG shareholders change their cash election after the form of cash election has been submitted?

A:	Any form of cash election may be revoked by the TSFG shareholder submitting it only by written notice received by the exchange agent prior to 5:00 p.m., New York City time, on the election deadline. If a form of cash election is revoked, any certificate for shares of TSFG common stock to which the form of cash election relates will be promptly returned by the exchange agent to the TSFG shareholder.

Q:	What if a TSFG shareholder does not submit a form of cash election or it is not received?

A:	If the exchange agent does not receive a properly completed form of cash election from you before the election deadline, together with the stock certificates representing the shares you wish to exchange for cash, properly endorsed for transfer, a book-entry delivery of shares or a guarantee of delivery as described in the form of cash election, then your shares of TSFG common stock will be exchanged for stock consideration. You bear the risk of delivery and should send any form of cash election by courier or by hand to the appropriate addresses shown in the form of cash election.

Q:	If I will be receiving stock consideration, can the number of TD common shares to be issued in the merger for each share of TSFG common stock change between now and the time the merger is completed based on changes in the trading price of TD common shares?

A:	No. The exchange ratio is a fixed ratio, which means that it will not be adjusted if the trading price of TD common shares or TSFG common stock changes between now and the time the merger is completed. Therefore, the market value of TD common shares you will receive in the merger will depend on the price of TD common shares at the time the shares are issued. See “Risk Factors” beginning on page 23.

Q:	When and where is the TSFG special meeting?

A:	The TSFG special meeting will be held at Poinsett Plaza, 2nd Floor, 104 South Main Street, Greenville, SC 29601 on September 28, 2010 at 10:30 a.m. local time.

Q:	Who can vote at the special meeting?

A:	Holders of TSFG common stock and Series M Preferred Stock as of the close of business on the record date of August 23, 2010 are entitled to vote at the special meeting. Beneficial owners as of the record date should receive instructions from their bank, broker or other nominee describing how to vote their shares.

Q:	What is the quorum requirement for the TSFG special meeting?

A:	A majority of the votes entitled to be cast on the plan of merger, consisting of all outstanding shares of TSFG common stock and the Series M Preferred Stock, voting together as a single class, constitutes a quorum for transacting business at the special meeting.

Q:	What vote of TSFG shareholders is required in connection with the merger?

A:	The affirmative vote of a majority of the votes entitled to be cast by the holders of TSFG common stock and Series M Preferred Stock, voting together as a single class, at the special meeting is required to approve the plan of merger contained in the merger agreement.

Q:	What happens if I do not indicate my preference for or against approval of the merger agreement?

A:	If you submit a proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted “FOR” approval of the plan of merger contained in the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies.

Q:	What happens if I abstain from voting or do not vote at all?

A:	The affirmative vote of a majority of the votes entitled to be cast by the holders of TSFG common stock and Series M Preferred Stock, voting together as a single class, at the special meeting is required to approve the plan of merger contained in the merger agreement. If you do not vote, or you abstain from voting, your shares with respect to the proposal to approve the plan of merger, it will have the same effect as a vote against the approval of the plan of merger contained in the merger agreement. If the proposal to approve the plan of merger contained in the merger agreement receives the required approval of TSFG’s shareholders and the merger is completed, your shares of TSFG common stock will be converted into the right to receive the merger consideration even though you did not vote.

The affirmative vote of a majority of the votes cast by the holders of the TSFG common stock and Series M Preferred Stock, voting together as a single class, at the special meeting is required to approve the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies. If you do not vote, or you abstain from voting, your shares with respect to the proposal to approve such adjournment or postponement, it will have no effect on such proposal.

Additionally, if you do not vote your shares with respect to the proposal to approve the plan of merger contained in the merger agreement or the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies, then your vote will not be counted toward the quorum requirement at the TSFG special meeting called for such purpose.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this document, please submit your proxy by telephone or via the Internet in accordance with the instructions set forth in the enclosed proxy card, or fill out, sign and date the proxy card and then mail your signed proxy card in the enclosed prepaid envelope, as soon as possible so that your shares may be voted at the special meeting. See “The Special Meeting” beginning on page 27.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:	You should instruct your bank, broker or other nominee to vote your shares. If you do not instruct your bank, broker or other nominee, your bank, broker or other nominee will not be able to vote your shares. Please check with your bank, broker or other nominee and follow the voting procedures your bank, broker or other nominee provides. Your bank, broker or other nominee will advise you whether you may submit voting instructions by telephone or via the Internet. See “The Special Meeting — Proxies” beginning on page 27.

Q:	If my shares are held in the TSFG 401(k) Plan, what should I do?

A:	If you are a participant in The South Financial Group, Inc. 401(k) Plan, you may give voting instructions for any shares of TSFG common stock held in your account to Ellen Philip Associates, Inc., TSFG’s 401(k) Plan Tabulator, by completing and returning a voting instruction ballot distributed to plan participants along with this proxy statement/prospectus, or by telephone or via the Internet as described on your ballot. TSFG’s 401(k) Plan Tabulator will certify the total votes cast by plan participants for and against approval of the plan of merger to the trustee for the plan, for the purpose of having those shares voted in accordance with your instructions.

Q:	If my shares are held in the TSFG Deferred Compensation Plan, will I be allowed to vote these shares in the merger?

A:	If you participate in the 2005 Executive and Director Deferred Compensation Plan (the “Deferred Compensation Plan”), you will not be entitled to vote any shares of TSFG common stock held for your benefit under such plan. The trustee of the Deferred Compensation Plan may, in its discretion, vote any shares of TSFG common stock held under the plan.

Q:	When do you expect the merger to be completed?

A:	We currently expect to complete the merger shortly after the special meeting, assuming all regulatory approvals have been received. However, we cannot assure you when or if the merger will be completed. Among other things, we must first obtain the approval of the plan of merger by TSFG shareholders at the special meeting and the necessary regulatory approvals. See “The Merger — Regulatory Matters Related to the Merger and Stock Exchange Listings” beginning on page 52.

Q:	What are the material United States federal and Canadian income tax consequences of the merger to TSFG shareholders?

A:	For a U.S. holder (as defined in “The Merger — Material United States Federal Income Tax Consequences” beginning on page 46), we believe that the merger will be treated for United States federal income tax purposes as a taxable sale by such holder of the shares of TSFG common stock that such holder surrenders in the merger. Accordingly, the expected material United States federal income tax consequences of the merger to U.S. holders are as follows:

• A U.S. holder will generally recognize gain or loss equal to the difference between (1) the sum of any cash consideration (including any cash received in lieu of fractional shares) and the fair market value of any TD common shares received in the merger and (2) such holder’s adjusted tax basis in the shares of TSFG common stock surrendered in the merger for TD common shares and/or cash;

• A U.S. holder’s aggregate tax basis in the TD common shares, if any, that such holder receives in the merger will equal the fair market value of such common shares at the time the merger is completed; and

• A U.S. holder’s holding period for the TD common shares, if any, that such holder receives in the merger should generally begin on the day after the completion of the merger.

The merger will generally not be a taxable transaction to a non-U.S. holder for United States federal income tax purposes unless such non-U.S. holder has certain connections to the United States.

See “The Merger — Material United States Federal Income Tax Consequences” beginning on page 46.

The merger should not give rise to Canadian income tax liability for TSFG shareholders who are not residents of Canada for Canadian income tax purposes. See “The Merger — Material Canadian Federal Income Tax Considerations” beginning on page 50.

Q:	May I change my vote after I have submitted a proxy?

A:	Yes. If you have not voted through your bank, broker or other nominee, there are three ways you can change your vote after you have submitted your proxy (whether by mail, telephone or the Internet):

• First, you may send a written notice to the corporate secretary of TSFG at the address below, stating that you would like to revoke your proxy.

The South Financial Group, Inc.
104 South Main Street
Poinsett Plaza, 10th Floor
Greenville, SC 29601
Attn: William P. Crawford, Jr.

• Second, you may complete and submit a new proxy card or vote again by telephone or the Internet. Your latest vote actually received by TSFG before the special meeting will be counted, and any earlier votes will be revoked.

• Third, you may attend the special meeting and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the meeting without voting will not revoke an earlier proxy you may have given.

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Q:	If I want to attend the special meeting, what do I do?

A:	You should come to Poinsett Plaza, 2nd Floor, 104 South Main Street, Greenville, SC 29601, at 10:30 a.m., local time, on September 28, 2010. If you hold your shares in “street name,” you will need to bring proof of ownership (by means of a recent brokerage statement, letter from your bank or broker or similar means) to be admitted to the meeting. Shareholders of record as of the record date for the special meeting can vote in person at the special meeting. If your shares are held in “street name,” then you are not the shareholder of record and you must ask your bank, broker or other nominee how you can vote at the special meeting.

Q:	Should I send in my stock certificates now?

A:	If you are making a cash election, you should send in your TSFG stock certificates to the exchange agent with your form of cash election. If you are NOT making a cash election with respect to your shares of TSFG common stock, after the completion of the merger, you will receive a letter of transmittal for you to use in surrendering any TSFG stock certificates you have at the time of the completion of the merger. Please DO NOT send your TSFG stock certificates with your proxy card.

Q:	What if I cannot find my stock certificates?

A:	There will be a procedure for you to receive the merger consideration in the merger, even if you have lost one or more of your TSFG stock certificates. This procedure, however, may take time to complete. In order to ensure that you will be able to receive the merger consideration promptly after the merger is completed, if you cannot locate your TSFG stock certificates after looking for them carefully, we urge you to contact TSFG’s transfer agent, Registrar and Transfer Company, as soon as possible and follow the procedure they explain to you for replacing your TSFG stock certificates. Registrar and Transfer Company can be reached at (800) 368-5948 or on their website at http://www.rtco.com, or you can write to them at the following address:

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572

Q:	Are there risks I should consider in deciding whether to vote for the plan of merger?

A:	Yes. We have set forth a non-exhaustive list of risk factors that you should consider carefully in connection with the merger in the section entitled “Risk Factors” beginning on page 23.

Q:	Can I dissent and require appraisal of my shares?

A:	No. Under South Carolina law, TSFG’s shareholders are not entitled to appraisal rights in connection with the merger. See “The Merger — No Dissenters’ Rights of Appraisal” beginning on page 56.

Q:	Who can help answer my additional questions about the merger or voting procedures?

A:	If you have questions about the merger, you should contact:

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022
Toll free telephone: (877) 717 3929
Brokers and banks, please call: (212) 750 5833

COMPARATIVE PER SHARE DATA

The following tables present, as at the dates and for the periods indicated, selected historical and pro forma consolidated per share financial information of TD and TSFG.

You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements and accompanying notes of TD and TSFG incorporated into this proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 96.

The pro forma amounts in the tables below are presented for informational purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as being necessarily indicative of the financial position or results of operations of TD or TSFG that would have actually occurred had the transaction been effective during the periods presented or of the future financial position or results of operations of TD or TSFG. The combined financial information as at or for the periods presented may have been different had the transaction actually been effective as at or during those periods. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

TD Historical and Pro Forma Common Share Data

The following table presents, in Canadian dollars and in U.S. dollars, the earnings per share, dividends per share and book value per share with respect to TD on a historical basis and pro forma combined basis giving effect to the transaction and assuming that no TSFG shareholder makes a cash election. The TD pro forma combined amounts are presented as if the transaction had been effective for the period presented based on the purchase method of accounting. The TD pro forma combined amounts do not include any cost savings or revenue enhancements which may arise from the transaction, and do not include restructuring or integration costs.

	As at and for the
	Six Months Ended				As at and for the Year Ended
	April 30, 2010				October 31, 2009
	(C$)(2)		(U.S.$)(1)		(C$)		(U.S.$)(1)

Basic Earnings Per Share:
TD historical (Canadian GAAP)	C$	2.76	US$	2.65	C$	3.49	US$	2.98
TD historical (U.S. GAAP)		2.33		2.24		4.25		3.63
TD pro forma combined (Canadian GAAP)(3)		2.29		2.20		2.53		2.15
TD pro forma combined (U.S. GAAP)(3)		1.86		1.79		3.29		2.80
Diluted Earnings Per Share:
TD historical (Canadian GAAP)		2.74		2.63		3.47		2.97
TD historical (U.S. GAAP)		2.31		2.22		4.23		3.62
TD pro forma combined (Canadian GAAP)(3)		2.28		2.19		2.52		2.14
TD pro forma combined (U.S. GAAP)(3)		1.85		1.78		3.28		2.79
Dividends Per Share:
TD historical and pro forma(4)		1.22		1.17		2.44		2.09
Book Value Per Share at Period End:
TD historical (Canadian GAAP)		40.35		39.89		41.13		38.18
TD historical (U.S. GAAP)		39.54		39.08		39.89		37.02
TD pro forma combined (Canadian GAAP)(3)		39.92		39.47		40.23		37.39
TD pro forma combined (U.S. GAAP)(3)		39.11		38.67		38.98		36.24

(1)	TD historical and pro forma combined amounts (except with respect to book value per share at period end) have been converted into U.S. dollars based on the average U.S. dollar/Canadian dollar exchange rate during the six months ended April 30, 2010 of 1.040 and the year ended October 31, 2009 of 1.170. The average exchange rate is calculated as the average of the noon rate on each day during the period as reported by the Bank of Canada. The TD historical and pro forma combined book value per share at period end has been converted into U.S. dollars using the U.S. dollar/Canadian dollar exchange rate as at April 30, 2010 of 1.012 at October 31, 2009 of 1.077. TD historical and pro forma dividend amounts have been converted into U.S. dollars based on the exchange rate used on each dividend payment date as reported by the Bank of Canada.

(2)	TSFG balances included in the pro forma combined amounts (except with respect to book value per share at period end) have been converted into Canadian dollars based on the average U.S. dollar/Canadian dollar exchange rate during the six months ended June 30, 2010 of 1.034 and the year ended December 31, 2009 of 1.142. The average exchange rate is calculated as the average of the noon rate of each day during the period as reported by the Bank of Canada.

(3)	Pro forma combined amounts are calculated by adding together the historical amounts reported by TD and TSFG based on each entity’s most recent financial information as filed with the SEC, as adjusted for (i) estimated purchase accounting adjustments to be recorded in connection with the merger (consisting of fair value adjustments for assets acquired and liabilities assumed and adjustments for intangible assets established, and the resulting amortization/accretion of these adjustments over appropriate future periods) and (ii) the estimated number of TD common shares to be issued upon close of the transaction based on the terms of the merger agreement. The pro forma adjustments assume completion of the transaction as at the beginning of the period indicated.

TD pro forma combined results for the six months ended April 30, 2010 and year ended October 31, 2009 were calculated using the latest annual financial information filed with the SEC. TSFG’s results for the six months ended June 30, 2010 and the twelve months ended December 31, 2009 have been used to calculate the TD pro forma combined results for the six months ended April 30, 2010 and the year ended October 31, 2009.

(4)	It is anticipated that the initial dividend rate will be equal to the current dividend rate of TD. Accordingly, pro forma combined dividends per TD common share represent the historical dividends per common share paid by TD.

TSFG Historical Share Data and Unaudited Pro Forma Equivalent Share Data

The following table presents, in U.S. dollars, the earnings per share, dividends per share and book value per share with respect to TSFG on a historical basis and pro forma equivalent basis. The pro forma equivalent amounts with respect to the TSFG common stock are calculated by multiplying the corresponding TD pro forma combined amount (which is described and presented under “— TD Historical and Pro Forma Common Share Data” beginning on page 14) by the exchange ratio of 0.004 TD common shares constituting the stock consideration, and assume no TSFG shareholder makes a cash election. Since TSFG and TD have different fiscal years, the pro forma equivalent for the six months ended June 30, 2010 has been compared with TD’s six months ended April 30, 2010 and the pro forma equivalent for fiscal year ended December 31, 2009 has been compared with TD’s fiscal year ended October 31, 2009.

	As at and for	As at and for
	the Six Months	the Year Ended
	Ended June 30,	December 31,
	2010	2009
	(U.S.$)	(U.S.$)

Basic Earnings Per Share:
TSFG historical	$(1.86)	$(5.22)
TSFG pro forma equivalent (Canadian GAAP)	0.01	0.01
TSFG pro forma equivalent (U.S. GAAP)	0.01	0.01
Diluted Earnings Per Share:
TSFG historical	(1.86)	(5.22)
TSFG pro forma equivalent (Canadian GAAP)	0.01	0.01
TSFG pro forma equivalent (U.S. GAAP)	0.01	0.01
Dividends Per Share:
TSFG historical	—	0.02
TSFG pro forma equivalent	0.00	0.01
Book Value Per Share at Period End:
TSFG historical(1)	1.31	3.06
TSFG pro forma equivalent (Canadian GAAP)	0.16	0.15
TSFG pro forma equivalent (U.S. GAAP)	0.15	0.14

(1)	The TSFG historical book value per share for December 31, 2009 has been adjusted for the mandatorily convertible preferred shares totaling $4.65 million which were converted into 715,383 shares of TSFG common stock in May 2010. Also excludes outstanding balances for the $347 million of Series 2008-T Preferred Stock issued to the U.S. Treasury.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

TD’s common shares are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “TD”. Effective June 7, 2010, the listing of TSFG’s common stock has been transferred from the Nasdaq Global Select Market to the Nasdaq Capital Market. TSFG’s common stock continues to trade under the trading symbol “TSFG”. The following table sets forth, for the respective calendar years and quarters indicated, the high and low closing prices per share of TSFG common stock as reported on the Nasdaq Global Select Market (prior to June 7, 2010) or the Nasdaq Capital Market (from and after June 7, 2010, as applicable), and the high and low closing prices per TD common share as reported on the New York Stock Exchange Composite Tape and the Toronto Stock Exchange. The Toronto Stock Exchange closing prices of TD common shares are presented in Canadian dollars, and the New York Stock Exchange closing prices of TSFG common stock and TD common shares are presented in U.S. dollars. For comparison purposes, the following table uses calendar quarters, but it should be noted that TD’s fiscal year end is October 31 and TSFG’s fiscal year end is December 31.

	The Nasdaq Global				The New York Stock				The Toronto Stock
	Select Market				Exchange				Exchange
	(U.S.$)				(U.S.$)				(C$)
	TSFG Common Stock				TD Common Shares				TD Common Shares
	High		Low		High		Low		High		Low

2005
Annual	U.S.$	32.20	U.S.$	25.86	U.S.$	52.85	U.S.$	38.92	C$	61.60	C$	48.15
2006
Annual		28.33		25.14		60.57		49.85		70.04		56.00
2007
Annual		27.38		15.57		76.94		57.55		76.33		64.48
2008
Annual		17.93		2.85		72.24		32.51		71.89		40.00
First Quarter		17.93		12.61		69.95		59.29		69.50		60.27
Second Quarter		14.62		3.89		72.24		61.31		71.89		62.40
Third Quarter		10.44		3.02		63.02		53.24		64.94		53.51
Fourth Quarter		9.11		2.85		60.99		32.51		64.08		40.00
2009
Annual		4.47		0.54		64.74		26.20		69.49		32.80
First Quarter		4.47		0.69		39.45		26.20		46.56		32.80
Second Quarter		2.89		1.10		53.40		34.58		61.31		43.46
Third Quarter		2.05		1.05		64.45		48.30		69.49		56.31
Fourth Quarter		1.56		0.54		64.74		57.24		69.25		61.68
2010
First Quarter		0.89		0.35		74.92		58.38		76.50		61.75
Second Quarter(1)		0.93		0.26		76.84		64.91		76.97		68.59
Third Quarter (through August 23, 2010)		0.28		0.27		72.85		64.10		74.46		68.25

(1)	Effective June 7, 2010, TSFG’s common stock is listed on the Nasdaq Capital Market.

The table below sets forth the high and low closing prices for each of the six most recent full calendar months for TSFG common stock as reported on the applicable Nasdaq market and TD common shares as reported on the New York Stock Exchange Composite Tape and the Toronto Stock Exchange. The New York Stock Exchange and Nasdaq closing prices of TSFG common stock and TD common shares are presented in U.S. dollars and the Toronto Stock Exchange closing prices of TD common shares are presented in Canadian dollars.

	The Nasdaq Global		The New York Stock		The Toronto Stock
	Select Market		Exchange		Exchange
	(U.S.$)		(U.S.$)		(C$)
	TSFG Common		TD Common		TD Common
	Stock		Shares		Shares
	High	Low	High	Low	High	Low

February 2010	0.57	0.35	63.89	58.45	67.24	62.69
March 2010	0.89	0.56	74.92	64.76	76.50	67.55
April 2010	0.93	0.66	76.84	73.01	76.97	73.41
May 2010	0.77	0.27	74.91	65.81	75.70	70.32
June 2010	0.29	0.26	71.98	64.91	73.63	68.59
July 2010	0.28	0.27	71.61	64.10	74.46	68.25

The table below sets forth the closing sale prices of TD common shares as reported on the New York Stock Exchange Composite Tape and TSFG common stock as reported on the Nasdaq Global Select Market and Nasdaq Capital Market, respectively, on May 14, 2010, the last trading day before the public announcement of the merger, and August 23, 2010, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also sets forth the equivalent pro forma sale price of TSFG common stock on each of these dates, as determined by multiplying the applicable closing sale price of TD common shares on the New York Stock Exchange by the exchange ratio of 0.004 and assuming no cash election is made. We urge you to obtain current market quotations for both TD common shares and TSFG common stock.

			TSFG Common Stock Pro
			Forma Equivalent
		TSFG	(Assuming No
	TD Common	Common	Cash Election)
	Shares (U.S.$)	Stock (U.S.$)	(U.S.$)

May 14, 2010	$70.89	$0.67	$0.28
August 23, 2010	$67.05	$0.2760	$0.2682

The table below sets forth the dividends declared per TD common share and per share of TSFG common stock for the fiscal years ended 2005, 2006, 2007, 2008 and 2009. TD’s fiscal year end is October 31 and TSFG’s fiscal year end is December 31.

	Declared Dividends
	TD		TD		TSFG
	(C$)(1)		(U.S.$)(1)(2)		(U.S.$)

Fiscal Year Ended
2005	C$	1.58	U.S.$	1.17	U.S.$	0.65
2006		1.78		1.46		0.69
2007		2.11		1.98		0.73
2008		2.36		2.23		0.22
2009		2.44		2.09		0.02

(1)	Dividends declared during fiscal quarters ended January 31, April 30, July 31 and October 31.

(2)	TD dividends have been converted into U.S. dollars based on the exchange rate as reported by the Bank of Canada on each dividend payment date.

CURRENCY EXCHANGE RATE DATA

The following tables show, for the date or periods indicated, certain information regarding the U.S. dollar/Canadian dollar exchange rate and the Canadian dollar/U.S. dollar exchange rate. The information is based on the noon buying rate as reported by the Bank of Canada.

	C$ per		U.S.$ per
	U.S.$1.00		C$1.00

May 14, 2010 (the last trading day before public announcement of the merger)	C$	1.0344	U.S.$	0.9667
August 23, 2010	C$	1.0523	U.S.$	0.9503

	Average Rate(1)
	C$ per		U.S.$
	U.S.$1.00		per C$1.00

Year Ended October 31,
2005	C$	1.2175	U.S.$	0.8213
2006		1.1386		0.8783
2007		1.1003		0.9089
2008		1.0275		0.9732
2009		1.1693		0.8552
Six Months Ended April 30,
2009		1.2359		0.8091
2010		1.0397		0.9618

(1)	The average rate is calculated as the average of the noon buying rate as reported by the Bank of Canada on the last day of each month during the period.

The following table shows the high and low U.S. dollar/Canadian dollar exchange rates for each of the months indicated. The information is based on the noon buying rate as reported by the Bank of Canada.

	High		Low
	(C$ per U.S.$1.00)

February 2010	C$	1.0734	C$	1.0420
March 2010		1.0421		1.0113
April 2010		1.0201		0.9961
May 2010		1.0778		1.0116
June 2010		1.0648		1.0138
July 2010		1.0678		1.0256

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TD

The following table sets forth certain selected consolidated financial information of TD prepared in accordance with generally accepted accounting principles in Canada (which we refer to in this document as Canadian GAAP), except as otherwise indicated. The information as at and for each of the years in the five-year period ended October 31, 2009 has been derived from the consolidated financial statements of TD as filed with the SEC. The information as at and for the six-month periods ended April 30, 2010 and April 30, 2009 has been derived from the unaudited interim consolidated financial statements of TD and the notes thereto filed by TD with the SEC, which reflect, in the opinion of TD’s management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. Results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the fiscal year as a whole. The information presented below is only a summary and should be read in conjunction with the respective audited financial statements of TD, including the notes thereto, incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 96.

Amounts determined under generally accepted accounting principles in the U.S. (which we refer to in this document as U.S. GAAP) are different from those determined under Canadian GAAP. For a reconciliation to U.S. GAAP of TD’s consolidated financial statements for the six months ended April 30, 2010, see TD’s Form 6-K for the six months ended April 30, 2010, filed with the SEC on May 27, 2010, and for a discussion of the principal differences between Canadian GAAP and U.S. GAAP and a reconciliation to U.S. GAAP of TD’s consolidated financial statements for the year ended October 31, 2009, see Exhibit 99.4 to TD’s Form 40-F for the year ended October 31, 2009, filed with the SEC on December 3, 2009, which Exhibit 99.4 is incorporated by reference in this proxy statement/prospectus. A reconciliation to U.S. GAAP for other periods presented is included in the notes to the applicable historical consolidated financial statements of TD filed by TD with the SEC. See “Where You Can Find More Information” beginning on page 96.

	At and for the Six
	Months Ended April 30,		Fiscal Year Ended October 31,
	2010	2009	2009	2008	2007		2006		2005
	(C$ in millions, except per share data and ratios)

Operations Data:
Interest income	8,518	10,103	18,887	19,584	17,852		15,569		12,776
Interest expense	2,879	4,435	7,561	11,052	10,928		9,198		6,768
Net interest income	5,639	5,668	11,326	8,532	6,924		6,371		6,008
Provision for (recovery of) credit losses	882	1,402	2,480	1,063	645		409		55
Net interest income after credit loss provision	4,757	4,266	8,846	7,469	6,279		5,962		5,953
Other income	4,165	2,807	6,534	6,137	7,357		6,821	†	5,951	†
Non-interest expenses	5,934	6,071	12,211	9,502	8,975		8,815	†	8,844	†
Dilution gain (net)	0	0	0	0	0		1,559		0
Net income (loss)	2,473	1,198	3,120	3,833	3,997		4,603		2,229
Net income (loss) (U.S. GAAP basis)	2,115	2,297	3,792	3,922	4,108		4,618		2,144
Preferred dividends	97	70	167	59	20		22		0
Net income (loss) applicable to common shares	2,376	1,128	2,953	3,774	3,977		4,581		2,229
Net income (loss) applicable to common shares (U.S. GAAP basis)	2,005	2,214	3,599	3,828	4,053		4,559		2,089
Per Common Share:
Net income (basic)	2.76	1.34	3.49	4.90	5.53		6.39		3.22
Net income (basic) (U.S. GAAP basis)	2.33	2.63	4.25	4.97	5.64		6.36		3.02
Net income (fully diluted)	2.74	1.34	3.47	4.87	5.48		6.34		3.20
Net income (fully diluted) (U.S. GAAP basis)	2.31	2.63	4.23	4.93	5.59		6.31		3.00
Cash dividends declared	1.22	1.22	2.44	2.36	2.11		1.78		1.58
Book value (period end)	40.35	43.47	41.13	36.78	29.23		26.77		22.29
Consolidated Balance Sheet (period end):
Total assets	573,905	575,628	557,219	563,214	422,124		392,914		365,210
Total assets (U.S. GAAP basis)	542,157	515,389	518,176	497,612	428,602		400,616		371,746
Loans (net)	254,001	242,813	253,128	219,624	175,915		160,608		152,243
Deposits	404,492	401,955	391,034	375,694	276,393		260,907		246,981
Subordinated notes	12,328	12,469	12,383	12,436	9,449		6,900		5,138
Total shareholders’ equity	38,424	40,372	38,720	31,674	21,404		19,632		15,866
Common shares outstanding (in millions)	868.2	850.6	858.8	810.1	717.8		717.4		711.8
Selected Ratios:
Return on total common equity	13.5	6.4	8.4	14.4	19.3		25.5		15.3
Net impaired loans net of specific allowance as a % of net loans 0.2	0.9	0.5	0.7	0.4	0.2	†	0.2	†	0.1	†
Efficiency ratio(1)	60.5	71.6	68.4	64.8	62.8		59.8	†	74.0	†

	At and for the Six
	Months Ended April 30,		Fiscal Year Ended October 31,
	2010	2009	2009	2008	2007	2006	2005
	(C$ in millions, except per share data and ratios)

Provision for credit losses as a % of net average loans	0.68	1.12	0.97	0.50	0.37	0.25	0.04
Tier 1 capital to risk weighted assets(2)	12.0	10.8	11.3	9.8	10.3	12.0	10.1
Total capital to risk-weighted assets(2)	15.5	14.2	14.9	12.0	13.0	13.1	13.2
Common dividend payout ratio	44.3	91.7	70.3	49.0	38.1	27.9	49.3

*	In accordance with Canadian GAAP, TD adopted amendments to the accounting standard on financial instruments — disclosure and presentation on a retroactive basis with restatement of prior period comparatives. The amounts disclosed above reflect these amendments.

†	These comparative amounts/ratios have been reclassified/recalculated to conform to the current period’s presentation.

(1)	Non-interest expenses, as a percentage of total revenue.

(2)	Risk-weighted assets are determined in accordance with applicable Canadian bank regulations.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TSFG

The following table sets forth certain selected consolidated financial information of TSFG prepared in accordance with U.S. GAAP. This information as at and for each of the years in the five year period ended December 31, 2009 has been derived from the consolidated financial statements of TSFG and notes to the consolidated financial statements as filed with the SEC. The information as at and for the six-month periods ended June 30, 2010 and June 30, 2009 has been derived from the unaudited consolidated financial statements of TSFG and the notes thereto filed by TSFG with the SEC, which reflect, in the opinion of TSFG’s management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. Results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the fiscal year as a whole. The information presented below is only a summary and should be read in conjunction with the respective audited and unaudited financial statements of TSFG, including the notes thereto, incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 96.

	At or for the Six
	Months Ended June 30		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(US$ and shares in thousands, except per share data, ratios, branch offices and employees)

Earnings Summary
Net interest income	$142,993	$170,948	$331,532	$380,163	$382,781	$401,371	$409,056
Noninterest income	58,097	56,013	118,033	121,967	113,712	118,210	43,893
Total revenue	201,090	226,961	449,565	502,130	496,493	519,581	452,949
Provision for loan losses	209,007	273,964	668,904	344,589	68,568	32,789	40,592
Noninterest expenses	389,106	226,429	419,121	792,233	321,249	326,244	316,736
(Loss) income from continuing ops	(390,139)	(164,079)	(676,254)	(547,118)	73,276	112,866	70,217
Net (loss) income	(390,139)	(164,079)	(676,254)	(547,118)	73,276	112,866	69,821
Net (loss) income available to common shareholders	(400,732)	(202,296)	(736,943)	(568,776)	72,611	112,348	69,653
Per Common Share
Basic:
(Loss) income from continuing ops	$(1.86)	$(2.34)	$(5.22)	$(7.78)	$0.99	$1.50	$0.96
Net (loss) income	(1.86)	(2.34)	(5.22)	(7.78)	0.99	1.50	0.95
Diluted:
(Loss) income from continuing ops	(1.86)	(2.34)	(5.22)	(7.78)	0.98	1.49	0.94
Net (loss) income	(1.86)	(2.34)	(5.22)	(7.78)	0.98	1.49	0.93
Average common shares outstanding:
Basic	215,756	86,629	141,208	73,137	73,618	74,940	73,307
Diluted	215,756	86,629	141,208	73,137	74,085	75,543	74,595
Cash dividends declared	$—	$0.02	$0.02	$0.22	$0.73	$0.69	$0.65
Common book value (period end)	1.31	6.18	3.05	14.12	21.40	20.73	19.90
Market price (period end)	0.27	1.19	0.64	4.32	15.63	26.59	27.54
Balance Sheet Data (period end)
Loans held for investment	$7,658,395	$9,306,009	$8,386,127	$10,192,072	$10,213,420	$9,701,867	$9,439,395
Allowance for credit losses	400,678	289,680	373,126	249,874	128,695	112,688	109,350
Securities	2,145,352	1,891,102	2,222,917	2,094,367	1,990,570	2,743,518	3,092,064
Intangible assets	13,690	240,932	229,825	246,020	678,182	685,568	691,758
Total assets	11,595,369	12,588,231	11,894,982	13,602,326	13,877,584	14,210,516	14,319,285
Customer funding(1)	7,936,832	7,663,645	7,666,801	7,989,962	8,178,471	8,392,597	8,201,571
Deposits	9,429,153	9,388,652	9,296,212	9,405,717	9,788,568	9,516,740	9,234,437
Long-term debt	1,116,206	1,126,435	1,116,869	707,769	698,340	1,130,475	1,922,151
Shareholders’ equity	616,821	1,509,253	993,174	1,620,531	1,550,308	1,562,032	1,486,907

	At or for the Six
	Months Ended June 30		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(US$ and shares in thousands, except per share data, ratios, branch offices and employees)

Balance Sheet Data (Averages)
Loans	$8,064,542	$10,030,953	$9,478,536	$10,374,423	$10,013,387	$9,621,846	$8,883,837
Securities (excludes unrealized gains, losses on available for sale securities)	2,206,168	2,023,286	2,018,845	2,087,745	2,525,317	3,043,385	4,388,351
Total earning assets(2)	10,888,059	12,152,879	11,673,702	12,478,993	12,545,223	12,692,872	13,307,956
Total assets	11,962,444	13,319,542	12,819,697	13,833,355	14,044,565	14,202,649	14,752,973
Customer funding(1)	7,869,569	7,795,697	7,723,889	8,065,982	8,216,762	8,077,605	7,606,071
Shareholders’ equity	936,412	1,570,266	1,450,273	1,558,081	1,543,552	1,506,195	1,463,125
Performance Ratios
Return on average assets	(6.58)%	(2.48)%	(5.28)%	(3.96)%	0.52%	0.79%	0.47%
Return on average equity	(84.02)	(21.07)	(46.63)	(35.11)	4.75	7.49	4.77
Net interest margin (tax-equivalent)(2)	2.65	2.87	2.88	3.09	3.10	3.22	3.12
Tangible equity to tangible assets	5.21	10.27	6.54	10.29	6.61	6.48	5.83
Dividend payout ratio	n/m	n/m	n/m	n/m	73.74	46.31	69.15
Credit Quality
Nonperforming loans	$460,617	$464,941	$399,046	$365,664	$80,191	$37,168	$33,255
Nonperforming assets	608,451	560,693	522,360	414,657	88,467	41,509	43,977
Nonperforming assets as a % of loans and foreclosed property	7.76%	5.94%	6.13%	4.04%	0.86%	0.43%	0.46%
Nonperforming assets as a % of total assets	5.25	4.45	4.39	3.05	0.64	0.29	0.31
Net charge-offs to average loans HFI (annualized)	4.55	4.63	5.72	2.16	0.53	0.28	0.36
Allowance for credit losses as a % of loans HFI	5.23	3.11	4.45	2.45	1.26	1.16	1.16
Operations Data
Branch offices	176	177	177	180	172	167	172
Employees (full-time equivalent)	2,066	2,345	2,214	2,505	2,474	2,618	2,607

(1)	Customer funding is total deposits less brokered deposits plus customer sweeps.

(2)	Prior to first quarter 2010, interest-bearing balances held at the Federal Reserve were included in non-earning assets, and the related interest income was utilized to offset certain Federal Reserve account charges. Beginning first quarter 2010, these cash balances were included in interest-bearing bank balances, with amounts from prior periods reclassified to conform to the current presentation. The related amounts of interest income are prospectively included in net interest income beginning in first quarter 2010.

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement/prospectus, you should carefully consider the matters described below relating to the proposed merger in deciding whether to vote for approval of the plan of merger. Although TD and TSFG believe that the matters described below cover the material risks related to the merger, they may not contain all of the information that is important to you in evaluating the merger. Accordingly, we urge you to read this entire proxy statement/prospectus, including the appendices and the information included or incorporated by reference in this document. Please also refer to the additional risk factors identified in the periodic reports and other documents of TD and TSFG incorporated by reference into this proxy statement/prospectus and listed in the section entitled “Where You Can Find More Information” beginning on page 96.

Because the exchange ratio for the stock consideration is fixed and the market price of TD common shares may fluctuate, if you do not make a cash election, you cannot be certain of the dollar value of the stock consideration that you will receive upon completion of the merger.

Upon completion of the merger, each TSFG shareholder of record will be entitled to receive, in exchange for each share of TSFG common stock owned by such shareholder either (1) $0.28 in cash, if a cash election is effectively made with respect to such share or (2) 0.004 TD common shares, plus cash in lieu of any fractional share interests. Because the exchange ratio for the stock consideration of 0.004 TD common shares is fixed, the value of the TD common shares that may be issued to you as stock consideration in the merger will depend on the market price of TD common shares at the time they are issued. There will be no adjustment to the fixed number of TD common shares that may be issued to you as stock consideration based upon changes in the market price of TD common shares or TSFG common stock prior to the closing.

The market price of TD common shares at the time the merger is completed may vary from the price of TD common shares on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the special meeting as a result of various factors that are beyond the control of TD and TSFG, including the following:

•	changes in the business, operations or prospects of TD or TSFG;

•	governmental or regulatory developments, including any limitations on or conditions to consummation of the merger;

•	changes in the interest rate environment;

•	changes in general economic conditions and the outlook for economic conditions;

•	changes in securities markets, including changes due to terrorist activities, other world events or other factors;

•	changes in currency exchange rates including changes in U.S. dollar/Canadian dollar exchange rates which may affect the trading prices of TD’s common shares as reported in U.S. dollars; and

•	the timing of the completion of the merger.

In addition to the approval of TSFG’s shareholders, completion of the merger is subject to receipt of regulatory approvals and satisfaction of other conditions that may not occur until some time after the special meeting. Therefore, at the time of the special meeting you will not know the precise U.S. dollar value of the stock consideration you may become entitled to receive at the effective time of the merger. You are urged to obtain a current market quotation for TD common shares.

Upon completion of the merger, holders of TSFG common stock not making a cash election will become holders of TD common shares, and the market price for TD common shares may be affected by factors different from those that historically have affected TSFG.

Upon completion of the merger, holders of TSFG common stock not making a cash election will become holders of TD common shares. TD’s businesses differ from those of TSFG, and accordingly the results of operations of TD will be affected by some factors different from those currently affecting the results of operations of TSFG. For a discussion of the businesses of TSFG and TD and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 96.

If you deliver your shares of TSFG common stock to the exchange agent to make a cash election, you will not be able to sell those shares, unless you revoke your cash election prior to the election deadline or unless the merger agreement is terminated.

If you want to make a cash election, you must deliver a properly completed and signed form of cash election covering the shares of TSFG common stock for which you wish to make a cash election to the exchange agent together with stock certificates representing those shares of TSFG common stock, a book-entry delivery of shares or a guarantee of delivery as described in the form of cash election. The deadline for doing this is 5:00 p.m., New York City time, on September 28, 2010, the day of the special meeting of TSFG shareholders, unless the completion of the merger will occur more than four business days following the date of this special meeting, in which case the election deadline will be extended until two business days before the completion of the merger. After you submit a form of cash election, under the terms of the cash election, you will not be able to sell any shares of TSFG common stock covered by your form of cash election, regardless of whether those shares are held in certificated or book entry form, unless you revoke your cash election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to sell your shares of TSFG common stock covered by a form of cash election prior to completion of the merger. In the time between your submission of a form of cash election and the completion of the merger, the trading price of TSFG common stock may change, and you might otherwise want to sell your shares of TSFG common stock covered by a form of cash election to gain access to cash, make other investments, or reduce the potential for an adverse change in the value of your investment.

Some directors and executive officers of TSFG have interests in the merger that may differ from the interests of shareholders including, if the merger is completed, the receipt of financial and other benefits.

In considering the recommendation of TSFG’s board of directors, you should be aware that some executive officers and directors of TSFG may have interests in the merger that are different from, or in addition to, your interests.

These interests are described in more detail in the section entitled “The Merger — Interests of TSFG’s Executive Officers and Directors in the Merger” beginning on page 43.

The merger agreement contains provisions that may discourage other companies from trying to acquire TSFG for greater merger consideration.

The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to TSFG that might result in greater value to TSFG’s shareholders than the proposed merger. These provisions include a general prohibition on TSFG from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions and the requirement that TSFG pay a termination fee of up to $7.62 million if the merger agreement is terminated in specified circumstances. The termination fee may result in a potential competing acquiror proposing to pay a lower per share price to acquire TSFG than it might otherwise have proposed to pay. For further information, please see the section entitled “Proposal No. 1: The Merger Agreement — Termination Fees and Expenses” beginning on page 71.

In addition, pursuant to the share purchase agreement, as of the record date for the special meeting, TD held 100 shares of Series M Preferred Stock that vote as a single class with TSFG’s common stock and have voting power equal to 39.9% of the total voting power of holders of TSFG capital stock entitled to vote. In addition, TD also owns 10,000,000 shares of TSFG’s common stock, which it purchased in the open market, representing (together with the Series M Preferred Stock) 42.7% of the total voting power of holders of TSFG capital stock entitled to vote at the special meeting, which could make it more difficult for a third party to acquire TSFG prior to completion of the merger or termination of the merger agreement.

The merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on TD, or, if not obtained, could prevent completion of the merger.

We cannot complete the merger unless we receive various consents, orders, approvals and clearances from the Federal Reserve Board, the Superintendent of Financial Institutions of Canada, the State Board of Financial Institutions of the State of South Carolina and other bank regulatory, antitrust and other authorities in the U.S. On July 22, 2010, the Federal Reserve Board of Governors announced its approval of the application of TD and its subsidiary bank holding companies to acquire TSFG and its subsidiary bank. The approval required TSFG to enter into an agreement to divest certain branches in the Palatka banking market prior to consummation of the Merger and TSFG did so on August 8, 2010. TD filed an application with, and has obtained the conditional approval of, the State Board of Financial Institutions of the State of South Carolina. Authorities who have not yet approved the transactions may impose conditions on the completion of the merger or require changes to the terms of the merger. While TD and TSFG do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of imposing additional costs on or limiting the revenues of TD following the merger, any of which may have an adverse effect on TD. See “The Merger — Regulatory Matters Related to the Merger and Stock Exchange Listings” beginning on page 52 and “Proposal No. 1: The Merger Agreement — Conditions to the Merger” beginning on page 69. In addition, if any action is taken or legal or regulatory restrictions or conditions deemed applicable to the merger that would be reasonably likely to have a material adverse effect on TSFG or TD (assuming, for this purpose, that TD is an entity the size of TSFG in terms of financial metrics), TD may elect not to consummate the merger.

Certain rights of TSFG shareholders who do not make a cash election will change as a result of the merger.

Following the completion of the merger, TSFG shareholders who do not make a cash election will no longer be shareholders of TSFG, a South Carolina corporation, but will instead be shareholders of TD, a Canadian chartered bank. There will be certain differences between your current rights as a shareholder of TSFG, on the one hand, and the rights to which you will be entitled as a shareholder of TD, on the other hand. For a more detailed discussion of the differences in the rights of shareholders of TSFG and TD, see “Comparison of Shareholder Rights” beginning on page 84.

TD’s consolidated results of operations may be negatively impacted by foreign currency fluctuations.

A substantial portion of TD’s consolidated revenues following the transaction will be earned in non-Canadian currencies, primarily U.S. dollars. For purposes of financial reporting under Canadian GAAP, revenues and expenses denominated in non-Canadian currencies are translated into Canadian dollars at the average exchange rates prevailing during the year. TD will continue to report its financial results in Canadian dollars in accordance with Canadian GAAP. The revenues that are earned in currencies other than Canadian dollars are subject to unpredictable fluctuations if the values of non-Canadian currencies change relative to the Canadian dollar. Such fluctuations could decrease TD’s revenues earned in non-Canadian currencies and have a material adverse impact on its business.

TD expects to maintain its status as a “foreign private issuer” in the U.S. and thus will be exempt from a number of rules under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and will be permitted to file less information with the SEC than a company incorporated in the United States.

As a “foreign private issuer,” TD is exempt from rules under the Exchange Act that impose disclosure requirements, as well as procedural requirements, for proxy solicitations under Section 14 of the Exchange Act. In addition, TD’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. In addition, TD is permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare its disclosure documents filed under the Exchange Act in accordance with Canadian disclosure requirements, including preparing its financial statements in accordance with Canadian GAAP, which differ in some respects from U.S. GAAP.

TD is chartered under the laws of Canada and a substantial portion of its assets are, and many of its directors and officers reside, outside of the United States. As a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States in Canada.

TD is chartered under the laws of Canada. A substantial portion of TD’s assets are located outside the United States, and many of TD’s directors and officers and some of the experts named in this proxy statement/prospectus are residents outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon TD and those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of TD and such directors, officers or experts under the United States federal securities laws. There is uncertainty as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of the civil liabilities predicated upon the United States federal securities laws.

Nasdaq may delist the shares of TSFG common stock as a result of the issuance of the Series M Preferred Stock to TD without shareholder approval which may adversely affect the market price and liquidity of the shares of TSFG’s common stock. If the merger is not consummated and TSFG is unable to relist its common stock on the Nasdaq Capital Market, the market price and liquidity of the shares of TSFG common stock may be further adversely affected.

As discussed under “The Merger — Background of the Merger” and “— Nasdaq Matters”, TSFG’s audit committee determined that the issuance of the Series M Preferred Stock to TD without shareholder approval was necessary to avoid seriously jeopardizing the financial viability of TSFG, as contemplated by Nasdaq Rule 5635(f). Following announcement of the merger, however, the staff of Nasdaq informed TSFG that it has interpreted Rule 5635(f) to not apply in the specific context of the merger. Because there is no process for appealing this conclusion other than as part of the delisting appeal process, because the TD preferred share issuance remains an important requirement under the terms of the proposed transaction, and because the TSFG board determined that the issuance is in the best interests of TSFG, its shareholders and other constituents, TSFG completed the issuance of the Series M Preferred Stock to TD on August 23, 2010. On August 23, 2010, TSFG received a letter from Nasdaq stating that TSFG had failed to comply with Nasdaq Listing Rules 5635(b), 5635(d) and 5640 and had taken action that raises public interest concerns under Listing Rule 5100. The letter stated that TSFG’s common stock would be delisted from Nasdaq on September 1, 2010 unless TSFG requested a hearing before the Nasdaq Listing Qualifications Hearing Panel prior to August 30, 2010. In response to the letter, TSFG intends to request an oral hearing before the Nasdaq Listing Qualifications Hearing Panel to appeal the Nasdaq staff’s delisting determination. Meanwhile, TSFG’s common stock will continue to trade on the Nasdaq Capital Market until a written decision is rendered by the Nasdaq Listing Qualifications Hearing Panel. TSFG cannot predict the timing or outcome of this process, but if shares of TSFG common stock were to be delisted prior to completion of the merger, the trading price and liquidity levels would likely be negatively impacted.

If the shares of TSFG common stock are ultimately delisted from the Nasdaq Capital Market, there is no guarantee that they will begin trading on the Over-the-Counter Bulletin Board, the “Pink Sheets” or any other established market. The delisting of TSFG’s common stock would likely negatively impact the trading price of TSFG common stock and result in a reduction of the liquidity of the common stock. Delisting could reduce the ability of holders of TSFG’s common stock to purchase or sell shares as quickly and as inexpensively as they could have done in the past. In addition, following any delisting, certain investors may become obligated by law or contractual mandate to sell their shares of TSFG common stock, TSFG common stock would not be eligible for margin loans and TSFG common stock would be subject to Rule 15g-9 of the Exchange Act.

If the merger is not consummated, TSFG may not be able to meet the criteria for relisting its shares of common stock on the Nasdaq Capital Market due to certain listing requirements. The listing requirements include a minimum bid price of $4.00 per share and a market value of publicly held shares of at least $15 million. The inability to relist the shares of TSFG common stock following any termination of the merger agreement may have further negative effects on the market price and liquidity of TSFG’s common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement/prospectus, including those relating to TD’s and TSFG’s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “should,” “may” or similar expressions, are forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, which we refer to in this document as the Securities Act. Without limiting the generality of the preceding sentence, statements contained in the sections “The Merger — TSFG’s Reasons for the Merger,” “— Opinion of TSFG’s Financial Advisor,” and “— TD’s Reasons for the Merger” include forward-looking statements. These statements are not historical facts but instead represent only TD’s and/or TSFG’s expectations, estimates and projections regarding future events.

The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. The future results and shareholder values of TD and TSFG may differ materially from those expressed in the forward-looking statements contained or incorporated by reference in this proxy statement/prospectus due to, among other factors, the matters set forth under “Risk Factors” beginning on page 23, the parties’ ability to obtain the regulatory and other approvals required for the merger on the terms and within the time expected, the risk that TD will not be able to integrate successfully the businesses of TSFG or that such integration will be more time consuming or costly than expected, the risk that expected synergies and benefits of the merger will not be realized within the expected time frame or at all, the risk of deposit attrition, increased operating costs, customer loss, employee loss and business disruption following the merger and the factors detailed in each company’s filings with the SEC, including the factors detailed in TD’s Form 40-F for its fiscal year ended October 31, 2009, TD’s reports on Form 6-K and TSFG’s annual report on Form 10-K for the year ended December 31, 2009 and TSFG’s quarterly reports on Form 10-Q and current reports on Form 8-K.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus, in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference into this proxy statement/prospectus, in the case of forward-looking statements made in those incorporated documents. Neither TD nor TSFG undertakes any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE SPECIAL MEETING

This section contains information for TSFG shareholders about the special meeting that TSFG has called to allow its shareholders to consider and approve the plan of merger contained in the merger agreement. TSFG is mailing this proxy statement/prospectus to its shareholders on or about August 26, 2010. Together with this proxy statement/prospectus, TSFG is sending a notice of the special meeting and a form of proxy that TSFG’s board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the meeting.

Date, Time and Place

The special meeting will be held on September 28, 2010, at 10:30 a.m. local time at Poinsett Plaza, 2nd Floor, 104 South Main Street, Greenville, SC 29601.

Matters to be Considered

At the special meeting, TSFG shareholders will be asked to:

•	approve the plan of merger contained in the merger agreement; and

•	approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies.

Proxies

If you are a registered shareholder (that is, you hold stock certificates registered in your own name), you may attend the special meeting and vote in person, or you may vote by proxy. You may vote by proxy by completing and returning the proxy card accompanying this proxy statement/prospectus or by telephone or through the Internet by following the instructions described on your proxy card. If your shares are held through a bank, broker or other nominee (that is, if your shares are held in “street name”), you will receive separate voting instructions from your bank, broker or other nominee with your proxy materials. Although most banks, brokers and other nominees offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements. You can revoke a proxy at any time before the vote is taken at the special meeting by submitting a properly executed proxy of a later date by mail, telephone or Internet, or by attending the special meeting and voting in person. Communications about revoking TSFG proxies should be addressed to:

The South Financial Group, Inc.
104 South Main Street
Poinsett Plaza, 10th Floor
Greenville, SC 29601
Attn: William P. Crawford, Jr.

If your shares are held in street name, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

All shares represented by valid proxies that TSFG receives through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the approval of the plan of merger and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies. TSFG’s board of directors is currently unaware of any other matters that may be presented for action at the special meeting. If other matters properly come before the special meeting, or at any adjournment or postponement of the meeting, TSFG intends that shares represented by properly submitted proxies will be voted, or not voted, by and in accordance with the best judgment of the persons named as proxies on the proxy card.

Solicitation of Proxies

TSFG will bear the entire cost of soliciting proxies from its shareholders, except that TD and TSFG will share equally the costs of filing, printing and mailing this proxy statement/prospectus. In addition to solicitation of proxies by mail, TSFG will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of TSFG common stock and secure their voting instructions, if necessary. TSFG will reimburse the record holders for their reasonable expenses in taking those actions.

TSFG has also made arrangements with Innisfree M&A Incorporated to assist in soliciting proxies in connection with approval of the plan of merger and in communicating with shareholders and has agreed to pay it up to $100,000 plus disbursements for these services. Proxies may also be solicited by directors, officers and employees of TSFG in person or by telephone or other means, for which such persons will receive no special compensation.

Record Date and Quorum

TSFG’s board of directors has fixed the close of business on August 23, 2010 as the record date for determining the holders of TSFG common stock and Series M Preferred Stock entitled to receive notice of and to vote at the special meeting.

At the record date, there were 216,401,091 shares of TSFG common stock outstanding and entitled to vote at the special meeting held by 7,493 holders of record. Each share of TSFG common stock entitles the holder to one vote at the special meeting on all matters properly presented at the meeting. At the record date, TD held 100 shares of the Series M Preferred Stock of TSFG that vote as a single class with TSFG’s common stock, representing 39.9% of the total voting power of holders of TSFG capital stock entitled to vote at the special meeting. In addition, as of the record date for the special meeting, TD also held 10,000,000 shares of TSFG common stock, representing (together with the Series M Preferred Stock) 42.7% of the total voting power of holders of TSFG capital stock entitled to vote at the special meeting. TD is required to vote its shares of Series M Preferred Stock, and has informed TSFG that intends to vote its shares of TSFG common stock, in favor of the proposal to approve the plan of merger contained in the merger agreement.

A majority of the votes entitled to be cast on the plan of merger, consisting of all outstanding shares of TSFG common stock and the Series M Preferred Stock, voting together as a single class, constitutes a quorum for transacting business at the special meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

Vote Required

Approval of the plan of merger requires the affirmative vote of a majority of the votes entitled to be cast at the special meeting by the holders of TSFG common stock and the Series M Preferred Stock, voting together as a single class. Only holders of TSFG common stock and Series M Preferred Stock are entitled to vote at the special meeting. You are entitled to one vote for each full share of TSFG common stock you held as of the record date. Approval of the proposal relating to the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies requires the affirmative vote of a majority of the votes cast on such proposal at the special meeting by the holders of TSFG common stock and the Series M Preferred Stock, voting together as a single class, even if less than a quorum.

At the record date, there were 216,401,091 shares of TSFG common stock outstanding and entitled to vote at the special meeting. Directors and executive officers of TSFG and their affiliates had the right to vote 4,018,003 shares of TSFG common stock at the special meeting, or approximately 1.12% of the voting power of the outstanding TSFG capital stock entitled to vote at the special meeting (after giving effect to the issuance of the Series M Preferred Stock). All of the members of the TSFG board of directors have indicated their intention as of August 23, 2010 to vote the shares of TSFG common stock they own (or have the power to vote or direct the vote), if any, as of the record date in favor of the approval of the plan of merger contained in the merger agreement. In addition, as of the record date for the special meeting, TD held 100 shares of Series M Preferred Stock of TSFG that votes as a single class with TSFG’s common stock and has voting power equal to 39.9% of the total voting power of holders of TSFG capital stock entitled to vote, and also held 10,000,000 shares of TSFG common stock, which it purchased in the open market, representing (together with the Series M Preferred Stock) 42.7% of the total voting power of holders of TSFG capital stock entitled to vote at the special meeting. TD is required to vote its shares of Series M Preferred Stock, and has informed TSFG that it intends to vote its shares of TSFG common stock in favor of, the proposal to approve the plan of merger contained in the merger agreement. TSFG’s board of directors urges TSFG shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage paid envelope, or to vote by telephone or through the Internet.

If you do not vote, or you abstain from voting, your shares with respect to the proposal to approve the plan of merger, it will have the same effect as a vote against the approval of the plan of merger contained in the merger agreement. If the proposal to approve the plan of merger contained in the merger agreement receives the required approval of TSFG’s shareholders and the merger is completed, your shares of TSFG common stock will be converted into the right to receive the merger consideration even though you did not vote.

The affirmative vote of a majority of the votes cast by the holders of the TSFG common stock and Series M Preferred Stock, voting together as a single class, at the special meeting is required to approve the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies. If you do not vote, or you abstain from voting, your shares with respect to the proposal to approve such adjournment or postponement, it will have no effect on such proposal.

Additionally, if you do not vote your shares with respect to the proposal to approve the plan of merger contained in the merger agreement, or the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies, then your vote will not be counted toward the quorum requirement at the TSFG special meeting called for such purpose.

Brokers cannot vote the shares that they hold beneficially either for or against the proposal to approve the plan of merger contained in the merger agreement without specific instructions from the person who beneficially owns the shares, so-called “broker non-votes.” Therefore, if your shares are held by a broker and you do not give your broker instructions on how to vote your shares, this will have the same effect as voting against the proposal to approve the plan of merger contained in the merger agreement. Abstentions also will have the same effect as a vote against the proposal to approve the plan of merger contained in the merger agreement.

Participants in TSFG Employee Plans

If you own shares of TSFG common stock in The South Financial Group, Inc. 401(k) Plan, such shares will be voted solely by the trustee of such plan pursuant to the terms of such plan and the instructions received by the trustee from plan participants. The trustees of such plan will not disclose the confidential voting directions of any individual participant or beneficiary to TSFG. If you own shares of TSFG common stock in such plan, you will be receiving a separate letter, shortly after the mailing of this proxy, from the trustee of such plan explaining the voting process with respect to such shares and you will be provided with instructions on how to direct the trustee to vote those shares.

If you own shares of TSFG common stock in the Deferred Compensation Plan, such shares will be voted solely by the trustee of such plan pursuant to the terms of such plan. You will not be entitled to vote any shares of the TSFG common stock held for your benefit under the Deferred Compensation Plan.

Voting by Telephone or Through the Internet

Many shareholders of TSFG have the option to submit their proxies or voting instructions by telephone or electronically through the Internet instead of submitting proxies by mail on the enclosed proxy card. Please note that there are separate arrangements for using the telephone and the Internet depending on whether your shares are registered in TSFG’s stock records in your name or in the name of a brokerage firm or bank. You should check your proxy card or the voting instruction form forwarded by your broker, bank or other holder of record to see which options are available.

TSFG shareholders of record may submit proxies:

•	By telephone: Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you call. You will be prompted to enter your control number(s), which is located on your proxy card, and then follow the directions given.

•	Through the Internet: Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number(s), which is located on your proxy card, to create and submit an electronic ballot.

Please note that although there is no charge to you for voting by telephone or electronically through the Internet, there may be costs associated with electronic access such as usage charges for Internet service providers and telephone companies. TSFG does not cover these costs; they are solely your responsibility. The telephone and Internet voting procedures being made available to you are valid forms of granting proxies under the SCBCA.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to TSFG shareholders, TSFG is relying upon SEC rules that permit us to deliver only one proxy statement/prospectus to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. If you share an address with another shareholder and have received only one proxy statement/prospectus, you may call us at (888) 592-3001 or write us as specified below to request a separate copy of this document and we will promptly send it to you at no cost to you:

The South Financial Group, Inc.
104 South Main Street
Poinsett Plaza, 10th Floor
Greenville, SC 29601
Attn: William P. Crawford, Jr.

Recommendations of TSFG’s Board of Directors

TSFG’s board of directors has unanimously approved the plan of merger. The board of directors believes that the merger and the merger agreement are advisable and in the best interests of TSFG and its shareholders, and unanimously recommends that TSFG shareholders vote “FOR” the approval of the plan of merger and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies.

INFORMATION ABOUT THE COMPANIES

The Toronto-Dominion Bank
Toronto-Dominion Centre
P.O. Box 1
Toronto, Ontario, Canada M5K 1A2
(416) 982-8222

TD and its subsidiaries are collectively known as TD Bank Financial Group, or TDBFG. TDBFG is the sixth largest bank in North America by branches and serves more than 18 million customers in four key businesses operating in a number of locations in key financial centres around the globe: Canadian Personal and Commercial Banking, including TD Canada Trust and TD Insurance; Wealth Management, including TD Waterhouse and an investment in TD Ameritrade; U.S. Personal and Commercial Banking, including TD Bank, America’s Most Convenient Bank; and Wholesale Banking, including TD Securities. TDBFG also ranks among the world’s leading online financial services firms, with more than 6 million online customers. TDBFG had C$574 billion in assets on April 30, 2010. The Toronto-Dominion Bank trades under the symbol “TD” on the Toronto and New York Stock Exchanges.

Additional information about TD can be found on its website at http://www.td.com. The information provided on TD’s website is not part of this proxy statement/prospectus and is not incorporated herein by reference.

Additional information about TD and its subsidiaries is included in documents incorporated by reference into this document. For more information, see the section entitled “Where You Can Find More Information” on page 96.

Additional Information Relating to Certain Prior Disclosures of TD

The discussion set forth under “Capital Structure — Ratings” in the Annual Information Form filed as Exhibit 99.1 to TD’s Annual Report on Form 40-F for the year ended October 31, 2009 , “Liquidity Risk — Funding” in the Management’s Discussion and Analysis attached as Exhibit 99.2 to TD’s Annual Report on Form 40-F for the year ended October 31, 2009, “Management’s Discussion and Analysis — Liquidity Risk” in the 1st Quarter 2010 Report to Shareholders attached as Exhibit 99.1 to TD’s Report of Foreign Issuer on Form 6-K filed with the SEC on March 4, 2010 that attached as an exhibit TD’s 1st Quarter 2010 Report to Shareholders, and “Management’s Discussion and Analysis — Liquidity Risk” in the 2nd Quarter 2010 Report to Shareholders attached as Exhibit 99.1 to TD’s Report of Foreign Issuer on Form 6-K filed with the SEC on May 27, 2010 that attached as an exhibit TD’s 2nd Quarter 2010 Report to Shareholders, which reports are incorporated by reference into this proxy statement/prospectus, is amended by supplementing such discussion with the following additional information:

Credit ratings are important to TD’s borrowing costs and ability to raise funds. A ratings downgrade could potentially result in higher financing costs and reduce access to capital markets. A lowering of credit ratings may also affect TD’s ability to enter into normal course derivative or hedging transactions and impact the costs associated with such transactions. TD regularly reviews the level of increased collateral its trading counterparties would require in the event of a downgrade of TD’s credit rating. TD believes that the impact of a one notch downgrade would be minimal and could be readily managed in the normal course of business, but more severe downgrades could have a more significant impact by increasing TD’s cost of borrowing and/or requiring TD to post additional collateral for the benefit of its trading counterparties. Credit ratings and outlooks provided by the ratings agencies reflect their views and are subject to change from time to time, based on a number of factors, including TD’s financial strength, competitive position and liquidity as well as factors not entirely within TD’s control, including the methodologies used by the rating agencies and conditions affecting the financial services industry generally.

The information contained under “Capital Structure — Ratings” in the Annual Information Form with respect to the description of ratings categories of various ratings agencies is issuer-related disclosure required by Canadian law and was based solely on public statements by the respective ratings agencies available on their respective public websites.

Hunt Merger Sub, Inc.
c/o The Toronto-Dominion Bank
New York Branch
31 West 52nd Street
New York, NY 10019-6101
(212) 827-7000

Hunt Merger Sub, Inc. is a South Carolina corporation and a wholly-owned subsidiary of TD. Hunt Merger Sub, Inc. was organized solely for the purpose of effecting the merger with TSFG described in this proxy statement/prospectus. It has not carried on any activities other than in connection with the merger agreement.

The South Financial Group, Inc.
104 South Main Street
Poinsett Plaza, 10th Floor
Greenville, SC 29601
(888) 592-3001

TSFG is a bank holding company focused on serving small businesses, middle market companies, and retail customers in the Carolinas and Florida. At June 30, 2010, it had approximately $11.6 billion in total assets and 176 branch offices. TSFG operates Carolina First Bank, which conducts banking operations in North Carolina and South Carolina (as Carolina First Bank), and in Florida (as Mercantile Bank). At June 30, 2010, approximately 44% of TSFG’s total customer deposits were in South Carolina, 45% were in Florida, and 11% were in North Carolina.

Additional information about TSFG and its subsidiaries can be found on its website at http://www.thesouthgroup.com and in documents incorporated by reference into this document. The information provided on TSFG’s website is not part of this proxy statement/prospectus and is not incorporated herein by reference.

For more information, see the section entitled “Where You Can Find More Information” on page 96.

THE MERGER

The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement included as an Appendix to this document. We urge you to read carefully this entire document, including the merger agreement included as an Appendix to this document, for a more complete understanding of the merger.

TD’s and TSFG’s boards of directors have approved the merger agreement. The merger agreement provides for the acquisition of TSFG by TD through the merger of Hunt Merger Sub, Inc., a wholly-owned subsidiary of TD, with and into TSFG, with TSFG as the surviving corporation. Following the merger, TSFG will operate as a wholly-owned subsidiary of TD.

In the merger, each share of TSFG common stock will be converted into the right to receive either $0.28 in cash, if a cash election is effectively made with respect to such share, or 0.004 TD common shares, plus cash in lieu of any fractional share interests. TD common shares issued and outstanding at merger completion will remain outstanding and those stock certificates will be unaffected by the merger. TD’s common shares will continue to trade on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “TD” following the merger.

See “Proposal No. 1: The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

TSFG has been severely affected by economic deterioration and real estate downturn resulting in declining asset quality. During 2008, TSFG experienced a $568.8 million net loss available to common shareholders, which was followed by a net loss available to common shareholders of $736.9 million in 2009 and an additional $85.8 million net loss available to common shareholders in the first quarter of 2010. As of May 2010, TSFG projected that these substantial losses would continue for the foreseeable future, and in particular projected net losses of approximately $365 million in 2010 and further losses in 2011. These losses have severely depleted its capital and future losses will further erode capital levels. At March 31 of this year, TSFG’s tangible common equity ratio had declined precipitously to 2.9% (compared to 6% a year earlier) and both TSFG’s and the Carolina First Bank’s credit ratings have been reduced to “junk” status. As a result of TSFG’s severe financial challenges, on April 30, 2010, the FDIC and the South Carolina Board of Financial Institutions required Carolina First Bank to enter into a consent order, and TSFG entered into a formal written agreement with the Federal Reserve effective May 4, 2010. As discussed in TSFG’s public filings, these regulatory agreements, among other things, require that Carolina First Bank meet and maintain a minimum Tier 1 leverage ratio of 8% and a minimum total risk-based capital ratio of 12% by August 28, 2010, prohibit Carolina First Bank from originating or renewing brokered deposits without prior FDIC approval, limit the interest rates Carolina First Bank is permitted to pay on customer deposits and require TSFG to develop a capital plan addressing TSFG’s and Carolina First Bank’s current and future capital requirements. Carolina First Bank’s capital ratios are substantially lower than the minimums required by these regulatory agreements, and TSFG expects that if it does not meet those requirements in accordance with the terms of the regulatory agreements, Carolina First Bank will ultimately be subject to FDIC receivership, which will result in the insolvency of TSFG and a complete loss by its shareholders of their investment in the company.

In light of the circumstances TSFG has faced over the past several years, TSFG has undertaken numerous and exhaustive efforts to preserve and raise capital, reduce problem asset levels and stabilize earnings. These efforts began in early 2008, when TSFG raised $250 million of capital through a mandatorily convertible preferred stock issuance. TSFG raised an additional $347 million in December 2008 by selling preferred stock to the U.S. Department of the Treasury under the Treasury’s Capital Purchase Program. Due to continuing losses, these efforts were insufficient, and TSFG announced and began executing a capital plan in June 2009 to bolster its common equity. This plan enabled TSFG to raise $85 million of common equity in an underwritten public offering, $200 million from public and private exchanges of the mandatorily convertible preferred stock for common stock, and $16 million from the sale of three ancillary businesses. TSFG also took various other steps, including first reducing and then suspending all common stock, preferred stock and trust preferred securities dividends, and reducing its total loans by approximately $2.2 billion from December 31, 2008 to March 31, 2010.

Although TSFG completed over $942 million of capital actions in 2008 and 2009, those actions proved insufficient in the face of mounting losses. In the fall of 2009, TSFG began to explore the potential for a transaction or series of transactions that would enable the company to obtain a substantial capital infusion from private capital sources that would effectively recapitalize TSFG, and formed a special committee to assist in leading those efforts with management, comprised of directors M. Dexter Hagy, Jon W. Pritchett, C.B. Smith and William R. Timmons III and former director Edward J. Sebastian. Members of management, including Chief Executive Officer H. Lynn Harton and Chief Financial Officer James R. Gordon, were invited to, attended, and actively participated in the meetings of the special committee. As a result, TSFG, working with its advisors, began discussions with a number of potential capital sources. The potential investors engaged in discussions with management, led by Mr. Harton, and conducted due diligence regarding a potential recapitalization transaction. In December 2009, following discussions with its bank regulators, and in recognition of its large and growing need for a substantial amount of capital, TSFG committed to expand its efforts by proceeding on simultaneous paths in which it would seek either to obtain a substantial capital infusion from public or private investors or to sell itself to a strategic partner. Accordingly, TSFG began to approach and undertake discussions and due diligence with potential strategic partners in addition to the discussions in process with private capital sources. Working with and through its advisors, TSFG undertook a comprehensive effort to identify potential transaction partners, including parties both within and beyond its geographic footprint. Among other efforts, TSFG or its advisors contacted the principals of these potential transaction partners and distributed materials relating to the company and its business. In total, TSFG or its advisors formally contacted nineteen potential strategic acquirers and investors, and fourteen of those potential partners entered into confidentiality agreements with TSFG. Upon execution of a confidentiality agreement, parties were provided with access to an electronic data room containing extensive due diligence materials relating to TSFG, and a number of parties participated in discussions with management. In addition, six parties attended formal presentations by TSFG’s management, which were arranged by TSFG’s financial advisor, Morgan Stanley, and led by Mr. Harton, relating to a potential transaction with the Company.

Following several months of due diligence and management meetings, none of the capital sources remained interested in pursuing discussions with TSFG, with a number of such investors indicating they were not interested in pursuing an investment in TSFG because of the extent of the perceived credit losses in TSFG’s loan portfolio, as well as the risk of bank failure and seizure by the FDIC. Similarly, while TSFG sought to engage in discussions and due diligence with a number of potential strategic partners, only three potential partners engaged in comprehensive due diligence. After this diligence, two determined not to proceed with a potential transaction in view of significant anticipated credit losses in TSFG’s loan portfolio and only TD expressed a willingness to continue to explore a potential transaction.

Throughout this period and through the announcement of the merger on May 17, 2010, the TSFG board of directors met periodically to receive updates and engage in discussions regarding the status of TSFG’s financial condition, the results of its efforts to seek a transaction and the status of the discussions with the bank regulatory authorities. Also during this period, the TSFG special committee met regularly between meetings of the full board to consider and discuss these matters and related matters and give direction to management and TSFG’s advisors. During this period representatives of TSFG, including Mr. Harton, also engaged in weekly update discussions with the FDIC, the Federal Reserve and the South Carolina State Board of Financial Institutions, and Mr. Harton generally served as TSFG’s primary contact with its regulators throughout TSFG’s strategic process.

While TD continued to conduct due diligence and explore the potential for a transaction, TSFG also continued to seek out other potential capital sources and strategic merger partners. These efforts became particularly important following the issuance of the FDIC consent order and written agreement with the Federal Reserve Board because of

TSFG’s inability to meet the requirements contained therein absent a strategic transaction or substantial capital raise. These various efforts resulted in further discussions and due diligence efforts with additional potential investors and acquirers, as well as with some of the potential partners previously contacted by TSFG which had previously determined not to pursue a transaction. These efforts took place both before and after the period following the release by TSFG and other U.S. bank holding companies of first quarter 2010 earnings reflecting some degree of credit improvement at TSFG and across the industry, which resulted in renewed investor interest in regional banking franchises. In late April, one potential strategic partner expressed interest in a potential transaction at an indicative price that, while still below the market value of TSFG’s common stock, exceeded the consideration offered under the merger agreement by TD. However, following additional due diligence on TSFG, the potential partner withdrew its indication and informed TSFG that it had determined that it was unable to arrive at a positive equity value for the company.

Thus, TSFG’s efforts were not successful in obtaining a firm proposal from any of these potential investors or acquirers. In addition, analyses performed by TSFG and its financial advisor indicated that a public or private stock offering to raise capital would require a minimum of $500 million and would likely need to equal or even exceed $800 million in order to successfully address TSFG’s capital needs and provide investors with an adequate capital cushion against potential future credit losses. TSFG, following discussions with its financial advisor, concluded that such a capital raise (which would appear to be the largest in U.S. public capital markets history relative to the issuer’s pre-issuance market capitalization and shareholder base), was not likely achievable under the circumstances, and even if achievable would likely result in such massive dilution to existing TSFG shareholders that it would almost certainly provide less value to TSFG shareholders than the merger with TD.

During the period of TD’s due diligence and consideration of a potential transaction, the parties also engaged in discussions regarding the treatment of the $347 million of TSFG Series 2008-T Preferred Stock and related warrant held by the Treasury Department pursuant to the Treasury’s Capital Purchase Program. In light of preliminary discussions with the Treasury Department and the occurrence of a number of publicly announced transactions involving similarly situated banks in which the Treasury Department had exchanged TARP preferred stock at a discount, TSFG engaged in general discussions with TD and other potential investors and strategic partners regarding the possibility of negotiating with the Treasury Department to redeem or exchange the Series 2008-T Preferred Stock at a discount, but in each case (other than TD) these parties ceased discussions with TSFG before arriving at a specific transaction that could be proposed to the Treasury Department. As the discussions with TD regarding a potential transaction progressed, TSFG, working with Morgan Stanley, and the Treasury Department held discussions relating to the consideration to be paid to the Treasury, and TSFG obtained a commitment from Treasury to accept approximately $130.6 million as consideration for the exchange of the Series 2008-T Preferred Stock and related warrant and the discharge of all accrued but unpaid dividends on the preferred stock.

Following agreement in principle on the terms of the preferred stock repurchase, the parties continued to work to finalize the terms of the proposed merger, and counsel to TSFG and TD worked to finalize the definitive transaction documentation, including the merger agreement. The parties also worked on the Series M Preferred Stock purchase arrangements, under which TSFG agreed to issue and sell to TD, 100 shares of Series M Preferred Stock, which shares represent in the aggregate 39.9% of the voting power of TSFG’s outstanding voting securities after giving effect to the issuance and will vote with the common stock on the merger agreement. The issuance was an essential component of, and a condition of TD’s willingness to enter into, the merger. The share issuance was essential in order to provide TD, as well as TSFG’s depositors and other customers and its regulators, with a reasonable level of confidence that TSFG would not be destabilized prior to the completion of the merger and that the merger transaction, once announced, would be completed.

On May 16, the audit committee of the TSFG board of directors met to discuss and consider the proposed Series M Preferred Stock purchase agreement. Ordinarily, the rules of the Nasdaq would require shareholder approval on an issuance of securities having voting rights of 20% or more of the company’s outstanding voting securities. However, following discussion and consideration of the factors described above and further discussed with the full board of directors as described below and under “Reasons for the Merger,” including the lack of alternatives available to meet TSFG’s capital and other regulatory obligations under the FDIC and Federal Reserve Board agreements and prevent the ultimate seizure of Carolina First Bank and resulting failure of TSFG, the audit committee unanimously determined that, upon full board approval of the transactions, it was appropriate to issue the Series M Preferred Stock without shareholder approval pursuant to Nasdaq Rule 5635(f). This Rule, commonly known as the financial viability exception, permits a Nasdaq-listed issuer, with the approval of Nasdaq, to issue securities without shareholder approval where the audit committee determines that the delay in securing shareholder approval prior to the consummation of the share issuance would seriously jeopardize the financial viability of the issuer. The TSFG audit committee so determined in connection with the proposed TD merger and related share issuance. As discussed below under “Nasdaq Matters”, subsequent to the announcement of the merger TSFG was advised by Nasdaq staff that they did not believe that the issuance of the Series M Preferred Stock without a shareholder vote would qualify under the financial viability exception. TSFG has determined that it is in the best interests of TSFG and its shareholders and other constituents to proceed with the issuance of the Series M Preferred Stock in accordance with the terms of the applicable purchase agreement, and intends to reassert its position that such issuance does qualify under the financial viability exception in any proceedings that Nasdaq may bring to delist TSFG’s common stock, including if necessary in an appeal from any such delisting determination.

Also on May 16, the TSFG board of directors met to consider the proposed transactions with TD. The special committee and management reviewed for the TSFG board of directors the most recent discussions with TD and the Treasury Department and the result of the audit committee meeting. Representatives of TSFG’s financial advisor, Morgan Stanley, reviewed with the TSFG board of directors the proposed financial terms of the transaction with TD. The Morgan Stanley representatives also reviewed with the TSFG board of directors additional information, including information regarding TSFG’s financial condition, information regarding TSFG’s capital needs and its efforts to seek alternative transactions to meet those needs, information regarding the commitment from Treasury regarding the Series 2008-T Preferred Stock and financial information regarding TD. In connection with the deliberation by the TSFG board of directors, Morgan Stanley rendered to the TSFG board of directors its oral opinion (subsequently confirmed in writing), as described under “— Opinion of TSFG’s Financial Advisor,” that, as of such date and based upon and subject to the assumptions, considerations, qualifications and limitations set forth in the written opinion, the consideration to be received by the holders of shares of TSFG’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Representatives of Wachtell, Lipton, Rosen & Katz, legal advisors to TSFG, discussed with the TSFG board of directors the legal standards applicable to its decisions and actions with respect to its evaluation of merger proposals, and reviewed the proposed transaction agreements, the terms of the Series M Preferred Stock and related information.

Following these discussions with their advisors, the members of the TSFG board of directors reviewed and discussed the proposed merger and related matters among the board members and with their advisors, including consideration of the factors described under “— TSFG’s Reasons for the Merger.” The TSFG board noted in particular that, other than the TD merger, it did not have any other viable alternative that would enable it to meet the obligations under the FDIC consent order or the written agreement with the Federal Reserve. The TSFG board also noted that if TSFG failed to meet those obligations, Carolina First Bank would ultimately be subject to FDIC receivership, which would in turn result in the insolvency of TSFG, and that any insolvency would likely result in a complete loss to its shareholders due to the minimal assets of TSFG outside of its investment in Carolina First Bank. Following these board deliberations, the TSFG board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of TSFG and its shareholders, and the directors voted unanimously to approve the merger and other transactions and to approve and adopt the merger agreement and the other agreements and related matters.

The definitive transaction documentation was entered into as of May 16, 2010, and on the following day, the transaction was announced before the opening of the market in press releases issued by TD and TSFG.

TSFG’s Reasons for the Merger

After careful consideration, the TSFG board of directors determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of TSFG and its shareholders and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Series M Preferred Stock issuance. Accordingly, TSFG’s board recommends that TSFG shareholders vote “FOR” adoption of the merger agreement at the TSFG special meeting.

In reaching its decision, the board of directors, with advice from its financial and legal advisors, considered a number of factors, including the following:

•	The lack of strategic alternatives available to TSFG, notwithstanding the exhaustive search and evaluation of alternatives conducted by TSFG with the assistance of its financial and legal advisors.

•	The likelihood that TSFG would not be able to access the capital markets at levels sufficient to meet its obligations under the FDIC consent order, and the risk that pursuing such a path despite its low likelihood would jeopardize the potential transaction with TD.

•	The fact that any material failure to comply with the provisions of the FDIC consent order or the written agreement with the Federal Reserve Board would result in additional enforcement actions, including, in the absence of a transaction that satisfies the capital requirements under the FDIC and Federal Reserve Board agreements, eventual FDIC receivership of Carolina First and the resulting insolvency of TSFG.

•	The risks that TSFG faces in terms of loss of liquidity in the future, including the regulatory prohibition on accepting or renewing brokered deposits without FDIC approval in light of its approximately $1 billion of maturing brokered deposits prior to June 2011 ($1.9 billion outstanding) (as of May 2010). In addition, the board noted that TSFG’s deteriorating financial position or external events could trigger deposit outflows or volatility, further weakening its liquidity position and impacting TSFG’s franchise value.

•	The belief that FDIC receivership and the resulting failure of TSFG would result in a complete loss of value to TSFG’s shareholders, and would also have significant adverse impacts on depositors, other customers, the Treasury Department, the resources of the FDIC and employees.

•	TSFG’s and TD’s respective sizes, businesses, operations, financial conditions, asset quality, earnings and prospects, including the stronger balance sheet and relative prospects of TD.

•	The Carolina First Bank loan portfolio and the current and prospective environment in which it operates, which reflects challenging conditions and risks that are likely to persist, including future credit losses, the potential for volatile market actions and generally uncertain economic conditions. The board also considered the effect these factors could have on TSFG’s liquidity and capital position and funding capabilities, and noted the effects which these factors had had on its business, including difficulties in retaining necessary vendor contracts, limitations on its ability to confirm letters of credit for customers, the elimination of all trading and other credit lines with financial institutions (which severely restricts its ability to serve commercial and international customers), and significant and continuing deterioration in TSFG’s ability to hire and retain employees.

•	The inability of financial institutions such as TSFG to withstand a loss of confidence, which presents the risk of a “run on the bank” that could have a material and adverse impact on Carolina First Bank and the speed with which such a loss of confidence and resulting impact can cause bank regulators to proceed with bank seizure.

•	The fact that TD was willing to permit, and the merger agreement allows, all holders to elect between the cash consideration and the stock consideration, and that the stock consideration had a fixed exchange ratio and, therefore, would allow TSFG shareholders to participate in a portion of the future performance of the combined TSFG and TD businesses and synergies resulting from the merger, and the value to TSFG shareholders represented by that consideration. The TSFG board of directors also considered that the consideration reflected a substantial discount to TSFG’s then-current and historical trading prices.

•	Closing certainty and time to closing, along with management’s belief that TSFG’s regulators would view the transaction favorably.

•	The terms of the merger agreement and share purchase agreement.

•	The oral opinion of Morgan Stanley (which subsequently was confirmed in writing) that, as of May 16, 2010 and based upon and subject to the assumptions, considerations, qualifications and limitations set forth in the written opinion, the consideration to be received by the holders of shares of TSFG’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. For more information, see “— Opinion of TSFG’s Financial Advisor” beginning on page 37.

•	The requirement that TSFG issue shares of preferred stock to TD that would give TD voting rights reflecting 39.9% of TSFG’s post-issuance voting securities, which would provide greater certainty and stability at TSFG, but which would lessen the ability of TSFG shareholders to accept a competing transaction proposal or otherwise vote down the proposed merger.

The reasons set forth above are not intended to be exhaustive, but include material factors considered by the board of directors in approving the merger agreement. Although each member of TSFG’s board individually considered these and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The board collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of TSFG and its shareholders. TSFG’s board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the board concluded the potential positive factors outweighed the potential risks of entering into the transaction agreements.

Opinion of TSFG’s Financial Advisor

TSFG retained Morgan Stanley to act as its financial advisor in connection with the merger because of Morgan Stanley’s qualifications, expertise and reputation, as well as its knowledge of the business and affairs of TSFG and its investment banking professionals’ substantial experience in comparable transactions. On May 16, 2010, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, to TSFG’s board of directors that, as of such date and based upon and subject to the assumptions, considerations, qualifications and limitations set forth in the written opinion, the consideration to be received by the holders of shares of TSFG’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Morgan Stanley’s written fairness opinion, dated May 17, 2010, is attached as Appendix B to this proxy statement/prospectus. You should read the Morgan Stanley opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley’s opinion is directed to TSFG’s board of directors and addresses only the fairness, from a financial point of view, of the consideration to be received by the holders of shares of TSFG’s common stock pursuant to the merger agreement, and it does not address any other aspect of the merger nor does it constitute a recommendation to any shareholder as to how to vote at any shareholders’ meeting. The summary of the opinion of Morgan Stanley set forth in this document is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of TSFG and TD, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning TSFG;

•	reviewed certain financial projections prepared by management of TSFG;

•	reviewed (i) the consent order with the FDIC and the South Carolina State Board of Financial Institutions, effective April 30, 2010, which consent order was entered into by the board of directors of TSFG’s bank subsidiary, Carolina First Bank, and (ii) TSFG’s written agreement with the Federal Reserve Board, effective May 4, 2010;

•	discussed the past and current operations and financial condition and the prospects of TSFG with senior executives of TSFG;

•	reviewed the reported prices and trading activity for TSFG’s common stock and TD’s common stock;

•	compared the financial performance of TSFG and TD and the prices and trading activity of TSFG’s common stock and TD’s common stock with that of certain other publicly-traded companies comparable with TSFG and TD, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain recent recapitalization transactions involving certain companies comparable with TSFG;

•	participated in discussions and negotiations among representatives of TSFG and TD and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

The TSFG board of directors advised Morgan Stanley that TSFG had considerable exposure to risks related to the deteriorating credit performance and declining values of a significant portion of the loan portfolio and related assets of TSFG and its subsidiaries, and that the business and prospects of TSFG were severely and negatively affected as a result thereof, as well as due to the prevailing economic, financial and regulatory environment and the deteriorating financial condition of TSFG.

In particular, the TSFG board of directors informed Morgan Stanley that:

•	The board of directors of TSFG’s bank subsidiary, Carolina First Bank, had entered into the consent order, that, among other things, included the following:

•	A requirement that Carolina First Bank have a tier 1 leverage ratio of not less than 8% and a total risk-based capital ratio of not less than 12% within 120 days of the date of the consent order;

•	Prohibitions on Carolina First Bank’s ability to accept or renew brokered deposits without prior approval from the FDIC, which may put severe pressure on Carolina First Bank’s short and long term liquidity needs; and

•	Limitations on Carolina First Bank with respect to the rates it can pay on certain customer deposits.

•	TSFG had also entered into the written agreement, that, among other things, required TSFG to submit to the Federal Reserve Board, within 60 days of such agreement, an acceptable written plan to maintain sufficient capital at TSFG on a consolidated basis; and

•	TSFG expected that, absent a transaction such as the merger or a significant infusion of new capital, TSFG’s capital position would become severely strained and, as a result, TSFG and Carolina First Bank would face additional regulatory actions, including intervention by the United States federal banking regulators, and/or TSFG would be required to seek protection under applicable bankruptcy laws.

As part of Morgan Stanley’s engagement, Morgan Stanley assisted the management of TSFG in connection with its evaluation of a range of strategic alternatives, including, but not limited to, a sale of TSFG and capital raising and recapitalization alternatives. As part of this process, TSFG had discussions with a significant number of potential strategic acquirors and investors. In arriving at its opinion, Morgan Stanley took into account the foregoing.

The TSFG board of directors advised Morgan Stanley that, as a result of the foregoing, TSFG and its board of directors were faced with a narrow set of alternatives, which, at the time of Morgan Stanley’s opinion, were limited to a significant strategic transaction such as the merger or intervention by United States banking regulators and eventual liquidation of TSFG, and, at that point, there were no executable transactions other than the merger. Morgan Stanley considered recent instances where concerns regarding the liquidity of a bank or financial institution triggered a rapid deterioration of the institution’s financial condition, necessitating government intervention or bankruptcy protection and, as a result of which, the common equity holders of the institution received substantially diminished value, if any at all, for their equity. In light of the facts and circumstances, Morgan Stanley assumed that, if Carolina First Bank were taken over by the United States federal banking regulators and TSFG’s non-banking assets were liquidated under applicable bankruptcy laws, the holders of TSFG’s common stock would likely receive no value for their shares.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by TSFG, and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of TSFG’s management of the future financial performance of TSFG. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal, tax, accounting or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of TSFG and its legal, tax, accounting, or regulatory advisors with respect to legal, tax, accounting, or regulatory matters. Morgan Stanley’s opinion is not a solvency opinion and did not in any way address the solvency or financial condition of TSFG or whether other strategic alternatives exist for TSFG or are available. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of TSFG’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of TSFG’s common stock in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of TSFG, nor was it furnished with any such appraisals. Morgan Stanley does not have expertise in the evaluation of allowances for loan losses, and it neither made an independent evaluation of the adequacy of the allowance for loan losses at TSFG nor examined any individual loan credit files of TSFG, nor was Morgan Stanley requested to conduct such a review. Accordingly, Morgan Stanley relied upon, without independent verification, the assessment by TSFG’s management that the aggregate allowance for the estimated loan losses of TSFG was adequate. In particular, Morgan Stanley did not express any opinion as to the value of any asset of TSFG, whether at the current market prices or in the future. Morgan Stanley noted, however, that, under the ownership of a company with adequate liquidity and capital, such as TD, the value of TSFG could substantially improve, resulting in significant returns to TD if the proposed merger is consummated. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the opinion. Events occurring after such date may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking professionals in accordance with its customary practices.

The following is a summary of the material financial analyses used by Morgan Stanley in connection with providing its opinion to TSFG’s board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Rather, the analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s fairness opinion. Morgan Stanley did not perform certain analyses that it would customarily prepare in connection with a financial opinion letter because such analyses were not meaningful as a result of the extraordinary circumstances of TSFG described in the opinion.

Review of Alternatives

Based on information provided by TSFG’s board of directors, Morgan Stanley reviewed the condition of TSFG and the alternatives available to TSFG. The TSFG board of directors informed Morgan Stanley that TSFG’s principal operating subsidiary, Carolina First Bank, had received the consent order following, among other things, approximately $1.4 billion in losses (after preferred dividends) since 2008, significant continuing expected losses and rapidly depleting capital. The consent order, among other things, required Carolina First Bank to raise substantial capital within 120 days. The TSFG board of directors also informed Morgan Stanley that TSFG had entered into the written agreement with the Federal Reserve Board. Based upon the foregoing, absent third party action (i.e., a sale of the company or substantial capital raise), Carolina First Bank would exhaust its regulatory capital, fail to achieve the obligations under the consent order and be expected to be seized by the FDIC. Because TSFG had only minimal assets beyond its investment in Carolina First Bank, its common shareholders would likely receive no value in the event of a seizure of the bank.

TSFG had conducted an extensive review of capital options and potential investors and no definitive offers were received. Even if a recapitalization of TSFG could be completed, the terms of recent publicly announced recapitalization transactions involving companies that Morgan Stanley, based on its experience, deemed comparable to TSFG would imply a value to TSFG’s common stock that is less than the value attributed to such shares in the merger with TD.

Using publicly available information, Morgan Stanley reviewed the following transactions:

•	Sterling Financial Corporation’s proposed capital plan, consisting of a $170 million investment by Thomas H. Lee Partners; conversion of $303 million of preferred stock held by the U.S. Treasury into common stock at a 75% discount; and a $555 million capital raise (announced April 27, 2010); and

•	Ford Financial Fund, L.P.’s proposed investment of $500 million in Pacific Capital Bancorp, conditioned upon Pacific Capital Bancorp’s exchange of $181 million of preferred stock held by the U.S. Treasury for common stock at an 80% discount; successful tender for at least 70% of $67 million of trust preferred securities at an 80% discount and $121 million of subordinated debt at a 70% discount; and receipt of approval from NASDAQ for an exemption to its shareholder voting requirements pursuant to NASDAQ’s financial viability exception (announced April 29, 2010).

No company or transaction utilized in this analysis is identical to TSFG or the merger.

The following table sets forth certain financial metrics of these transactions and the implied price per share of TSFG common stock, based on TSFG’s closing price on the Nasdaq Global Select Market on May 14, 2010 of $0.67 per share:

	Financial	Implied Price
Sterling Financial	Metrics	per Share for TSFG

Discount to Current Market Price	87%	$0.08
Price/Tangible Book Value*	Not Meaningful	Not Meaningful
Pro Forma Ownership of Existing Shareholders	1%	$0.05**

	Financial		Implied Price
Pacific Capital	Metrics		per Share for TSFG

Discount to Current Market Price	95%		$0.03
Price/Tangible Book Value	0.1	x	$0.16
Pro Forma Ownership of Existing Shareholders	2%		$0.07 **

*	Sterling Financial reported negative tangible book value at March 31, 2010.

**	Assumes $800 million common equity raise by TSFG.

Morgan Stanley was also advised that TSFG conducted an extensive solicitation of strategic partners and received no definitive offers other than from TD with respect to the merger.

The TSFG board of directors advised Morgan Stanley that, as a result of the foregoing, TSFG and its board of directors were faced with a narrow set of alternatives, which at the time of Morgan Stanley’s opinion were limited to a significant strategic transaction such as the merger with TD or intervention by United States banking regulators and eventual liquidation of TSFG, and that at that point, there were no executable transactions other than the merger with TD.

TD Valuation Summary

The number of shares of TD common stock issuable in the merger for each share of TSFG common stock for which an election to receive TD shares is made was calculated based on TD’s closing stock price on the Toronto Stock Exchange on May 14, 2010 of C$73.39 per share, converted to U.S. dollars, as compared to the cash price per share of TSFG common stock for which an election to receive cash in the merger is made ($0.28).

Discounted Cash Flow Analysis

Morgan Stanley conducted an illustrative discounted cash flow analysis on TD (on a stand-alone basis), using Institutional Brokers’ Estimate System, which we refer to as IBES, mean earnings per share estimates for the remainder of fiscal year 2010, and fiscal years 2011 and 2012, grown at 7.0% thereafter, a 5% tangible common equity ratio, discount rates ranging from 10% — 12% and terminal forward earnings multiples ranging from 10.0x — 12.0x applied to estimated earnings for fiscal year 2015. IBES is a data service that compiles forward-looking financial estimates made by equity research analysts for U.S. publicly traded companies. This analysis resulted in an implied present value per share of TD common stock in the range of C$67 to C$85, as compared to TD’s closing stock price on the Toronto Stock Exchange on May 14, 2010 of C$73.39.

Comparative Analysis of TD Trading Multiples

Morgan Stanley also reviewed certain historical trading multiples of TD common stock in relation to the corresponding mean trading multiples for selected companies that share similar business characteristics with TD.

The selected companies were divided into two segments:

•	Canadian peers: Royal Bank of Canada, Bank of Nova Scotia, BMO Financial Group and Canadian Imperial Bank of Commerce; and

•	U.S. peers: Wells Fargo & Co., Bank of America Corp., JPMorgan Chase & Co., Citigroup Inc., U.S. Bancorp and PNC Financial Services Group, Inc.

The following table lists the results of the analysis:

	Closing Price as a Multiple of Next 12 Months Earnings Estimates
	Over Period Ending on May 14, 2010
		1-Month	6-Month	1-Year	3-Year	5-Year
	Current	Avg.	Avg.	Avg.	Avg.	Avg.

The Toronto-Dominion Bank	11.5	12.0	11.8	11.9	10.8	11.5
Canadian peers mean	11.8	12.3	12.2	12.2	10.7	11.5
U.S. peers mean	12.2	14.3	15.1	15.8	12.8	12.4

	Closing Price as a Multiple of Tangible Book Value per Share
	Over Period Ending on May 14, 2010
		1-Month	6-Month	1-Year	3-Year	5-Year
	Current	Avg.	Avg.	Avg.	Avg.	Avg.

The Toronto-Dominion Bank	3.4	3.5	3.3	3.2	3.8	4.4
Canadian peers mean	3.0	3.0	2.9	2.9	2.8	3.0
U.S. peers mean	2.0	2.1	2.0	2.0	2.6	3.0

Sources: FactSet and SNL Financial

No company utilized in the comparative analysis of TD trading multiples is identical to TD. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of TD, such as the impact of competition on the businesses of TD and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of TD or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer data.

Miscellaneous

The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the circumstances described above and the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of TSFG and TD. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration to be received by the holders of TSFG’s common stock pursuant to the merger agreement from a financial point of view to such holders and in connection with the delivery of its opinion to TSFG’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of TSFG’s common stock might actually trade.

The consideration to be paid pursuant to the merger agreement was determined through arm’s-length negotiations between TSFG and TD and was approved by TSFG’s board of directors. Morgan Stanley provided advice to TSFG during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to TSFG or that any specific merger consideration constituted the only appropriate merger consideration for the merger. Morgan Stanley’s opinion did not in any manner address the prices at which TD’s common stock will trade following consummation of the merger. Morgan Stanley’s opinion did not address the underlying business decision of TSFG to engage in the merger, or the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or were available. Morgan Stanley’s opinion addressed only the fairness, from a financial point of view, to the holders of TSFG’s common stock, as of the date of the opinion, of the consideration to be received by such holders pursuant to the merger agreement. Morgan Stanley expressed no view on, nor did its opinion address, any other term or aspect of the fairness of the merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of TSFG other than holders of TSFG common stock. Morgan Stanley expressed no view or opinion as to any terms or other aspects of the merger, including, without limitation, (i) TD’s acquisition of shares of the Series M Preferred Stock and (ii) TD’s purchase from the United States Department of the Treasury of all of the outstanding shares of TSFG Series 2008-T Preferred Stock, and the associated warrant, acquired under the Treasury’s Capital Purchase Program, each to be effected by TD in connection with the merger.

Morgan Stanley’s opinion and its presentation to TSFG’s board of directors was one of many factors taken into consideration by TSFG’s board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of TSFG’s board of directors with respect to the merger consideration or of whether TSFG’s board of directors would have been willing to agree to a different merger consideration.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of TSFG, TD or any other company, or any currency or commodity, that may be involved in the proposed merger, or any related derivative instrument.

In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services for each of TSFG and TD and have received fees in connection for such services.

Morgan Stanley may also seek to provide such services to TD in the future and expects to receive fees for the rendering of these services. Morgan Stanley acted as financial advisor to the board of directors of TSFG in connection with the merger. As compensation for its services in connection with the merger, TSFG has agreed to pay Morgan Stanley aggregate fees of approximately $12,875,000, a substantial portion of which is payable upon the completion of the merger. TSFG has also agreed to reimburse Morgan Stanley for certain expenses incurred by Morgan Stanley, including fees of outside legal counsel, and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

TD’s Reasons for the Merger

One of TD’s strategic priorities is the continued expansion of its U.S. operations in businesses in which TD is strong in Canada and sees opportunities for growth in the United States. In that regard, TD believes that the acquisition of TSFG will complement TD’s U.S. growth strategy, footprint and retail banking model. In particular, TD believes it will expand its presence in the Florida market and provide a strong entry for TD into South Carolina and North Carolina. TD also considered the experience and quality of TSFG’s current management team as a significant benefit of the transaction and believes there is a growth opportunity in providing a broader suite of retail and commercial banking products to TSFG’s customers. The board of directors of TD approved the merger agreement after TD’s senior management discussed with the board of directors a number of factors, including those described above and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of TSFG. The TD board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The TD board of directors viewed its position as being based on all the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

Litigation Relating to the Merger

TSFG, members of its board of directors and management, TD and Hunt Merger Sub, Inc. have been named as defendants in two purported class action lawsuits in the South Carolina Court of Common Pleas, consolidated under the caption In re The South Financial Group, Inc., Civil Action No. 2010-CP-23-5001. The consolidated action alleges breach of fiduciary duty by the TSFG directors in connection with the acquisition contemplated by the merger agreement and the issuance of Series M preferred stock to TD, and asserts aiding and abetting claims against TSFG, TD and Hunt Merger Sub, Inc. On August 6, 2010, the parties entered into a stipulation of settlement to settle the consolidated action. Under the stipulation of settlement, the defendants agreed to include certain additional disclosures relating to the merger in this proxy statement/prospectus and TD agreed not to engage in any additional purchases of outstanding shares of TSFG common stock as of July 22, 2010 and prior to the record date. The stipulation of settlement is subject to the approval of the South Carolina Court of Common Pleas.

Interests of TSFG’s Executive Officers and Directors in the Merger

In considering the recommendation of the TSFG board of directors that you vote to adopt the merger agreement, you should be aware that some of TSFG’s executive officers and directors may have financial interests in the merger that are different from, or in addition to, those of TSFG’s shareholders generally. The independent members of TSFG’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be adopted.

Equity Compensation Awards

Under the merger agreement, upon completion of the merger, outstanding TSFG equity awards (except for TSFG restricted stock units, which we refer to as RSUs) will be converted into corresponding TD equity awards, based on the exchange ratio in the merger. Outstanding TSFG restricted stock units will be converted into the right to receive $0.28 per share subject to such restricted stock unit, upon completion of the merger. Under the terms of the merger agreement, stock options to purchase shares of TSFG common stock that were granted under the Florida

Banks, Inc. 1998 Stock Option Plan and the TSFG Stock Option Plan will vest and terminate, in accordance with their terms, upon completion of the merger or, to the extent required by their terms, during a period of up to 31 days thereafter. The treatment of outstanding TSFG equity awards in the merger are discussed in greater detail under “— Treatment of TSFG Options and Other Equity Based Awards” beginning on page 55.

The table below sets forth the number of stock options, service- and performance-based restricted shares and RSUs that will vest upon consummation of the merger for each TSFG executive officer, as well as for the non-employee directors as a group, based on TSFG equity compensation awards outstanding as of August 18, 2010, and assuming a merger completion date of September 30, 2010.

			Outstanding
		Outstanding	Performance		Outstanding
	Outstanding	Service Based	Based	Outstanding	Performance
	Stock	Restricted	Restricted	Service Based	Based RSUs
	Options That	Shares That	Shares That	RSUs That	That Would
	Would Vest	Would Vest	Would Vest	Would Vest	Vest

H. Lynn Harton	110,000	0	0	10,000	0
Tanya A. Butts	21,250	0	0	1,875	0
William P. Crawford, Jr.	56,000	0	0	5,000	0
J. Ernesto Diaz	10,834	3,334	0	1,500	0
Robert A. Edwards	23,500	0	0	3,000	0
Christopher S. Gompper	22,750	0	0	1,875	0
James R. Gordon	106,000	0	0	10,000	0
Christopher G. Speaks	9,950	0	0	1,500	0
Non-employee directors, as a group	0	0	0	0	0

Employment Agreements

Current Employment Agreements.  TSFG is party to Noncompetition, Severance and Employment Agreements, which we refer to as employment agreements, with each of its executive officers (Messrs. Gordon, Crawford, Gompper, Diaz, Harton, Speaks and Edwards and Ms. Butts), which will, upon the consummation of the merger, be superseded by their offer letters with TD, as described in more detail below.

Under the terms of the employment agreements, if an executive officer’s employment is terminated without cause or due to a constructive termination, in each case, following a change in control (each as defined under the employment agreement), the executive would have been eligible to receive severance benefits, which included a lump sum cash severance benefit equal to a multiple of one to three times the sum of the executive’s annual base salary and average annual cash bonus earned in the three years preceding the executive’s termination, vesting of certain equity compensation awards and continued coverage under TSFG’s health and life insurance plans.

In addition, in the event that any payments or benefits made to the executive would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, under the terms of the employment agreements, Messrs. Harton, Crawford and Gordon would have received an additional payment such that they would be placed in the same after-tax position as if no excise tax had been imposed. However, to the extent such payments or benefits do not exceed 110% of the specified statutory threshold amount giving rise to the excise tax, Messrs. Harton, Crawford and Gordon would not have been entitled to any additional payment and any payments or benefits would have been reduced to the maximum amount that he could receive without being subject to the excise tax. In the case of all the other executive officers, any severance payments or benefits that would be subject to the excise tax under Section 4999 of the Code would have been reduced to the maximum amount that he or she could receive without being subject to the excise tax.

Because each of the executive officer’s existing employment agreements will be superseded by their respective new offer letter agreements with TD at the completion of the merger, none of the executive officers will receive severance benefits under their existing employment agreement.

New Offer Letter Agreement with Messrs. Gordon and Crawford.  Messrs. Gordon and Crawford have each entered into a new offer letter agreement with TD that will become effective upon the completion of the merger and will have an employment term guaranteed up to 90 days after the completion of the merger (except in the event of a termination for cause). Under the terms of these new offer letter agreements, Mr. Gordon and Mr. Crawford’s base salary will be $345,000 and $275,625, respectively. Upon the applicable executive’s termination of employment (excluding termination for cause) at a date no earlier than the end of the employment term, executive will be entitled to a severance payment of $650,000, in lieu of any severance benefits under TD’s severance arrangements. In the event that any payments or benefits made to the executive would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments will be reduced to the maximum amount that the executive could receive without being subject to the excise tax.

New Offer Letter Agreements with Messrs. Speaks, Gompper, Diaz, Edwards, Harton and Ms. Butts.  Messrs Speaks, Gompper, Diaz, Edwards and Harton and Ms. Butts have each entered into a new offer letter agreement with TD that will become effective upon the completion of the merger. Under the terms of the offer letter agreement, Messrs Gompper, Diaz, Edwards and Harton and Ms. Butts will each be eligible to receive (1) an annual base salary equal to $300,000, $300,000, $200,000, $450,000 and $200,000, respectively, (2) annual incentive target awards equal to $50,000, $50,000, $25,000, $175,000 and $25,000, respectively and (3) equity incentive target awards equal to $150,000, $150,000, $100,000, $625,000 and $100,000, respectively, (4) a one-time TD RSU and/or cash award, subject to the executive’s continued employment for specified periods of time, in an amount equal to $600,000, $1,025,000, $595,000, $2,000,000 and $595,000, respectively (with the number of shares to be granted under the TD RSU awards determined by dividing the dollar amount of the award by the closing TD share price on the trading day preceding the grant date) and (5) certain benefits such as a car allowance, paid time off and credits for years of service currently recognized by TSFG. Mr. Speaks will receive an annual base salary of $176,000, an annual incentive target award in an amount equal to what is granted to similarly situated executives of TD and certain benefits such as paid time off and credits for years of service. Mr. Speaks will also, upon consummation of the merger, receive a payment of $16,000, which represents the earned deferred portion of a prior year’s bonus payable under the applicable bonus plan terms.

The offer letter further specifies that, in the event of a termination without cause during the period prior to the third anniversary of the executive’s start date (or second anniversary in the case of Mr. Speaks), Messrs Speaks, Gompper, Diaz, Edwards and Harton and Ms. Butts will be eligible to receive severance benefits in an amount equal to $200,000, $600,000, $925,000, $525,000, $1,800,000 and $525,000, respectively.

In the event that any payments or benefits made to the executive would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments will be reduced to the maximum amount that the executive could receive without being subject to the excise tax.

Supplemental Executive Retirement Agreements.

Messrs. Harton, Butts, Crawford, Diaz, Edwards, Gompper, and Gordon each entered into amendments to their offer letter agreements with TD to provide that, upon the consummation of the merger, each of their Supplemental Executive Retirement Agreements, which we refer to as SERPs, with TSFG will terminate and, without giving effect to the fact that a change in control (as defined under the SERP) has occurred and the attendant additional benefits that the SERP provides in that situation, each of their vested and accrued SERP amounts will be distributed in an amount equal to $211,852, $13,487, $719,637, $14,580, $10,558, $14,154 and $137,135, respectively, assuming a merger completion date of September 30, 2010.

Non Qualified Deferred Compensation Plan

TSFG maintains the 2005 Executive and Director Deferred Compensation Plan, a non-qualified deferred compensation plan, for the benefit of eligible executive officers and all the directors of TSFG. Under the terms of the Deferred Compensation Plan, if a change in control occurs prior to the participant’s termination of employment, then the participant’s vested account balance may become, at the participant’s election, distributable, in a lump sum, no later than 60 days following a change in control. If the participant has not made such an election, then his or her account balance will remain within the Deferred Compensation Plan and continue to be subject to its terms and conditions.

Indemnification and Directors’ and Officers’ Insurance

Following completion of the merger, TD will cause TSFG to indemnify and hold harmless the current or former directors, officers or employees of TSFG or its subsidiaries against all costs and liabilities arising out of matters existing or occurring at or before the completion of the merger based in whole or in part on the fact of such person’s status as such a director, officer or employee or the merger and related transactions, to the same extent that they are indemnified under the articles of incorporation, bylaws or other organizational documents of TSFG, or under certain indemnification agreements. In addition, for a period of six years after completion of the merger, TD will provide director’s and officer’s liability insurance that serves to reimburse current and former officers and directors of TSFG or any of its subsidiaries with respect to claims against such persons arising from facts or events that existed or occurred at or prior to the completion of the merger. Such insurance will contain at least the same coverage and amounts and contain terms and conditions as are not less advantageous, in the aggregate, to such indemnified persons as that coverage currently provided by the TSFG, and be purchased from insurers with ratings equivalent to or better than the insurers providing coverage as of the date of the merger agreement. TD will not, however, be required to make annual premium payments for such insurance to the extent such premiums exceed 200% of TSFG’s current annual premium payments for such insurance.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to holders of TSFG common stock and the ownership of TD common shares received in the merger by U.S. holders (as defined below) (i) who are residents of the United States for purposes of the current Canada-United States Income Tax Convention (1980) as amended, which we refer to as the “Treaty”, (ii) whose TD common shares are not, for purposes of the Treaty, effectively connected with a permanent establishment in Canada and (iii) who otherwise qualify for the full benefits of the Treaty. This discussion is based upon the Code, the regulations of the United States Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion. We have not and will not seek any rulings from the Internal Revenue Service, which we refer to as the IRS, regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the merger that are different from those discussed below.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	an individual citizen or resident of the United States for United States federal income tax purposes;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any U.S. state or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust which either (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If a partnership holds TD common shares or TSFG common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding TD common shares or TSFG common stock, you should consult your tax advisors.

This discussion assumes that you hold your TD common shares or TSFG common stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction or under any U.S. federal laws other than those pertaining to the income tax, nor does it address the tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation, partnership or other pass-through entity;

•	an insurance company;

•	a regulated investment company;

•	a real estate investment trust;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a TSFG shareholder who received TSFG common stock through the exercise of employee stock options or through a tax-qualified retirement plan;

•	a person that has a functional currency other than the United States dollar;

•	a holder of options granted under any TSFG benefit plan;

•	a TSFG or TD shareholder who holds TSFG common stock or TD common shares, respectively, as part of a hedge, straddle, constructive sale or integrated or conversion transaction; or

•	a person that owns or is deemed to own 10% or more of TD’s voting stock.

Merger

U.S. Holders

We believe that the merger will be treated for United States federal income tax purposes as a taxable sale by a U.S. holder of TSFG common stock of the shares of TSFG common stock that such holder surrenders in the merger. Accordingly, the material United States federal income tax consequences of the merger are as follows:

•	A U.S. holder will generally recognize gain or loss equal to the difference between (1) the sum of any cash consideration (including any cash received in lieu of fractional shares) and the fair market value of any TD common shares received in the merger and (2) such holder’s adjusted tax basis in the shares of TSFG common stock surrendered in the merger for TD common shares and/or cash;

•	A U.S. holder’s aggregate tax basis in the TD common shares, if any, that such holder receives in the merger will equal the fair market value of such common shares at the time of the merger; and

•	A U.S. holder’s holding period for the TD common shares, if any, that such holder receives in the merger should generally begin on the day after the completion of the merger.

If U.S. holders receive stock consideration, such holders of TSFG common stock may need to sell TD common shares received in the merger, or raise cash from other sources, to pay any tax obligations resulting from the merger.

If a U.S. holder acquired different blocks of TSFG common stock at different times and at different prices, any gain or loss will be determined separately with respect to each such block of TSFG common stock surrendered.

Any gain or loss that a U.S. holder recognizes in connection with the merger will generally be capital gain or loss and will be long-term capital gain or loss if, as of the date of the merger, such holder’s holding period in its TSFG common stock is greater than one year as of the date of the merger. For non-corporate shareholders, long-term capital gain generally is subject to tax at preferential rates. There are limitations on the deductibility of capital losses.

U.S. holders of TSFG common stock may be subject to information reporting and backup withholding on any cash payments such holders receive in the merger. A U.S. holder will not be subject to backup withholding, however, if such holder:

•	timely furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal such holder will receive; or

•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against a U.S. holder’s United States federal income tax liability, provided such holder timely furnishes the required information to the IRS.

Non-U.S. Holders

Any gain realized on the receipt of TD common shares and/or cash in the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	TSFG is or has been a “United States real property holding corporation” for United States federal income tax purposes and the non-U.S. holder owned more than 5% of TSFG’s common stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

TSFG believes it is not and has not been a “United States real property holding corporation” for United States federal income tax purposes.

Information reporting and, depending on the circumstances, backup withholding will apply to the TD common shares and/or cash received in the merger, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s United States federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the IRS in a timely manner.

Ownership and Disposition of TD Common Shares by U.S. Holders

Passive Foreign Investment Company

TD does not believe that it is, for United States federal income tax purposes, a passive foreign investment company, or “PFIC”, and expects to operate in such a manner so as not to become a PFIC. If, however, TD is or becomes a PFIC, you could be subject to additional United States federal income taxes on gains recognized with respect to TD common shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. The remainder of this discussion assumes that TD will not be treated as a PFIC for United States federal income tax purposes.

Dividends

Distributions on a U.S. holder’s TD common shares (including amounts withheld to reflect Canadian withholding taxes) will be taxable as dividends to the extent paid out of TD’s current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including withheld taxes) will be includable in a U.S. holder’s gross income as ordinary income on the day actually or constructively received by such U.S. holder. Because TD is not a U.S. corporation, such dividends will not be eligible for the dividends received deduction allowed to corporations. With respect to non-corporate U.S. holders, certain dividends received in taxable years beginning before January 1, 2011 from a qualified foreign corporation may be subject to reduced rates of taxation (currently 15%). A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the United States Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The United States Treasury Department has determined that the Treaty meets these requirements, and TD believes it is eligible for the benefits of the Treaty. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” under Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of TD’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. holders should consult their own tax advisors regarding the application of these rules given their particular circumstances.

The amount of any dividend paid on the TD common shares in Canadian currency will equal the United States dollar value of the Canadian currency calculated by reference to the exchange rate in effect on the date the dividend is properly included in income by a U.S. holder, regardless of whether the Canadian currency is converted into United States dollars. A U.S. holder will have a basis in the Canadian currency equal to its United States dollar value on the date the dividend is properly included in income. Any gain or loss realized on a subsequent conversion or other disposition of the Canadian currency will be treated as United States source ordinary income or loss.

Subject to certain conditions and limitations, Canadian withholding taxes on dividends, as described under “Material Canadian Federal Income Tax Considerations — Material Canadian Federal Income Tax Consequences of Owning TD Common Shares” beginning on page 51, may be treated as foreign taxes eligible for credit against a U.S. holder’s United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the TD common shares will be treated as income from sources outside the United States and will generally constitute “passive category income.” Special rules apply to certain U.S. holders that are individuals whose foreign source income during the taxable year consists entirely of “qualified passive income” and whose creditable foreign taxes paid or accrued during the taxable year do not exceed $300 ($600 in the case of a joint return). Further, in certain circumstances, if a U.S. holder:

•	has held TD common shares for less than a specified minimum period during which such holder is not protected from risk of loss,

•	is obligated to make payments related to the dividends with respect to positions in substantially similar or related property, or

•	holds the TD common shares in arrangements in which such holder’s expected economic profit, after non-U.S. taxes, is insubstantial,

such holder will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on the TD common shares. The rules governing the foreign tax credit are complex. U.S. holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

To the extent that the amount of any distribution exceeds TD current and accumulated earnings and profits, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the TD common shares (which increases the amount of gain, or decreases the amount of loss, to be recognized by the U.S. holder on a subsequent disposition of the common shares), and the balance in excess of adjusted basis will be taxed as capital gain. Consequently, these distributions in excess of TD’s current and accumulated earnings and profits would not give rise to foreign source income and a U.S. holder would not be able to use the foreign tax credit arising from any Canadian withholding tax imposed on that distribution unless that credit can be applied (subject to applicable limitations) against U.S. tax due on other foreign source income in the appropriate category for foreign tax credit purposes.

Taxation of Capital Gains

A U.S. holder will recognize taxable gain or loss on any sale or exchange of TD common shares in an amount equal to the difference between the amount realized for the TD common shares and such holder’s tax basis in the TD common shares. Such gain or loss will generally be capital gain or loss. Capital gains of non-corporate taxpayers derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder will generally be treated as United States source gain or loss.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of TD common shares and the proceeds from the sale, exchange or redemption of TD common shares that are paid to a U.S. holder within the United States (and in certain cases, outside the United States), unless such holder is an exempt recipient. Backup withholding may apply to such payments if a U.S. holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s United States federal income tax liability provided the required information is furnished to the IRS.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses United States federal income tax and does not address any non-income tax or any foreign, state or local tax consequences. You should consult your own tax advisors concerning the United States federal income tax consequences of the merger and the ownership of TD common shares in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

Material Canadian Federal Income Tax Considerations

The following summary describes the material Canadian federal income tax considerations generally applicable to a person who acquires cash (including cash in lieu of fractional share interests) and/or TD common shares in exchange for TSFG common stock as part of the merger and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations, or collectively, the Tax Act, and the Canada-United States Income Tax Convention (1980), or the Treaty, (1) deals at arm’s length with TD; (2) is not affiliated with TD; (3) holds TD common shares as capital property; (4) is not, and is not deemed to be, resident in Canada; (5) is a resident of the U.S. that is eligible for benefits under the Treaty; and (6) does not use or hold, and is not deemed to use or hold, TD common shares or TSFG common stock in a business carried on in Canada (a “U.S. Resident Holder”). Special rules, which are not discussed in this summary, may apply to certain holders that are insurers carrying on an insurance business in Canada and elsewhere.

Generally, TD common shares will be capital property to a U.S. Resident Holder provided the U.S. Resident Holder does not hold those shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act, and on our understanding of the current administrative and assessing practices and policies of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, which we refer to as the proposed amendments, and assumes that all proposed amendments will be enacted in the form proposed. However, no assurances can be given that the proposed amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may be different from those discussed herein.

This summary is of a general nature only and is not, nor is it intended to be, legal or tax advice to any particular U.S. Resident Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, U.S. Resident Holders should consult their own tax advisors with regard to their own particular circumstances.

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of TD common shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Tax Act. The amount of any dividends required to be included in the income of a U.S. Resident Holder may be affected by fluctuations in the Canadian/U.S. dollar exchange rate.

Material Canadian Federal Income Tax Consequences of the Merger

A U.S. Resident Holder will not be subject to tax under the Tax Act on the exchange of TSFG common stock for cash (including cash in lieu of fractional share interests) and/or TD common shares in the merger.

Material Canadian Federal Income Tax Consequences of Owning TD Common Shares

Dividends paid or credited or deemed to be paid or credited to a U.S. Resident Holder on TD common shares will be subject to Canadian withholding tax at a rate of 25%, subject to a reduction in the rate of withholding to which the U.S. Resident Holder is entitled under the Treaty. If the U.S. Resident Holder is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced under the Treaty to 15%.

Material Canadian Federal Income Tax Consequences of Disposing of TD Common Shares

A U.S. Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of TD common shares, unless the TD common shares are “taxable Canadian property” to the U.S. Resident Holder for purposes of the Tax Act and the U.S. Resident Holder is not entitled to relief under the Treaty.

Generally, the TD common shares will not constitute taxable Canadian property to a U.S. Resident Holder at a particular time provided that (1) the TD common shares are listed on a designated stock exchange (which includes the Toronto Stock Exchange and the New York Stock Exchange) at that time, and (2) the U.S. Resident Holder, persons with whom the U.S. Resident Holder does not deal at arm’s length, or the U.S. Resident Holder together with all such persons, have not owned or had an interest in or an option in respect of 25% or more of the issued shares of any class or series of the capital stock of TD at any time during the 60-month period that ends at that time. In any event, gains realized by a U.S. Resident Holder on the disposition of TD common shares will not generally be subject to Canadian tax as long as the value of the TD common shares is not derived principally from real property situated in Canada at the time of the disposition, as contemplated in the Treaty.

In the Canadian federal budget released on March 4, 2010, the Minister of Finance (Canada) proposed to amend the definition of taxable Canadian property in the Tax Act such that, after March 4, 2010, shares that are listed on a designated stock exchange (which includes the Toronto Stock Exchange and New York Stock Exchange) will generally not constitute taxable Canadian property to a U.S. Resident Holder at a particular time unless at any time during the 60-month period that ends at that time (a) 25% or more of the issued shares of any class or series of the capital stock of the company were owned by or belonged to any combination of the U.S. Resident Holder and persons with whom the U.S. Resident Holder did not deal at arm’s length, and (b) more than 50% of the fair market value of the shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties whether or not such properties exist. A bill to enact such amendment is currently being considered by the Canadian Parliament, although there can be no assurance that such amendment will be enacted as proposed.

Anticipated Accounting Treatment

TD intends to account for the merger under the purchase method for both Canadian and United States financial accounting purposes. Accordingly, the aggregate fair value of the consideration paid by TD in connection with the merger will be allocated to TSFG’s net assets based on their fair values as of the completion of the merger. The excess of the total purchase consideration over the fair value of the identifiable net assets acquired will be allocated to goodwill. The purchase price allocation is subject to refinement as TD completes the valuation of the assets acquired and liabilities assumed. The results of operations of TSFG will be included in TD’s consolidated results of operations only for periods subsequent to the completion of the merger.

Regulatory Matters Related to the Merger and Stock Exchange Listings

To complete the merger, we need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities as well as regulatory authorities in Canada. These approvals and filings are described below.

Federal Reserve Board Approval

On July 22, 2010, the Federal Reserve Board of Governors announced its approval of the application of TD and its subsidiary bank holding companies to acquire control of TSFG and its subsidiary bank. The approval required TSFG to enter into an agreement to divest certain branches in the Palatka banking market prior to consummation of the Merger and TSFG did so on August 8, 2010.

Canadian Approvals

Under the Bank Act of Canada, the consent of the Superintendent of Financial Institutions of Canada is required in order for TD to hold a substantial investment in TSFG as a result of the purchase of the Series M Preferred Stock and to acquire control of TSFG, as a result of the merger. Approval is also required for TD to issue its common shares for non-cash consideration as part of the consideration to be distributed to TSFG shareholders in connection with the merger. TD has filed the necessary applications with the Superintendent of Financial Institutions of Canada for the aforementioned approvals. Approval was also required for TD to issue its common shares for non-cash consideration in order to purchase the TSFG shares of Series M Preferred Stock, which approval was received on July 7, 2010.

Stock Exchange Listings

TD is obligated under the merger agreement to use its reasonable best efforts to cause the TD common shares issuable in the merger to be approved for listing on the Toronto Stock Exchange and the New York Stock Exchange, subject to official notice of issuance, prior to the completion of the merger. In addition, it is a condition to the completion of the merger that these shares be approved for listing on the Toronto Stock Exchange and the New York Stock Exchange. As discussed in greater detail under “Nasdaq Matters”, on August 23, 2010, TSFG received notice from Nasdaq of the commencement of delisting proceedings. TSFG common stock will be delisted from the Nasdaq Capital Market promptly following consummation of the merger.

Other Regulatory Approvals

TD has filed an application with, and has obtained the conditional approval of, the State Board of Financial Institutions of the State of South Carolina. Applications and notifications may be filed with various other state regulatory authorities. While we believe that the requisite regulatory approvals for the merger will be received, there can be no assurances of this or regarding the timing of receipt of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. There can likewise be no assurance that U.S., Canadian or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of such challenge. The obligations of TD and TSFG to complete the merger are conditioned upon the receipt of all required regulatory approvals (and, in the case of TD’s obligation to complete the merger, the receipt of these approvals without the imposition of any condition or restriction that would reasonably be expected to have a material adverse effect on TSFG or TD (assuming, for this purpose, that TD is an entity the size of TSFG in terms of financial metrics). See “Proposal No. 1: The Merger Agreement — Conditions to the Merger” beginning on page 69.

Private parties also may seek to take legal action under the antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, TSFG and TD believe that the completion of the merger will not violate U.S. antitrust laws. However, we can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that we will prevail.

The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by TSFG shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

Merger Fees, Costs and Expenses

All expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, except that TSFG and TD will share equally the costs and expenses incurred in connection with the filing, printing and mailing of this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus forms a part and costs and expenses incurred in connection with applications, notices and other filings with regulatory authorities. See “Proposal No. 1: The Merger Agreement — Termination Fees and Expenses” beginning on page 71.

Procedures for Cash Election and Exchange of TSFG Stock Certificates

TSFG shareholders are receiving a form of cash election with this proxy statement-prospectus. This form of cash election shall be used if a TSFG shareholder wishes to make a cash election for any or all of such holder’s shares of TSFG common stock. The form of cash election allows the holder to make a cash election for some or all of such holder’s shares of TSFG common stock. If a holder or the holder’s affiliates are the registered holders of shares of TSFG common stock represented by more than one certificate or held in more than one account, the holder may also specify on the form of cash election how to allocate cash consideration, if any, among those shares of TSFG common stock.

You only need to complete and return a cash election form if you wish to receive cash for some or all of your shares of TSFG common stock. You do not need to complete the cash election form if you wish to receive only TD common shares for your shares of TSFG common stock. If the exchange agent does not receive from you a properly completed cash election form, together with the stock certificates representing the shares you wish to exchange for cash, properly endorsed for transfer, a book-entry delivery of shares or a guarantee of delivery by the election deadline, all of your shares of TSFG common stock will be exchanged for TD common shares (or cash in lieu of fractional shares of TD common shares) in the merger.

Exchange Agent

BNY Mellon Shareowner Services will serve as the exchange agent for purposes of effecting the election.

Election Deadline

The election deadline will be 5:00 p.m., New York City time, on (i) September 28, 2010, the date of the TSFG special meeting, or (ii) two business days prior to the date of the completion of the merger if the completion of the merger is more than four business days following the TSFG special meeting. If it is determined that the election deadline will not be the date of the special meeting of TSFG shareholders, TD and TSFG will publicly announce the election deadline at least five business days prior to the anticipated completion date of the merger.

Form of Cash Election

The applicable form of cash election must be properly completed and signed and accompanied by:

•	certificates representing all of the shares of TSFG common stock covered by the form of cash election, duly endorsed in blank or otherwise in a form acceptable for transfer on TSFG’s books (or appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as described in the form of cash election);

•	a properly completed and signed notice of guaranteed delivery, as described in the form of cash election, from a firm that is an “eligible guarantor institution” (as described in the form of cash election), provided that the actual stock certificates are in fact delivered to the exchange agent by the time set forth in the notice of guaranteed delivery; or

•	if the shares of TSFG common stock are held in book-entry form, the documents specified in the form of cash election.

In order to make a cash election, the properly completed and signed form of cash election, together with one of the items described above, must be actually received by the exchange agent at or prior to the election deadline in accordance with the instructions in the form of cash election.

If shares of TSFG common stock are held in street name and the holder wishes to make a cash election, the holder should contact his or her bank, broker, dealer or financial institution and follow the instructions provided.

Inability to Sell Shares as to which an Election is Made

TSFG shareholders who make a cash election will be unable to sell their shares of TSFG common stock after making the election, unless the election is properly revoked before the election deadline or the merger agreement is terminated.

Election Revocation and Changes

Generally, an election may be revoked or changed with respect to all or a portion of the shares of TSFG common stock covered by the election by the holder who submitted the applicable form of cash election, but only by written notice received by the exchange agent prior to 5:00 p.m., New York City time on the election deadline. If an election is revoked, or the merger agreement is terminated, and any stock certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the TSFG shareholder who submitted those certificates. TSFG shareholders will not be entitled to revoke or change their elections following the election deadline. As a result, TSFG shareholders who have made elections will be unable to revoke their elections or sell their shares of TSFG common stock during the interval between the election deadline and the date of completion of the merger.

Shares of TSFG common stock as to which the holder has not made a valid cash election prior to the election deadline, including as a result of revocation, will be deemed not to have made a cash election and the holder thereof will receive the stock consideration for such shares of TSFG common stock. If it is determined that any purported cash election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Neither TD nor TSFG is making any recommendation as to whether TSFG shareholders should make a cash election. You must make your own decision with respect to such election.

Exchange of TSFG Stock Certificates

At or prior to the completion of the merger, TD will cause to be deposited with an exchange agent appointed by TD, subject to the approval of TSFG, which shall not be unreasonably withheld, an estimated amount of cash sufficient to pay the aggregate cash consideration and the cash in lieu of any fractional shares that would otherwise be issued in the merger, and certificates, or evidence of shares in book-entry form, representing the TD common shares to be issued as part of the merger consideration.

As soon as reasonably practicable after the completion of the merger, and in no event more than five business days thereafter, the exchange agent will mail to each record holder of TSFG common stock (other than any holders who properly made a cash election) a form of letter of transmittal and instructions for use in effecting the surrender of the TSFG stock certificates in exchange for the stock consideration. Upon proper surrender of a TSFG stock certificate for exchange and cancellation to the exchange agent, together with a letter of transmittal and such other documents as may be specified in the instructions, the holder of the TSFG stock certificate will be entitled to receive the stock consideration. With respect to the stock consideration consisting of TD common shares, holders of TSFG stock certificates will receive evidence of such shares in book-entry form.

TSFG stock certificates may be exchanged for the merger consideration with the exchange agent for up to six months after the completion of the merger. At the end of that period, any evidence of shares in book-entry form and cash may at TD’s option be returned to TD, and in such case, any holders of TSFG stock certificates that have not exchanged their stock certificates would then be entitled to look only to TD for the portion of the merger consideration to be paid by TD.

Until you exchange your TSFG stock certificates for merger consideration, you will not receive any dividends or other distributions in respect of any TD common shares which you may be entitled to receive in connection with that exchange. Once you exchange your TSFG stock certificates for the merger consideration, you will receive, without interest, any dividends or distributions with a record date after the completion of the merger and payable with respect to the TD common shares, if any, that you are entitled to receive.

If your TSFG stock certificate has been lost, stolen or destroyed, you may receive the merger consideration upon the making of an affidavit of that fact. You may be required to post a bond in a reasonable amount as an indemnity against any claim that may be made with respect to the lost, stolen or destroyed TSFG stock certificate.

Treatment of TSFG Options and Other Equity Based Awards

Treatment of TSFG Stock Options

Upon completion of the merger, each option to purchase shares of TSFG common stock (a “Company Option”) outstanding under any of TSFG’s stock incentive plans, whether vested or unvested, will become fully vested and will automatically convert into an option to purchase a number of TD common shares (a “TD Option”), on the same terms and conditions as were applicable under such Company Option, equal to (i) the number of shares of TSFG common stock subject to each Company Option, multiplied by (ii) 0.004, rounded, if necessary, down to the nearest whole TD common share, and such TD Option shall have an exercise price per share equal to the per share exercise price specified in such Company Option divided by 0.004, rounded up, if necessary, to the nearest cent. However, in the case of any Company Option that qualifies as an incentive stock option, if the foregoing calculation above does not preserve such Company Option’s status as incentive stock options, the manner of determination will be adjusted in a way that (i) complies with Section 424(a) of the Code and (ii) results in the smallest adverse modification in the economic values that otherwise would be achieved by the holder pursuant to the calculation set forth above. TD Options granted in respect of Company Options originally granted under the Florida Banks, Inc. 1998 Stock Option Plan will be terminated, without payment, upon completion of the merger and outstanding options granted under the TSFG Stock Option Plan will be terminated, without payment, no less than 31 days after the completion of the merger.

Treatment of TSFG Restricted Stock

Upon completion of the merger, each outstanding share of TSFG common stock, subject to vesting or other lapse restrictions, granted under any of TSFG’s stock incentive plans will become fully vested and free from such restrictions and will be treated in the same manner as other TSFG common stock, as described above.

Treatment of TSFG Restricted Stock Units

Upon completion of the merger, each outstanding right to receive a share of TSFG common stock in the form of a restricted stock unit, whether vested or unvested, granted under any of TSFG’s stock incentive plans, will be fully vested and will automatically convert into the vested right to receive cash in accordance with the applicable stock incentive plan in an amount equal to the product of (x) $0.28 multiplied by (y) the number of shares of TSFG common stock subject to such right.

Treatment of TSFG Stock Appreciation Rights

Upon completion of the merger, each outstanding stock appreciation right granted under any of TSFG’s stock incentive plans, whether vested or unvested, will cease to represent a right to receive cash upon exercise of such stock appreciation right and will be converted into a stock appreciation right in respect of TD common shares, on the same terms and conditions as were applicable under the respective stock incentive plan (including that the stock appreciation right will be settled in cash upon exercise), in an amount equal to the product of (x) 0.004, multiplied by (y) the number of shares of TSFG’s common stock subject to each such stock appreciation right, rounded down, if necessary, to the nearest whole TD common share, and such TD stock appreciation right shall have an exercise price per share equal to the per share exercise price specified in such Company stock appreciation right divided by 0.004, rounded, if necessary, up to the nearest cent.

Treatment of Certain TSFG Equity-Based Plans

TSFG’s Dividend Reinvestment Plan and the Amended and Restated TSFG Employee Stock Purchase Plan (and any other plan or program intending to qualify as a stock purchase plan under Section 423 of the Code) will be terminated immediately prior to the completion of the merger. All TSFG common stock (and, if applicable, preferred stock) held in the TSFG tax-qualified defined contribution plan and in respect of any liabilities under TSFG’s Executive Deferred Compensation Plan will be converted into the merger consideration in the same manner as all other shares of TSFG common stock.

No Dissenters’ Rights of Appraisal

Chapter 13 of the South Carolina Business Corporation Act provides that a shareholder of a corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, the consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by Section 33-11-103 of the 1976 Code of Laws of South Carolina, as amended, or the articles of incorporation and the shareholder is entitled to vote on the merger. However, Section 33-13-102(B) of the 1976 Code of Laws of South Carolina, as amended, states that no dissenters’ rights are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the Financial Industry Regulatory Authority. As a result of the foregoing, TSFG common shareholders will not be entitled to exercise any dissenters’ rights of appraisal in connection with the transactions contemplated by the merger agreement.

Resale of TD Common Shares

U.S. Resale Requirements

The TD common shares issued under the terms of the merger agreement will not be subject to any restrictions on transfer arising under the Securities Act.

Canadian Resale Restrictions

The TD common shares issued under the terms of the merger agreement will not be subject to any restrictions on transfer under applicable Canadian securities law. To the extent Canadian securities laws apply, however, the first trade in the TD common shares issued under the terms of the merger agreement must be made in accordance with customary conditions, including that such trade is not a control distribution, that no unusual effort is made to prepare the market or to create a demand for such shares and that no extraordinary commission or consideration is paid in respect of the trade. In addition, when selling the TD common shares, holders who engage in the business of trading in securities, or hold themselves out as engaging in the business of trading in securities may also be subject to Canadian dealer registration requirements. If a holder requires advice on the application of Canadian securities laws to the trade of TD common shares, the holder should consult its own legal advisor.

Nasdaq Matters

As discussed under “— Background of the Merger,” Nasdaq Rule 5635 typically requires shareholder approval for issuances of voting securities representing 20% or more of the outstanding voting securities of the issuer. However, Nasdaq Rule 5635(f), commonly known as the financial viability exception, permits a Nasdaq-listed issuer to issue securities without a shareholder vote where the audit committee of the board of directors determines that the delay in securing that shareholder approval prior to consummation of the issuance would seriously jeopardize the financial viability of the issuer. While the TSFG audit committee reached that conclusion with respect to the issuance of the Series M Preferred Stock to TD for the reasons discussed under “— Background of the Merger” and “— Reasons for the Merger,” reliance on Nasdaq financial viability exception also requires the approval of Nasdaq. The staff of Nasdaq has informed TSFG that it has reviewed TSFG’s request for approval to rely on the financial viability exception and has determined not to approve such request. The staff of Nasdaq informed TSFG that it has interpreted Rule 5635(f) to not apply in the specific context of the proposed merger. This interpretation, which TSFG understands was an issue of first impression for Nasdaq, is contrary to determinations by the New York Stock Exchange in similar circumstances with respect to its comparable shareholder approval rules.

TSFG advised the staff of Nasdaq that it respectfully believes that the staff reached the wrong conclusion in this matter. Because there is no process for appealing this conclusion other than as part of the delisting appeal process, because the issuance of the Series M Preferred Stock to TD is an important requirement under the terms of the proposed transaction, and because the TSFG board determined that the issuance is in the best interests of TSFG, its shareholders and other constituents, TSFG completed the issuance of the Series M Preferred Stock to TD on August 23, 2010. On August 23, 2010, TSFG received a letter from Nasdaq stating that TSFG had failed to comply with Nasdaq Listing Rules 5635(b), 5635(d) and 5640 and had taken action that raises public interest concerns under Listing Rule 5100. The letter stated that TSFG’s common stock would be delisted from Nasdaq on September 1, 2010 unless TSFG requested a hearing before the Nasdaq Listing Qualifications Hearing Panel prior to August 30, 2010. In response to the letter, TSFG intends to request an oral hearing before the Nasdaq Listing Qualifications Hearing Panel to appeal the Nasdaq staff’s delisting determination. Meanwhile, TSFG’s common stock will continue to trade on the Nasdaq Capital Market until a written decision is rendered by the Nasdaq Listing Qualifications Hearing Panel. Under Nasdaq’s rules, TSFG may also file a notice of appeal of any staff delisting determination within seven days after notification of such determination. The filing of an appeal will generally stay the delisting process pending a hearing on the appeal (which Nasdaq’s rules specify will take place, to the extent practicable, within 45 days of the filing of the notice of appeal). TSFG understands that in the normal course a determination of an appeal would be made within three to four weeks following a hearing. In the event that the Nasdaq Hearings Panel agrees with the Nasdaq staff’s interpretation, TSFG’s common stock would then be delisted from Nasdaq following a 10-day notice period (although TSFG could pursue further appeals during that period). There can be no assurances as to the timing of delisting or such appeal process or the result of any such appeals.

In the event that TSFG is delisted from Nasdaq prior to completion of the merger, TSFG shareholders will not be able to trade their shares of TSFG common stock on Nasdaq, and will only be able to trade to the extent trading develops in the so-called over-the-counter market on the OTC Bulletin Board or in the “Pink Sheets.” The completion of the merger is expected to occur approximately one month following the issuance of the Series M Preferred Stock (subject to the conditions to closing set forth in the merger agreement). In any event, TSFG would expect that the loss of the Nasdaq listing would likely negatively impact the trading price of TSFG common stock and levels of liquidity available to TSFG shareholders. In addition, following any delisting, certain investors may become obligated by law or contractual mandate to sell their holdings of TSFG common stock, TSFG common stock would not be eligible for margin loans and TSFG common stock would be subject to Rule 15g-9 of the Exchange Act.

In addition, as previously disclosed, on December 4, 2009, TSFG received a notice letter from Nasdaq regarding its non-compliance with Rule 5450(a)(1) of The Nasdaq Marketplace Rules with respect to the minimum bid price requirement of $1.00 per share. In accordance with the Nasdaq listing rules, TSFG had a 180 calendar day grace period, or until June 2, 2010, to comply with the minimum bid price requirement. TSFG was unable to satisfy this requirement, and, effective June 7, 2010, the listing of TSFG common stock was transferred to the Nasdaq Capital Market from the Nasdaq Global Market. In connection with such transfer, TSFG has been granted an additional 180 calendar days from June 2, 2010, or until November 29, 2010, to demonstrate compliance with the $1.00 bid price requirement. As a result, TSFG could be delisted notwithstanding the above discussion relating to the TD preferred share issuance.

PROPOSAL NO. 1: THE MERGER AGREEMENT

The following is a summary of material terms of the merger agreement, including the effects of those provisions. While TD and TSFG believe this description covers the material terms of the merger agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the merger agreement, which is included as Appendix A to this document and is incorporated by reference in this document. We urge you to read the entire merger agreement carefully.

Structure of the Merger

Subject to the terms and conditions of the merger agreement, and in accordance with South Carolina law, Hunt Merger Sub, Inc., a newly-formed subsidiary of TD, will merge with and into TSFG. TSFG will be the surviving corporation in the merger, will become a wholly-owned subsidiary of TD, and will continue its corporate existence under the laws of the State of South Carolina. Upon completion of the merger, the separate corporate existence of Hunt Merger Sub, Inc. will terminate.

Merger Consideration

Merger Consideration.  Upon completion of the merger, each TSFG shareholder of record will be entitled to receive in exchange for each share of TSFG common stock owned by such shareholder either:

•	$0.28 in cash, which we refer to as the cash consideration, if a cash election is made with respect to such share; or

•	0.004 TD common shares, plus cash in lieu of any fractional share interests, which we refer to as the stock consideration.

Cash Election.  TSFG common shareholders are receiving a form of cash election with this proxy statement/prospectus for making cash elections. The form of cash election allows the record holder of shares of TSFG common stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make cash elections for some or all of their TSFG common stock in lieu of receiving the stock consideration. TSFG shares of common stock as to which the holder has not made a valid election prior to the election deadline will be treated as though no cash election had been made and will receive the stock consideration. See “The Merger — Procedures for Cash Election and Exchange of TSFG Stock Certificates” beginning on page 53.

TD intends to pay any cash consideration (including any amounts paid in lieu of any fractional share interests) from funds on hand by TD and its affiliates.

Cancellation of Stock.  All shares of TSFG common stock directly owned by TSFG (other than shares in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, for the benefit of customers or clients, and other than shares held in satisfaction of a debt previously contracted) at the effective time of the merger will be cancelled and retired and will cease to exist, and no merger consideration will be delivered in exchange for these shares. All shares of TSFG common stock owned by TD or by any wholly-owned subsidiary of TD will remain outstanding, and no consideration will be delivered in exchange for these shares.

Effect on Preferred Stock.  Each share of the TSFG’s Series 2008-T Preferred Stock and each share of Series M Preferred Stock outstanding immediately prior to the completion of the merger will remain issued and outstanding and will have the rights, preferences, privileges and voting powers, and limitations and restrictions as set forth in TSFG’s articles of incorporation.

Conversion of Hunt Merger Sub, Inc. Common Stock.  Upon completion of the merger, all of the shares of Hunt Merger Sub, Inc. common stock outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of TSFG.

Treatment of TSFG Stock Options and Other Equity Based Awards.  At the effective time of the merger, outstanding TSFG equity awards (except for TSFG restricted stock units) will be converted into the right to receive TD equity awards, adjusted to reflect the exchange ratio and outstanding TSFG restricted stock units will be converted into the right to receive cash. TD Options granted in respect of Company Options originally granted under the Florida Banks, Inc. 1998 Stock Option Plan will be terminated, without payment, upon completion of the merger and outstanding options granted under the TSFG Stock Option Plan will be terminated, without payment, no less than 31 days after the completion of the merger. See “The Merger — Treatment of TSFG Options and Other Equity Based Awards” beginning on page 55.

Fractional Shares.  TD will not issue any fractional TD common shares in the merger. Instead, a TSFG shareholder will receive an amount in cash that is equal to:

•	the fractional part of a TD common share the shareholder would otherwise be entitled to receive, multiplied by

•	the average of the daily volume weighted average prices for the TD common shares on the Toronto Stock Exchange for the five trading days immediately prior to the date on which the merger is completed, converted into U.S. dollars using the exchange rate for each day as reported by the Bank of Canada.

Certain Adjustments.  If, between the date of the merger agreement and the completion of the merger, TD’s outstanding common shares are increased, decreased, changed into or exchanged for a different number or kind of shares or securities through any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in TD’s capitalization or any special or extraordinary dividend or distribution shall have been declared, paid or made with respect to the TD common shares (excluding regularly quarterly dividends and any increases of regularly quarterly dividends by TD) unless the record date of such special or extraordinary dividend or distribution is after the completion of the merger, the exchange ratio for the TD common shares to be issued as merger consideration and issuable upon exercise of assumed TSFG options will be appropriately adjusted to provide TSFG’s shareholders and optionholders, as the case may be, the same economic effect as contemplated by the merger agreement prior to the relevant event.

Surviving Corporation, Governing Documents and Directors

At the effective time of the merger, the articles of incorporation of TSFG, as in effect immediately prior to the effective time of the merger, will be the articles of incorporation of TSFG as the surviving corporation in the merger. At the effective time of the merger, the bylaws of TSFG, as in effect immediately prior to the effective time of the merger, will be amended and restated so as to read in their entirety in the form of the bylaws of Hunt Merger Sub, Inc. and will be the bylaws of TSFG as the surviving corporation in the merger.

At the effective time of the merger, the board of directors of Hunt Merger Sub, Inc. immediately prior to the effective time of the merger will be the directors of TSFG as the surviving corporation of the merger.

Closing

Unless the parties agree otherwise, the completion of the merger will occur on the second business day after the satisfaction or waiver of all closing conditions except for the conditions that, by their terms, are to be satisfied at the closing. See “The Merger— Conditions to the Merger” beginning on page 69. The parties currently expect to complete the merger shortly after the special meeting, assuming all regulatory approvals have been received.

Effective Time of the Merger

The merger will become effective at the time the articles of merger are filed with the Secretary of State of the State of South Carolina, or at such later time as agreed to by the parties and specified in the articles of merger. We will file the articles of merger as soon as practicable after the satisfaction or waiver of the closing conditions in the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by TSFG to TD and Hunt Merger Sub, Inc. relating to a number of matters, including the following:

•	corporate or other organization and similar matters of TSFG and its subsidiaries;

•	capital structure;

•	corporate authorization and validity of the merger agreement and the absence of conflicts with organizational documents, laws and agreements;

•	the unanimous approval by TSFG’s board of directors of the merger agreement, the share purchase agreement, the Certificate of Designations of the new preferred stock and the other transactions contemplated thereby, and the recommendation of the merger agreement to the shareholders of TSFG;

•	required consents, approvals and filings with governmental entities;

•	proper filing of documents with the SEC and the accuracy of information contained in those documents and the implementation of proper disclosure controls and procedures;

•	the conformity with U.S. GAAP and SEC requirements of TSFG’s financial statements filed with the SEC and the absence of undisclosed liabilities;

•	broker’s and finder’s fees related to the merger;

•	the absence of a material adverse effect since December 31, 2009, the date of TSFG’s last audited financial statements and the absence of certain other material events since March 31, 2010;

•	the absence of litigation, investigations, injunctions and similar proceedings affecting TSFG;

•	tax matters;

•	employees and employee benefit plans;

•	TSFG’s and its subsidiaries’ possession of all permits and regulatory approvals (and payment of all corresponding fees and assessments) required to conduct their business and compliance by TSFG and its subsidiaries with law;

•	the existence, validity and absence of defaults under material contracts;

•	the absence of agreements with, orders by, or directives from regulatory agencies;

•	the nature of, absence of defaults relating to, and financial position with respect to, derivative instruments and transactions; and

•	information to be provided by TSFG or its representatives for inclusion in this proxy statement/prospectus, the Form F-4, other filings with the SEC or any other filing with any other governmental entity;

•	title to real and personal property and the validity of and absence of defaults relating to leases for leased property;

•	insurance coverage;

•	environmental matters;

•	the receipt of an opinion of Morgan Stanley, TSFG’s financial advisor, as to the fairness, from a financial point of view, of the merger consideration to TSFG’s common shareholders;

•	ownership and validity of intellectual property rights;

•	loan and extension of credit matters;

•	allowances for loan losses;

•	agreements or other transactions with related parties and insiders, including executive officers, principal shareholders, directors, affiliates or family members of the foregoing;

•	compliance by Carolina First Bank with the CRA and the regulations promulgated thereunder; and

•	labor matters.

The merger agreement also contains representations and warranties by TD to TSFG relating to a number of matters, including the following:

•	corporate or other organizational and similar matters;

•	capital structure;

•	corporate authorization and validity of the merger agreement and the absence of conflicts with organizational documents, laws and agreements;

•	required consents, approvals and filings with governmental entities;

•	proper filing of documents with the SEC and Canadian securities regulatory authorities and the accuracy of information contained in those documents and the implementation of proper disclosure controls and procedures;

•	the conformity with Canadian GAAP and SEC or Canadian securities regulatory authority requirements of TD’s financial statements and the absence of undisclosed liabilities;

•	broker’s and finder’s fees related to the merger;

•	the absence of certain material changes or events since the date of TD’s last audited financial statements;

•	the absence of litigation, investigations, injunctions and similar proceedings affecting TD;

•	the approval by TD’s board of directors of the merger agreement and the transactions contemplated thereby;

•	TD’s and its subsidiaries’ possession of all permits and regulatory approvals required to conduct their business and compliance by TD and its subsidiaries with law;

•	the absence of agreements with, orders by, or directives from regulatory agencies; and

•	information to be provided by TD for inclusion in this proxy statement/prospectus, the Form F-4, other filings with the SEC or any other filing with any other governmental entity.

This summary, and the copy of the merger agreement attached to this document as Appendix A, are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide any other factual information about TSFG or TD or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of TSFG or TD, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the periodic and current reports and statements that TSFG and TD file with the SEC. For more information regarding these documents incorporated by reference, see the section entitled “Where You Can Find More Information” on page 96.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to TD or TSFG, as the case may be, means (a) a material adverse effect on the financial condition, results of operations or business of that party and its subsidiaries taken as a whole or (b) a material adverse effect that prevents or materially impairs that party’s ability to consummate the transactions contemplated by the merger agreement on a timely basis, other than, with respect to (a) above, to the extent that effect results from:

•	changes applicable to banks or their holding companies generally in:

•	U.S. GAAP;

•	in the case of TD, Canadian GAAP;

•	laws, rules or regulations or the written interpretations of those laws, rules or regulations by courts or governmental authorities; or

•	regulatory accounting requirements;

except to the extent that the effects of such changes are disproportionately adverse to the financial condition, results of operations or business of such party and its subsidiaries, taken as a whole as compared to other companies in the industry in which such party and its subsidiaries operate

•	actions or omissions expressly required by the merger agreement;

•	changes in global, national or regional political conditions (including acts of terrorism or war) or in general economic, business or market conditions in the United States or any region thereof (or, in the case of TD, the United States or Canada and any region thereof) including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes in the United States or foreign securities markets, in each case affecting banks or their holding companies generally, except to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its subsidiaries, taken as a whole as compared to other companies in the industry in which such party and its subsidiaries operate;

•	the execution of the merger agreement or the public disclosure of the merger agreement or the transactions contemplated thereby, including the impacts on relationships with customers and employees; or

•	failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof unless separately excluded by one of the preceding, or changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes, unless excluded by one of the preceding clauses.

The representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under “— Termination”, if the merger agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the merger agreement, unless a party intentionally breached the merger agreement.

Covenants and Agreements

Conduct of Business of TSFG Pending the Merger.  TSFG has agreed that, prior to the completion of the merger, it and its subsidiaries will conduct their respective businesses in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve intact their respective business organizations, rights, authorizations, franchises and other authorizations from governmental entities and advantageous business relationships and to retain its officers and key employees. TSFG has also agreed, on behalf of itself and its subsidiaries, to take no action that would reasonably be expected to adversely affect or delay the receipt of any required regulatory approvals needed to complete the transactions contemplated by the merger agreement or the share purchase agreement or otherwise delay the consummation of the transactions contemplated by the merger agreement or the share purchase agreement.

Additionally, TSFG has agreed that except as set forth in the merger agreement or pursuant to certain exceptions, during the period from the date of the merger agreement to the completion of the merger, TSFG and its subsidiaries will not, and will not permit any of its subsidiaries to, without the prior written consent of TD:

•	adjust, split, combine or reclassify any of its capital stock, or redeem, purchase or otherwise acquire any of its capital stock;

•	set any record date or payment date, or declare or pay, any dividends or other distributions on its capital stock, other than regular cash dividends on the Series 2008-T Preferred Stock, regular cash dividends on the Series 2000A Cumulative Fixed Rate Preferred Shares and Series 2002C Cumulative Floating Rate Preferred Shares of Carolina First Mortgage Loan Trust, regular quarterly dividends or dividends paid by subsidiaries to TSFG or any of its wholly-owned subsidiaries;

•	issue or commit to issue additional shares of its capital stock (except pursuant to the exercise of the warrant issued to the United States Department of the Treasury in connection with the issuance of the Series 2008-T Preferred Stock, the exercise of TSFG stock options, stock appreciation rights or in connection with the settlement of any TSFG restricted stock units, in each case, outstanding as of the date of the merger agreement or the exercise of purchase rights under any TSFG employee stock purchase plan outstanding as of the date of the merger agreement and for issuances of capital stock or other equity by subsidiaries to TSFG or any of its wholly-owned subsidiaries) or securities convertible into its capital stock or other equity interest (including TSFG options to purchase TSFG common stock, TSFG stock appreciation rights, TSFG restricted stock units or any other equity or “phantom” equity grant under any TSFG stock incentive plan or otherwise), except pursuant to the share purchase agreement;

•	incur or guarantee any material indebtedness for borrowed money other than deposits, Federal Home Loan Bank borrowings, repurchase agreements and similar liabilities in the ordinary course of business consistent with past practice;

•	amend its articles of incorporation or bylaws or similar governing documents;

•	sell, license, lease, transfer, mortgage, encumber or otherwise dispose of, abandon or fail to maintain, any material rights, assets, deposits or properties or cancel or release any material indebtedness or claims, except:

•	sales of loans and sales of investment securities in the ordinary course of business consistent with past practice;

•	as expressly required by the terms of any specified existing agreement; or

•	pledges of assets to secure public deposits accepted in the ordinary course of business consistent with past practice.

•	enter into new lines of business or change in any material respect its lending, investment, risk and asset-liability management and other material banking or operating policies except as required by law or by rules or policies imposed by governmental entities;

•	make any acquisition of or investment in any person or acquisition of assets of another person, in each case other than a wholly owned subsidiary of TSFG, or enter into an agreement relating to a business combination, liquidation or similar transaction, or letter of intent or memorandum of understanding or agreement in principle in respect thereto, except for:

•	foreclosures and other similar transactions in connection with securing or collecting debts previously contracted;

•	purchases of U.S. government and U.S. government agency securities which are investment grade rated and, in the case of fixed rate instruments, that have a final maturity of five years or less; and

•	transactions in the ordinary course of business consistent with past practice and that, together with all other such transactions, are not material to TSFG.

•	foreclose on or take a deed or title to any real estate other than single-family residential without first conducting a specified environmental assessment of the property, or if that assessment indicates the presence of a hazardous, toxic, radioactive or dangerous substance;

•	enter into, renew, extend or terminate any material lease, license, contract or other agreement, except in the ordinary course of business consistent with past practice, or make any material change in such leases, licenses, contracts or other agreements, other than renewals of leases, licenses, contracts or other agreements for a term of one year or less without material changes to the terms thereof;

•	increase the compensation or benefits of any current or former employee, officer, director, consultant or independent contractor of TSFG or its subsidiaries (each, a “TSFG employee”), subject to certain merit-based salary increases and changes required by law or existing specified arrangements;

•	grant or pay any change-in-control, retention bonus, severance or termination pay to any TSFG employee including as required by law or existing specified arrangements;

•	loan or advance any money or other property, or sell, transfer or lease any properties, rights or assets to any TSFG employee;

•	except as required by law, establish, adopt, enter into, amend, terminate or grant any waiver or consent under any employee benefit plan, agreement, program, policy, trust, fund or other arrangement;

•	grant any equity or equity-based awards;

•	hire, or terminate the employment of, any TSFG employee with an annual base salary in excess of $150,000;

•	effectuate any layoff of TSFG employees without compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local law or regulation;

•	allow for the commencement of any new offering periods under any TSFG Employee Stock Purchase Plan;

•	take any action to accelerate the vesting or payment of any compensation or benefit under any employee benefit plan or awards made thereunder;

•	make or commit to make any capital expenditures in excess of $100,000 individually or $1 million in the aggregate;

•	permit the construction of new structures or facilities upon, or purchase, or lease any real property, or open, relocate or close any branch or other facility or make an application to do so;

•	without providing prior notice to and consulting with TD and except as approved by TSFG prior to the date of the merger agreement, make or acquire any loan or issue a commitment for any loan or amend or modify in any material respect any existing loan that would result in total credit exposure to the applicable borrower and its affiliates in excess of $10 million, amend or modify in any material respect any existing loan rated “special mention” or below by TSFG with total credit exposure in excess of $5 million or modify or amend any loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, in each case in excess of $1 million;

•	except as otherwise provided in the merger agreement, engage in any material transaction or incur any material obligation except, in each case, in the ordinary course of business consistent with past practice;

•	make payments or loans or advances to, or sell, transfer or lease any properties, rights or assets to, or enter into any agreement or arrangement with, any of its officers or directors or any of their family members or any affiliates or associates, except for loans originated in the ordinary course of business consistent with past practice (and with respect to compensation-related matters subject to the other restrictions described in this section of the merger agreement);

•	settle any claim, action or proceeding involving monetary damages in excess of $100,000, or other than in the ordinary course of business consistent with past practice, waive or release any material rights or claims or agree or consent to the issuance of any injunction or order affecting the business or operations of TSFG;

•	materially change its investment securities portfolio policy or its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage-related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

•	except as required by law or applicable regulatory authorities, make any material change in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or its hedging practices and policies;

•	fail to use commercially reasonable efforts to take any action that is required by a cease-and-desist or other order, any written agreement, consent agreement or memorandum of understanding, commitment letter or similar undertaking from or with any governmental entity, any extraordinary supervisory letter from or any order or directive by or any board resolutions at the request of any governmental entity or willfully take any action that violates any of the foregoing;

•	take any action that is intended to or would reasonably be expected to result in any of TSFG’s representations or warranties being or becoming untrue in any material respect, result in the conditions to the completion of the merger not being satisfied or a required regulatory approval not being obtained without imposition of a condition that would be reasonably likely to have a material adverse effect on TSFG or TD (assuming, for this purpose, that TD is an entity the size of TSFG in terms of financial metrics) or result in a material violation of the merger agreement;

•	make any material changes in its methods, practices or policies of financial or tax accounting, except as may be required under applicable law, regulation or U.S. GAAP or regulatory accounting policies, in each case as discussed with, and with the concurrence of, TSFG’s independent public accountants;

•	enter into any securitizations of any loans or create any special purpose funding or variable interest entity;

•	other than in the ordinary course of business consistent with past practice, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

•	except as required by law, make or change any material tax election, file any amended material tax returns, agree to extension or waiver of any statute of limitations with respect to the assessment or determination of taxes, settle or compromise any material tax liability of TSFG or any of its subsidiaries, enter into any closing agreement with respect to any material tax, or surrender any right to claim a material tax refund; or

•	agree to, or make any commitment to, take any of these restricted actions.

Conduct of Business of TD Pending the Merger.  TD has agreed to a more limited set of restrictions on its business prior to the completion of the merger. Specifically, TD agreed that, except as permitted by the merger agreement or as required by applicable law, during the period from the date of the merger agreement to the completion of the merger, TD and its subsidiaries will not, without the prior written consent of TSFG:

•	amend, repeal or otherwise modify its by-laws in a manner that would materially and adversely affect the economic benefits of the merger to the holders of TSFG common stock or that would materially impede TD’s or Hunt Merger Sub, Inc.’s ability to consummate the transactions contemplated under the merger agreement;

•	take any action that is intended or would reasonably be expected to cause TD’s representations and warranties being or becoming untrue in any material respect, or result in the conditions to completion of the merger not being satisfied or the required regulatory approvals not being obtained without the imposition of a condition that would be reasonably likely to have a material adverse effect on TSFG or TD (assuming, for this purpose, that TD is an entity the size of TSFG in terms of financial metrics); or

•	agree to, or make any commitment to, take any of these restricted actions.

TSFG Tax Matters.  The merger agreement requires TSFG to consult with TD regarding TSFG’s recognition of any material loss (either individually or in the aggregate) for United States federal income tax purposes and to consider in good faith the implementation of TD’s views on such matters.

TSFG Shareholder Meeting and Duty to Recommend.  The merger agreement requires TSFG to call, give notice of, convene and hold a meeting of its shareholders to approve the plan of merger. The board of directors of TSFG has agreed to recommend that TSFG’s shareholders vote in favor of approval of the plan of merger and to not withdraw, modify or qualify such recommendation in any manner adverse to TD such recommendation or take any other action or make any other public statement in connection with the TSFG shareholder meeting or in reference to the acquisition proposal that is inconsistent with such recommendation to TSFG’s shareholders to approve the plan of merger (which we refer to in this document as a “change in TSFG recommendation”), except that TSFG’s board of directors may effect a change in TSFG recommendation if and only to the extent that:

•	TSFG has complied in all material respects with its obligations under the no solicitation covenant of the merger agreement, which is described below under “— No Solicitation”;

•	TSFG’s board of directors, after consultation with and based on the advice of its outside counsel, determines in good faith that the failure to effect a change in TSFG recommendation would reasonably be likely to result in a violation of the board’s fiduciary duties under applicable law; and

•	If the change in TSFG recommendation is made after TSFG has received an acquisition proposal (as described below) from a third party, the acquisition proposal was unsolicited and TSFG’s board of directors has concluded in good faith that it is or is reasonably likely to constitute a superior proposal (as described below) after taking into account any amendment or modifications to the merger agreement agreed to by TD, after:

•	giving at least three business days’ written notice to TD of its intention to effect a change in TSFG recommendation, specifying the material terms and conditions of the superior proposal and furnishing TD a copy of the relevant proposed transaction agreement and all other material documents, if any, and

•	negotiating with TD in good faith during this period of not less than three business days to improve the terms of the merger agreement so that the acquisition proposal ceases to be a superior proposal after giving effect to any adjustments which may be offered by TD in connection with these negotiations.

In the event of any material revisions to the superior proposal, TSFG will be required to deliver a new written notice to TD two days in advance of its intention to effect a change in TSFG recommendation and to comply with the other requirements described above during that two-day period.

For purposes of the merger agreement,

•	an “acquisition proposal” means any inquiry, proposal or offer from any person (other than TD or any of its subsidiaries), or multiple persons in a single transaction or series of related transactions, relating to any direct or indirect (i) acquisition, purchase or sale of a business, deposits or assets that constitute more than 15% of the consolidated business, revenues, net income, assets (including stock of TSFG’s subsidiaries) or deposits of TSFG and its subsidiaries, (ii) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving TSFG or any of its subsidiaries, or (iii) purchase (whether of outstanding or newly-issued shares) or sale of, or tender or exchange offer (including a self-tender offer) for, securities of TSFG or any of its subsidiaries that, if consummated, would result in any person, or multiple persons in a single transaction or series of related transactions (or the shareholders of such person or persons), beneficially owning securities representing (including upon conversion, exchange or exercise thereof) more than 15% of the equity or total voting power of TSFG, any of its subsidiaries or the surviving parent entity in such transaction; and

•	a “superior proposal” means a bona fide written acquisition proposal by a person or group of persons to acquire, directly or indirectly, a majority of the total voting power of TSFG (or a majority of the total voting power of the resulting or surviving entity of such transaction or the ultimate parent of such resulting or surviving entity), which the board of directors of TSFG concludes in good faith, after consultation with its financial advisor and receiving the advice of its outside counsel, taking into account timing and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation:

•	is more favorable to the shareholders of TSFG from a financial point of view than the transactions contemplated by the merger agreement; and

•	is reasonably capable of being consummated on the terms proposed.

No Solicitation.  The merger agreement precludes TSFG, its subsidiaries and their respective directors and officers, employees, agents, affiliates and representatives from, directly or indirectly:

•	initiating, soliciting, encouraging or knowingly facilitating (including by way of providing information) the submission of any inquiries, proposals or offers or taking any other efforts or attempts that constitute or may reasonably be expected to lead to any acquisition proposal;

•	having any discussions with, or providing any confidential or non-public information or data to, any person relating to or in connection with an acquisition proposal, or engaging in any negotiations concerning an acquisition proposal;

•	approving or recommending, or proposing to approve or recommend, any acquisition proposal;

•	approving or recommending, or proposing to approve or recommend, or executing or entering into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset purchase or share purchase or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal;

•	entering into any agreement or agreement in principle requiring, directly or indirectly, TSFG to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations thereunder; or

•	proposing or agreeing to do any of these restricted actions.

However, if TSFG receives an unsolicited bona fide written acquisition proposal, TSFG may, prior to obtaining the required approval of the shareholders of TSFG of the plan of merger, participate in discussions with, or provide confidential or non-public information or data to, the person making that acquisition proposal if:

•	TSFG’s board of directors concludes in good faith that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal;

•	TSFG’s board of directors, based on the advice of its outside counsel, concludes in good faith that the failure to take those actions would reasonably be likely to result in a violation of the board’s fiduciary duties under applicable law;

•	prior to providing (or causing to be provided) any confidential or non-public information or data to the person making the inquiry or proposal, TSFG enters into a written confidentiality agreement with the person making the inquiry or proposal having terms that are no less favorable to TSFG than those in the confidentiality agreement between TD and TSFG; and

•	TSFG promptly provides TD with any confidential or non-public information or data concerning TSFG or its subsidiaries provided to such person making the inquiry or proposal that was not previously provided to TD or its representatives.

TSFG has agreed to immediately cease and cause to be terminated any activities, discussions or negotiations conducted with any third party prior to May 16, 2010 with respect to any acquisition proposal and to use its reasonable best efforts to enforce, and not waive or amend any provision of, any confidentiality, standstill or similar agreement relating to an acquisition proposal, including by requiring other parties to promptly return or destroy any confidential or non-public information or data previously furnished.

TSFG also agreed to promptly (within 24 hours) following the receipt of any acquisition proposal, or any inquiry that could reasonably be expected to lead to an acquisition proposal, advise TD of the material terms thereof, including the identity of the person making such acquisition proposal, and to keep TD reasonably apprised of any related developments, discussions and negotiations and the status and terms thereof (including providing TD with a copy of all material documentation and correspondence relating thereto) on a current basis. Without limiting the foregoing, TSFG agreed to notify TD orally and in writing within 24 hours after it enters into discussions or negotiations with another person regarding an acquisition proposal, executes and delivers a confidentiality agreement with another person in connection with an acquisition proposal, or provides confidential or non-public information or data to another person in connection with an acquisition proposal.

The merger agreement provides that the above-described no solicitation restrictions do not prohibit TSFG and its board of directors from complying with Rules 14d-9 and 14e-2(a)(2)-(3) promulgated under the Exchange Act with respect to an acquisition proposal, provided that such rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under the merger agreement and provided further that any such disclosure will be deemed to be a change in TSFG recommendation unless the board of directors of TSFG expressly and concurrently reaffirms the TSFG recommendation.

Reasonable Best Efforts Covenant.  TD and TSFG have agreed to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the merger, to consummate the merger and the other transactions contemplated by the merger agreement (including in the case of TD, with respect to the completion of the purchase of the Series 2008-T Preferred Stock and the associated warrant issued to the United States Department of the Treasury in connection with the issuance of the Series 2008-T Preferred Stock and in the case of TSFG, by complying with its obligations under the share purchase agreement) and to obtain any governmental and third-party approvals required in connection with the merger. However, neither TSFG nor TD is required to take any action referred to above if the taking of that action is reasonably likely to result in a condition or restriction that would be reasonably likely to have a material adverse effect on TSFG or TD (assuming, for this purpose, that TD is an entity the size of TSFG in terms of financial metrics).

Employee Benefit Plans Covenant.  The merger agreement provides that as of the completion of the merger, TD will honor all TSFG employee benefit plans, in accordance with their terms, and for a period of at least one year (or, if earlier, until the date that TSFG employees who are employed by TSFG or one of its subsidiaries (referred to as “transferred employees”) become eligible to participate in TD employee benefit plans) TD will provide such transferred employees with compensation and benefits (excluding equity-based awards, retiree medical benefits, defined benefit pension plan benefits, deferred compensation plan benefits, supplemental executive retirement plan benefits and employee stock purchase plan benefits) that are substantially comparable, in the aggregate, to the compensation and benefits provided to transferred employees immediately before the consummation of the merger. When transferred employees become eligible to participate in TD employee benefit plans, TD shall provide such employees with compensation and benefits that are no less favorable, in the aggregate, to the compensation and benefits provided to similarly situated employees of TD under TD’s benefit plans.

In addition, TD has agreed, to the extent any TSFG employee becomes eligible to participate in TD benefit plans following the completion of the merger:

•	for purposes of determining eligibility to participate, vesting, entitlement to benefits, accrual of benefits and level of benefits, that service with TSFG or any subsidiary will be treated as service with TD, to the extent recognized by TSFG prior to the date of the merger agreement under comparable TSFG plans (however, this excludes (i) any benefit accrual under any defined benefit pension plan, post-retirement medical plan or “core contributions” under the TD 401(k) plan and (ii) any benefit that would result in a duplication of benefits);

•	to waive pre-existing condition exclusions and actively-at-work requirements to the same extent waived under the applicable TSFG benefit plan; and

•	to give TSFG employees credit for amounts paid under corresponding benefit plans of TSFG or its subsidiaries during the same period for applying deductibles, co-payments and out-of-pocket maximums as though these amounts had been paid in accordance with TD plans.

The merger agreement also provides that for a period of one year following the consummation of the merger, TD will provide (i) severance benefits that are no less favorable to TSFG employees (other than TSFG employees who otherwise are parties to an individual severance agreement with TSFG or any subsidiary or a letter agreement with TD) than the severance benefits provided to such TSFG employees under the TSFG’s severance pay plan as in effect on the date hereof and (ii) paid time-off benefits that are no less favorable to TSFG employees than the paid time-off programs provided to such TSFG employees under TSFG’s paid time-off programs as in effect on the date on which the merger agreement was executed.

Indemnification and Directors’ and Officers’ Insurance.  Subject to certain exceptions, TD has agreed that, following the completion of the merger, it will cause TSFG to indemnify and hold harmless the current directors and officers of TSFG or its subsidiaries. See “The Merger — Interests of TSFG’s Executive Officers and Directors in the Merger — Indemnification and Directors’ and Officers’ Insurance” beginning on page 46.

Certain Other Covenants.  The merger agreement also contains additional covenants, including covenants relating to the filing of this proxy statement/prospectus, cooperation regarding filings and proceedings with governmental and other agencies and organizations and obtaining required consents, the listing of TD common shares to be issued in the merger or upon exercise of stock options following the merger, the establishment of a transition committee and the sharing of certain information regarding TSFG’s business.

Conditions to the Merger

Conditions to Each Party’s Obligations.  The respective obligations of each of TD and TSFG to complete the merger are conditioned upon the satisfaction or waiver of the following conditions:

•	receipt of the requisite affirmative vote of the TSFG shareholders of the merger agreement;

•	approval for the listing on the New York Stock Exchange and the Toronto Stock Exchange of the TD common shares to be issued in the merger;

•	the registration statement on Form F-4, which includes this proxy statement/prospectus, filed by TD with the SEC must have been declared effective by the SEC and no stop order suspending the effectiveness of the Form F-4 shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn; and

•	receipt of required regulatory approvals and the absence of any injunction or other legal prohibition or restraint against the merger.

Conditions to TD’s Obligations.  The obligation of TD and Hunt Merger Sub, Inc. to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the accuracy of the representations and warranties of TSFG as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on TSFG;

•	performance in all material respects by TSFG of the obligations required to be performed by it at or prior to the closing date of the merger;

•	there being no action taken, or applicable legal or regulatory restriction or condition that would be reasonably likely to have a material adverse effect on TSFG or TD (assuming, for this purpose, that TD is an entity the size of TSFG in terms of financial metrics);

•	TD’s purchase from the United States Department of the Treasury of, and ownership of all right, title and interest in, all of the issued and outstanding shares of Series 2008-T Preferred Stock and the associated warrant issued to the United States Department of the Treasury in connection with the issuance of the Series 2008-T Preferred Stock for an aggregate cash purchase price of $130,579,218.75 and otherwise on terms and conditions reasonably acceptable to TD; and

•	no occurrence of an exchange event (as defined in the applicable trust declaration) with respect to the Series 2000A Cumulative Fixed Rate Preferred Shares of Carolina First Mortgage Loan Trust or the Series 2002C Cumulative Floating Rate Preferred Shares of Carolina First Mortgage Loan Trust.

Conditions to TSFG’s Obligations.  The obligations of TSFG to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the accuracy of the representations and warranties of TD as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on TD; and

•	performance in all material respects by TD of the obligations required to be performed by it at or prior to the closing date of the merger.

Termination

The merger agreement may be terminated at any time before the completion of the merger, whether before or after approval of the plan of merger by TSFG shareholders, in any of the following circumstances:

•	by mutual written consent of TD and TSFG; or

•	by either TD or TSFG if:

•	any governmental entity which must grant a required regulatory approval has denied approval of the merger and this denial has become final and nonappealable or a governmental entity has issued a final nonappealable order prohibiting the consummation of the merger;

•	the merger has not been completed by February 17, 2011, but neither TD nor TSFG may terminate the merger agreement for this reason if its breach of any obligation under the merger agreement has resulted in the failure of the merger to occur by that date;

•	there is a breach by the other party of the merger agreement which would prevent satisfaction of a closing condition and the breach is not cured prior to 45 days after receipt of written notice of the breach or the breach cannot, by its nature, be cured prior to closing, but neither TD nor TSFG may terminate the merger agreement for this reason if it itself is then in material breach of the merger agreement; or

•	the shareholders of TSFG fail to approve the plan of merger at the TSFG special meeting; or

•	by TD if:

•	the board of directors of TSFG has failed to recommend the merger and the approval of the plan of merger by the shareholders of TSFG or has effected a change in TSFG recommendation (or has resolved to take any of the foregoing actions), whether or not permitted under the merger agreement, or if TSFG has materially breached its obligations under the “no solicitation” covenant of the merger agreement, which is described above under “— Covenants and Agreements — No Solicitation,” or failed to call, give notice of, convene or hold a special meeting of shareholders to vote on approval of the plan of merger;

•	a tender offer or exchange offer for 15% or more of the outstanding shares of TSFG common stock has commenced (other than by TD), and the board of directors of TSFG recommends that the shareholders of TSFG tender their shares in such tender offer or exchange offer or otherwise fails to recommend that its shareholders reject such tender offer or exchange offer within ten business days; or

•	TSFG has not received written approval, within 21 days after the date of the merger agreement, by The NASDAQ Stock Market LLC of TSFG’s use of the exception provided in Listing Rule 5635(f) (Financial Viability Exception) to permit the issuance of the Series M Preferred Stock by TSFG to TD as contemplated by the share purchase agreement without a vote of TSFG’s shareholders. As described in “Nasdaq Matters”, TSFG issued the Series M Preferred Stock to TD on August 23, 2010 and TD has determined to proceed with the merger, notwithstanding Nasdaq’s interpretation that the exception provided by Listing Rule 5635(f) is not available for the issuance of the Series M Preferred Stock. On August 23, 2010, TSFG received a letter from Nasdaq stating that TSFG had failed to comply with Nasdaq Listing Rules 5635(b), 5635(d) and 5640 and had taken action that raises public interest concerns under Listing Rule 5100. The letter stated that TSFG’s common stock would be delisted from Nasdaq on September 1, 2010 unless TSFG requested a hearing before the Nasdaq Listing Qualifications Hearing Panel prior to August 30, 2010. In response to the letter, TSFG intends to request an oral hearing before the Nasdaq Listing Qualifications Hearing Panel to appeal the Nasdaq staff’s delisting determination. Meanwhile, TSFG’s common stock will continue to trade on the Nasdaq Capital Market until a written decision is rendered by the Nasdaq Listing Qualifications Hearing Panel.

Effect of Termination

If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any of the parties unless a party willfully and materially breaches the merger agreement. However, the provisions of the merger agreement relating to termination fees and expenses and the confidentiality obligations of the parties will continue in effect notwithstanding termination of the merger agreement. A “willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of the merger agreement.

Termination Fees and Expenses

A termination fee of $7.62 million will be paid by TSFG to TD as follows:

•	if TD terminates the merger agreement because:

•	TSFG’s board of directors has failed to recommend the merger and the approval of the plan of merger by the shareholders of TSFG, or effected a change in TSFG’s recommendation (or resolved to take any of the foregoing actions), whether or not permitted under the merger agreement;

•	TSFG has materially breached its obligations under the no solicitation covenant of the merger agreement, which is described above under “— Covenants and Agreements — No Solicitation”;

•	TSFG failed to call, give notice of, convene or hold a special meeting of shareholders to vote on approval of the plan of merger; or

•	a tender offer or exchange offer for 15% or more of the outstanding shares of TSFG common stock has commenced (other than by TD), and the board of directors of TSFG recommends that the shareholders of TSFG tender their shares in such tender offer or exchange offer or otherwise fails to recommend that its shareholders reject such tender offer or exchange offer within ten business days; or

•	if:

•	TD terminates the merger agreement because there has been a willful and material breach by TSFG of the merger agreement, which breach remains uncured for over 45 days or which is not, by its nature, curable prior to closing, or either party terminates the merger agreement because the shareholders of TSFG have failed to approve the plan of merger at the TSFG special meeting or a shareholder vote to approve the plan of merger at a TSFG special meeting has not been completed by February 17, 2011; and

•	in each case above, an acquisition proposal with respect to TSFG has been publicly announced or otherwise communicated to the senior management or board of directors of TSFG (or TSFG’s shareholders in the case of failure to obtain shareholder approval of the plan of merger) or any person has publicly announced, communicated or made known to the senior management or board of directors of TSFG (or TSFG’s shareholders in the case of failure to get shareholder approval above) an intention to make an acquisition proposal at any time prior to the date of termination or the TSFG special meeting; and

•	within 12 months after such termination, TSFG or any of its subsidiaries enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to, or consummates a transaction contemplated by, any qualified acquisition proposal.

A “qualified acquisition proposal” means any inquiry, proposal or offer from any person (other than TD), or multiple persons in a single transaction or series of related transactions, relating to any direct or indirect (i) acquisition, purchase or sale of a business, deposits or assets that constitute more than 35% of the consolidated business, revenues, net income, assets (including stock of TSFG’s subsidiaries) or deposits of TSFG, (ii) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving TSFG, as a result of which the TSFG shareholders immediately prior to the transaction own less than 65% of the voting stock of the surviving or resulting person or its ultimate parent entity immediately thereafter, or (iii) purchase (whether of outstanding or newly-issued shares) or sale of, or tender or exchange offer (including a self-tender offer) for, securities of TSFG that, if consummated, would result in any person, or multiple persons in a single transaction or series of related transactions (or the shareholders of such person or persons), beneficially owning securities representing (including upon conversion, exchange or exercise thereof) more than 35% of the equity or total voting power of TSFG or the surviving parent entity in such transaction.

Except for the payment of a termination fee under the circumstances described above, and further described in the merger agreement, and for the costs and expenses related to the filing, printing and mailing of this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus forms a part, which will be shared by TD and TSFG, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the cost.

Amendments, Extension and Waivers

Any provision of the merger agreement may be amended by action taken or authorized by each party’s respective board of directors, extended or waived before the completion of the merger by a written instrument signed, in the case of an amendment, by each party to the merger agreement or, in the case of an extension or waiver, by each party against whom the extension or waiver is to be effective, but after the required approval of the TSFG shareholders has been obtained, no amendment may be made that requires the approval of the shareholders of TSFG unless that approval is obtained.

Share Purchase Agreement

On May 16, 2010, TSFG and TD, in connection with entering into the merger agreement, entered into a share purchase agreement, pursuant to which TD agreed to purchase 100 newly issued shares of TSFG’s Series M Preferred Stock, which vote together with TSFG common stock as a single class and represents 39.9% of the total voting power of holders of TSFG capital stock entitled to vote, for consideration of 1,000 shares of TD’s common stock and TD’s entry into the merger agreement. TD and TSFG completed the transactions contemplated by the share purchase agreement on August 23, 2010.

TD’s Securities Purchase Agreement with the United States Department of the Treasury

On May 18, 2010, the Treasury Department and TD, in connection with TD entering into the merger agreement, entered into a securities purchase agreement, pursuant to which immediately prior to completion of the transaction, the United States Department of the Treasury will sell to TD its $347 million of TSFG Series 2008-T Preferred Stock and the associated warrant acquired under the Treasury’s Capital Purchase Program and discharge all accrued but unpaid dividends on that stock for total cash consideration of approximately $130.6 million. The completion of the purchase of the Series 2008-T Preferred Stock and warrant under the securities purchase agreement is subject to the satisfaction of the conditions to the completion of the merger, the receipt of required regulatory approvals and the absence of any injunction or other legal prohibition or restraint against the purchase, and will occur immediately prior to the completion of the merger. The securities purchase agreement will terminate automatically upon termination of the merger agreement, and may also be terminated by mutual agreement of TD and the United States Department of the Treasury or by either TD or the United States Department of the Treasury if the completion of the purchase does not occur by February 17, 2011.

TD Purchases of TSFG Common Stock

Following the announcement of the execution of the merger agreement and as contemplated by the press release announcing the transaction, TD has purchased shares of TSFG common stock on the open market. As of the record date, TD has acquired 10,000,000 shares of TSFG common stock, representing approximately 4.6% of the total outstanding shares of TSFG common stock at an average price of $0.2760. TD may make additional purchases of shares of TSFG common stock prior to the special meeting of TSFG shareholders, subject to the restrictions contained in the stipulation of settlement described under “The Merger — Litigation Relating to the Merger”, market conditions, applicable securities laws and receipt of any necessary regulatory approvals. TD has informed TSFG that it intends to vote its shares of TSFG common stock in favor of the proposal to approve the plan of merger contained in the merger agreement at the special meeting of TSFG shareholders.

DIRECTORS AND MANAGEMENT OF TD

TD’s Board of Directors and Executive Officers

Biographical information concerning members of TD’s board of directors and executive management is set forth below and other information with respect to such persons is included in TD’s Form 40-F for the year ended October 31, 2009 and proxy circular for its 2010 annual meeting of shareholders. See “Where You Can Find More Information” beginning on page 96. The completion of the merger will not affect the composition of TD’s board of directors or executive management.

Biographical Information Regarding Directors of TD

William E. Bennett	Mr. Bennett is a member of the board of directors of TD, which he joined in 2004. He is the retired President and Chief Executive Officer of Draper & Kramer, Inc., a Chicago-based financial services and real estate company, a position he held from 1995 to 1998. Mr. Bennett became a director of TD Bank US Holding Company (formerly TD Banknorth Inc.) in 2005. He became a director of Capital Power Corporation in 2009. Prior to 1994, he served as Executive Vice President and Chief Credit Officer of First Chicago Corp. and its principal subsidiary, The First National Bank of Chicago. He is currently a director of various non-profit organizations.

Hugh J. Bolton	Mr. Bolton is a member of the board of directors of TD. Since 2000, Mr. Bolton has been the non-executive Chair of the board of directors of EPCOR Utilities Inc., an integrated energy company. Mr. Bolton is the retired Chairman and Chief Executive Officer and partner of Coopers & Lybrand Canada, Chartered Accountants. In February 2007, Mr. Bolton became non-executive Chairman of Matrikon Inc.

John L. Bragg	Mr. Bragg is a member of the board of directors of TD. Mr. Bragg is the Chairman, President and Co-Chief Executive Officer of Oxford Frozen Foods Limited, a food manufacturing company he founded in 1968. He is also an officer and/or director of a number of associated companies including Bragg Communications Incorporated which operates under the brand name of Eastlink.

W. Edmund Clark	Mr. Clark is a member of the board of directors of TD and, since December 2002 has held the position of President and Chief Executive Officer of TD Bank Financial Group. Mr. Clark is a director of TD Bank US Holding Company and TD AMERITRADE Holding Corporation. Prior to December 20, 2002, Mr. Clark served as President and Chief Operating Officer of TD Bank Financial Group. Prior to joining TD in connection with its acquisition of CT Financial Services Inc. on February 1, 2000, he served as President and Chief Executive Officer of CT Financial Services Inc.

Wendy K. Dobson	Dr. Dobson is a member of the board of directors of TD. Dr. Dobson is Professor and Co-Director, Institute for International Business, Joseph L. Rotman School of Management, University of Toronto. Dr. Dobson is Vice Chair of the Canadian Public Accountability Board. Dr. Dobson joined the University of Toronto in 1990 and has been a Professor at the University of Toronto since 1990.

Henry H. Ketcham	Mr. Ketcham is a member of the board of directors of TD. Since 1996, Mr. Ketcham has been the Chairman, President and Chief Executive

Officer of West Fraser Timber Co. Ltd., an integrated forest products company and is an officer and/or director of a number of associated companies.

Pierre H. Lessard	Mr. Lessard is a member of the board of directors of TD. Prior to April 15, 2008, Mr. Lessard was the President and Chief Executive Officer of METRO INC., a food retailer and distributor. He is the Executive Chairman.

Brian M. Levitt	Mr. Levitt is a member of the board of directors of TD. Mr. Levitt is a Partner and Co-Chair of the law firm Osler, Hoskin & Harcourt LLP. Mr. Levitt is the former President and Chief Executive Officer of Imasco Limited, a Canadian consumer goods and services company.

Harold H. MacKay	Mr. MacKay is a member of the board of directors of TD. Mr. MacKay is of counsel to the law firm MacPherson Leslie & Tyerman LLP. Prior to that, he was a partner in the firm from 1969 to his retirement in 2004. Mr. MacKay chaired the Task Force on the Future of the Canadian Financial Services Sector and served as the Clifford Clark Visiting Economist with the Department of Finance of Canada. In March 2007, Mr. MacKay also became non-executive Chairman of Domtar Corporation.

Irene R. Miller	Ms. Miller is a member of the board of directors of TD. Since 1997, Ms. Miller has been Chief Executive Officer of Akim, Inc., an investment management and consulting firm. Until June 1997, Ms. Miller was Vice Chairman and Chief Financial Officer of Barnes & Noble, Inc.

Nadir H. Mohamed	Mr. Mohamed is a member of the board of directors of TD. Mr. Mohamed is the President and Chief Executive Officer of Rogers Communications Inc., a diversified Canadian communications and media company. Prior to March 2009, Mr. Mohamed was the President and Chief Operating Officer, Communications Group of Rogers Communications Inc.

Wilbur J. Prezzano	Mr. Prezzano is a member of the board of directors of TD. Mr. Prezzano also serves on the board of TD AMERITRADE Holding Corporation. In 1997, he retired as Vice Chairman of Eastman Kodak Company, an imaging products and services company. Since 1997, Mr. Prezzano has served as a director of Roper Industries, Inc. and is currently a director of Lance, Inc. and EnPro Industries, Inc.

Helen K. Sinclair	Ms. Sinclair is a member of the board of directors of TD. In 1996, Ms. Sinclair founded BankWorks Trading Inc., a satellite communications company, and serves as its Chief Executive Officer. Until November 2009, Ms. Sinclair was also a director of the Canada Pension Plan Investment Board.

Carole S. Taylor	Ms. Taylor is a member of the board of directors of TD. Ms. Taylor is a Senior Advisor for Borden Ladner Gervais LLP. From December 2008 to January 2010, Ms. Taylor served as Chair of the Federal Finance Minister’s Economic Advisory Council. Ms. Taylor served as Minister of Finance for British Columbia from June 2005 to June 2008. In May 2005, Ms. Taylor was elected to the Legislative Assembly of British Columbia to represent the riding of Vancouver-Langara. From July

2001 to March 2005, Ms. Taylor served as Chair of CBC/Radio-Canada.

John M. Thompson	Mr. Thompson is the non-executive Chairman of the board of directors of TD, a position he has held since 2003. Mr. Thompson is the retired Vice Chairman of the Board of IBM Corporation, an information technology hardware, software and services company, a position he held from August 2000 to September 2002.

Biographical Information Regarding Executive Officers of TD

W. Edmund Clark	See information regarding directors of TD in the table set forth above.

Riaz Ahmed	Mr. Ahmed is Group Head, Corporate Development, Strategy, and Treasury and Balance Sheet Management, Corporate Office, TD Bank Financial Group. Prior to occupying this position Mr. Ahmed held various offices within TD Bank Financial Group including Executive Vice President, Corporate Development, Group Strategy and Treasury and Balance Sheet Management, Corporate Office, TD Bank Financial Group (2009 — 2010), Executive Vice President, Corporate Development and Treasury and Balance Sheet Management, Corporate Office, TD Bank Financial Group (2008 — 2009), and Senior Vice President, Corporate Development, Corporate Office, TD Bank Financial Group (2005 — 2008).

Mark R. Chauvin	Mr. Chauvin is Group Head and Chief Risk Officer, Risk Management, Corporate Office, TD Bank Financial Group. Prior to occupying this position Mr. Chauvin held various offices within TD Bank Financial Group including Executive Vice President and Chief Risk Officer, Risk Management, Corporate Office, TD Bank Financial Group (2006 — 2010), and Senior Vice President, Credit Risk, Risk Management, Corporate Office (2004 — 2006).

Theresa L. Currie	Ms. Currie is Group Head, Marketing, Corporate and Public Affairs, and People Strategies, Corporate Office, TD Bank Financial Group. Prior to occupying this position Ms. Currie held various offices within TD Bank Financial Group including Executive Vice President, Human Resources and Corporate and Public Affairs, Corporate Office, TD Bank Financial Group (2009 — 2010), Executive Vice President, Human Resources, Corporate Office, TD Bank Financial Group (2005 — 2009), and Senior Vice President, Human Resources, Corporate Office (2004 — 2005).

Robert E. Dorrance	Mr. Dorrance is Group Head, Wholesale Banking, TD Bank Financial Group and Chairman, Chief Executive Officer and President TD Securities. Prior to occupying this position Mr. Dorrance held various offices within TD Bank Financial Group and TD Securities including Vice Chair TD Bank Financial Group, Group Head Wholesale Banking and Chairman and Chief Executive Officer TD Securities (2005-2007), and Vice Chair and Chairman and Chief Executive Officer, TD Securities (2003-2005).

Bernard T. Dorval	Mr. Dorval is Group Head, Insurance and Global Development, TD Bank Financial Group and Deputy Chair, TD Canada Trust. Prior to occupying this position Mr. Dorval held various offices within TD Canada Trust including Group Head, Global Insurance and Head

Group Strategy TD Bank Financial Group and Deputy Chair, TD Canada Trust (2008 — 2009), Group Head, Business Banking and Insurance and Co-Chair, TD Canada Trust, TD Bank Financial Group (2005 — 2008), and Executive Vice President, Business Banking and Insurance and Co-Chair, TD Canada Trust (2005).

William H. Hatanaka	Mr. Hatanaka is Group Head, Global Wealth Management, TD Bank Financial Group and Chairman and Chief Executive Officer, TD Waterhouse Canada Inc. Prior to occupying this position Mr. Hatanaka held the office of Executive Vice President, Wealth Management (2003-2005). Previously, Mr. Hatanaka held the position of Chief Operating Officer, RBC Wealth Management and Co-President, RBC Dominion Securities Inc. at Royal Bank of Canada (2001-2003).

Timothy D. Hockey	Mr. Hockey is Group Head, Canadian Banking, TD Bank Financial Group and President and Chief Executive Officer, TD Canada Trust. Prior to occupying this position Mr. Hockey held various offices within TD Canada Trust including Group Head, Personal Banking and Co-Chair, TD Canada Trust, TD Bank Financial Group (2005 — 2008), and Executive Vice President, Personal Banking and Co-Chair, TD Canada Trust (2005).

Colleen M. Johnston	Ms. Johnston is Group Head, Finance and Chief Financial Officer, Corporate Office, TD Bank Financial Group. Prior to occupying this position Ms. Johnston held various offices within TD Bank Financial Group including Executive Vice President and Chief Financial Officer, Corporate Office, TD Bank Financial Group (2005-2007) and Executive Vice President, Finance, Corporate Office (2004-2005).

Bharat B. Masrani	Mr. Masrani is Group Head, U.S. Personal and Commercial Banking, TD Bank Financial Group, and President and Chief Executive Officer, TD Bank, N.A. Prior to occupying this position Mr. Masrani held various offices in TD Banknorth and TD Bank Financial Group including Group Head, U.S. Personal and Commercial Banking, TD Bank Financial Group and President and Chief Executive Officer, TD Banknorth (2007 — 2008), President and Chief Executive Officer of TD Banknorth (2007), President, TD Banknorth, TD Bank Financial Group (2006-2007), Vice Chair. Corporate Office, TD Bank Financial Group (2006), and Vice Chair and Chief Risk Officer, Corporate Office TD Bank Financial Group (2005-2006).

Frank J. McKenna	Mr. McKenna is Deputy Chair TD Bank Financial Group. Prior to joining TD Financial Group in 2006, Mr. McKenna served as the Canadian ambassador to the United States of America (2005-2006). Previously, Mr. McKenna acted as Counsel to the law firm of McInnes Cooper from 1997 to 2005.

Michael Pedersen	Mr. Pedersen is Group Head, Corporate Operations, TD Bank Financial Group. Prior to occupying this position Mr. Pedersen held the office of Group Head, Corporate Operations, TD Bank Financial Group (2007 — 2010). Prior to joining TD, Mr. Pedersen served on the Board of Directors of Barclays Private Bank (2002-2007) and held the positions of Managing Director, International and Private Banking, Barclays (2004-2006).

BENEFICIAL OWNERSHIP OF TSFG COMMON STOCK

Directors and Executive Officers

The table below sets forth as of August 23, 2010 the beneficial ownership of TSFG common stock by (1) all Directors, (2) all Named Executive Officers of TSFG (as defined in the TSFG Proxy Statement filed with the Securities and Exchange Commission on April 7, 2010), and (3) all Directors and executive officers of TSFG as a group.

	Amount and Nature of Beneficial Ownership
	Common Stock		Common Stock
	Beneficially Owned(1)(2)		Subject to	Percent of
	Sole	Shared	a Right to	Common
Name of Beneficial Owner	Power	Power	Acquire(3)	Stock(4)

William P. Crawford, Jr.	19,173	99	77,601	*
J.W. Davis	59,964	—	—
J. Ernie Diaz(5)	10,260	—	25,000	*
James R. Gordon(6)	42,775	—	115,000	*
M. Dexter Hagy	148,548	5,375	9,187	*
H. Lynn Harton	52,451	—	125,000	*
Christopher T. Holmes	12,314	—	—	*
William S. Hummers III	214,953	12,393	—	*
Challis M. Lowe	37,453	—	—	*
Jon W. Pritchett(7)	727,418	893,594	—	*
H. Earle Russell, Jr.(8)	38,801	—	9,187	*
John C.B. Smith, Jr.	207,415	6,258	9,187	*
William R. Timmons III(9)	104,212	1,339,371	6,483	*
David C. Wakefield III	70,956	3,151	9,187	*
Directors/Executive Officers as a Group (17 persons)	1,757,762	2,260,241	466,332	2.07%

*	Represents holdings of less than 1% of the outstanding shares of TSFG common stock.

(1)	This is based on information reported to TSFG by its directors and executive officers, and includes shares held by spouses, minor children, affiliated companies, partnerships and trusts over which the named person has beneficial ownership. It also includes shares allocated to individual accounts under TSFG’s 401(k) Plan, voting of which is directed by the respective named persons who participate in that plan.

(2)	Except as footnoted in this table, if a beneficial owner is shown to have sole power, the owner has sole voting and sole investment power, and if a beneficial owner is shown to have shared power, the owner has shared voting power and shared investment power.

(3)	This includes stock options for common stock that are exercisable on August 23, 2010 or that become exercisable within 60 days thereafter.

(4)	Pursuant to Rule 13d-3 of the Exchange Act, the percentages of total beneficial ownership have been calculated based upon the 216,401,091 shares of TSFG common stock outstanding as of August 23, 2010, plus the assumption that shares of TSFG common stock that can be acquired within 60 days of August 23, 2010 upon the exercise of options or by conversion of preferred stock by a given person are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.

(5)	Mr. Diaz holds 3,334 shares of restricted stock for which voting power but no power of disposition.

(6)	Mr. Gordon owns 862 share equivalent units through the TSFG Deferred Compensation Plan which are issuable after the termination of his employment.

(7)	Pritchett Holdings, Inc., of which Mr. Pritchett is a principal, holds 138,297 shares.

(8)	Dr. Russell holds 12,545 share equivalent units through the TSFG Deferred Compensation Plan which are issuable in shares of TSFG common stock at the termination of his service on the TSFG Board of Directors.

(9)	Canal Insurance Company, of which Mr. Timmons is a principal, holds 1,307,615 shares. Canal Insurance Company Pension Trust Plan, of which Mr. Timmons is a trustee, holds 30,642 shares. Central Investments, LP, of which Mr. Timmons is a principal, holds 153,845 shares. The WRT, Jr. Revocable Living Trust, of which Mr. Timmons is a trustee, holds 8,714 shares. In addition, Mr. Timmons owns 21,580 share equivalent units through the TSFG Deferred Compensation Plan which are issuable in shares of TSFG common stock at the termination of his service on the TSFG Board of Directors.

5% Beneficial Owners

Beneficial Ownership of Common Stock

TSFG knows of no person or group that owns beneficially more than 5% of the outstanding common stock as of August 23, 2010, except as set forth below.

	Amount and Nature of Beneficial Ownership
	Common Stock Beneficially Owned
	Sole	Shared	Sole	Shared	Percent of
	Voting	Voting	Investment	Investment	Common
Name of Beneficial Owner	Power	Power	Power	Power	Stock*

Greek Investments, Inc.(1) Harbour House Queen Street Grand Turk, Turks and Caicos Islands	—	12,374,357	—	12,374,357	5.7%

Shorewater Advisors LLC(2) 3033 Excelsior Boulevard, Suite 400 Minneapolis, MN 55416	—	10,873,476	—	10,873,476	5.0%

Centaurus Capital LP and Centaurus Capital Limited(3) 33 Cavendish Square, 16th Floor London, W1G OPW, United Kingdom	—	12,023,295	—	12,023,295	5.6%

*	The percentages of total beneficial ownership have been calculated based upon 216,401,091 shares of TSFG common stock outstanding as of August 23, 2010.

(1)	Based on the Schedule 13G filed on March 8, 2010 by Greek Investments, Inc. each of Jorge Constantino and Panayotis Constantino, who are principals of Greek Investments, Inc., may be deemed to share the power to direct the voting and disposition of its 12,374,357 shares.

(2)	Based on the Schedule 13G filed on August 6, 2010 by Shorewater Advisors LLC, Charles V. Marais may be deemed to share the power to direct the voting and disposition of its 10,873,476 shares.

(3)	Based on the Schedule 13G filed on July 19, 2010 by Centaurus Capital LP and Centaurus Capital Limited, each of Centaurus Capital LP and Centaurus Capital Limited may be deemed to share the power to direct the voting and disposition of its 12,023,295 shares.

Beneficial Ownership of Series M Preferred Stock

TD is the beneficial owner of the only outstanding shares of TSFG’s Series M Preferred Stock. The Series M Preferred Stock will vote as a single class with TSFG’s Common Stock and has voting power equal to 39.9% of the total voting power of holders of TSFG capital stock entitled to vote.

DESCRIPTION OF TD SHARE CAPITAL

The following is a summary of the material provisions of the Bank Act of Canada and the TD by-laws as they relate to TD’s capital stock.

TD Capital Stock

The authorized capital of TD consists of an unlimited number of TD common shares, without par value, and an unlimited number of Class A First Preferred Shares, without par value, issuable in series.

As of August 23, 2010, there were issued and outstanding the following shares of TD capital stock: 875,430,143 TD common shares; 14,000,000 Non-Cumulative Redeemable Class A First Preferred Shares, Series M; 8,000,000 Non-Cumulative Redeemable Class A First Preferred Shares, Series N; 17,000,000 Non-Cumulative Redeemable Class A First Preferred Shares, Series O; 10,000,000 Non-Cumulative Redeemable Class A First Preferred Shares, Series P; 8,000,000 Non-Cumulative Redeemable Class A First Preferred Shares, Series Q; 10,000,000 Non-Cumulative Redeemable Class A First Preferred Shares, Series R; 10,000,000 Non-Cumulative 5-Year Rate Reset Class A First Preferred Shares, Series S; 10,000,000 Non-Cumulative 5-Year Rate Reset Class A First Preferred Shares, Series Y; 10,000,000 Non-Cumulative 5-Year Rate Reset Class A First Preferred Shares, Series AA; 8,800,000 Non-Cumulative 5-Year Rate Reset Class A First Preferred Shares, Series AC; 12,000,000 Non-Cumulative 5-Year Rate Reset Class A First Preferred Shares, Series AE; 15,000,000 Non-Cumulative 5-Year Rate Reset Class A First Preferred Shares, Series AG; 11,000,000 Non-Cumulative 5-Year Rate Reset Class A First Preferred Shares, Series AI and 14,000,000 Non-Cumulative 5-Year Rate Reset Class A First Preferred Shares, Series AK.

TD Common Shares

Voting.  Holders of TD common shares are entitled to one vote per share on all matters to be voted on by holders of TD common shares. Unless otherwise required by the Bank Act of Canada, any matter to be voted on by holders of TD common shares shall be decided by a majority of the votes cast on the matter.

Size of Board of Directors.  The Bank Act of Canada requires that the number of directors of TD’s board of directors be at least seven. All directors of TD are elected annually. The Bank Act of Canada also requires that at least a majority of the directors on TD’s board of directors must be, at the time of each director’s election, resident Canadians. See “Comparison of Shareholder Rights — Number, Classification, and Election of Directors — TD” beginning on page 84.

Liquidation Rights.  Upon the liquidation, dissolution or winding up of TD, whether voluntary or involuntary, the holders of TD common shares are entitled to receive ratably the net assets of TD available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding preferred shares.

Preemptive, Subscription, Redemption and Conversion Rights.  Holders of TD common shares, as such, have no preemptive, subscription, redemption or conversion rights.

Dividends.  The holders of TD common shares are entitled to receive dividends as and when declared by the board of directors of TD, subject to the preference of the holders of the preferred shares of TD. TD dividends have historically been declared on a quarterly basis in Canadian dollars. If and when a dividend is declared, U.S. holders of TD common shares will, by default, receive dividends in U.S. dollars. The declaration and payment of dividends and the amount of the dividends is subject to the discretion of the TD board of directors, and will be dependent upon the results of operations, financial condition, cash requirements and future prospects of, and regulatory restrictions on the payment of dividends by, TD and other factors deemed relevant by the TD board of directors. See “Comparison of Shareholder Rights — Dividends and Other Distributions and Liquidation” beginning on page 93.

TD Preferred Shares

General.  TD has a single class of authorized preferred shares, Class A First Preferred Shares, which is without par value and issuable in series. Fourteen series of Class A First Preferred Shares were outstanding as of August 23, 2010, namely, 14,000,000 Non-Cumulative Redeemable Class A First Preferred Shares, Series M;

8,000,000 Non-Cumulative Redeemable Class A First Preferred Shares, Series N; 17,000,000 Non-Cumulative Redeemable Class A First Preferred Shares, Series O; 10,000,000 Non-Cumulative Redeemable Class A First Preferred Shares, Series P; 8,000,000 Non-Cumulative Redeemable Class A First Preferred Shares, Series Q; 10,000,000 Non-Cumulative Redeemable Class A First Preferred Shares, Series R; 10,000,000 Non-Cumulative 5-Year Rate Reset Class A First Preferred Shares, Series S; 10,000,000 Non-Cumulative 5-Year Rate Reset Class A First Preferred Shares, Series Y; 10,000,000 Non-Cumulative 5-Year Rate Reset Class A First Preferred Shares, Series AA; 8,800,000 Non-Cumulative 5-Year Rate Reset Class A First Preferred Shares, Series AC; 12,000,000 Non-Cumulative 5-Year Rate Reset Class A First Preferred Shares, Series AE; 15,000,000 Non-Cumulative 5-Year Rate Reset Class A First Preferred Shares, Series AG; 11,000,000 Non-Cumulative 5-Year Rate Reset Class A First Preferred Shares, Series AI and 14,000,000 Non-Cumulative 5-Year Rate Reset Class A First Preferred Shares, Series AK.

The board of directors of TD is authorized, without shareholder approval, to divide the unissued preferred shares into series and to fix the number of shares of each series and the rights, privileges, restrictions and conditions of such series, provided that no rights, privileges, restrictions or conditions attached to a series confer on a series a priority in respect of dividends or distribution of assets over any series of preferred shares then outstanding, and provided that TD shall not, without the prior approval of the holders of the preferred shares, create or issue any shares ranking in priority to or pari passu with the preferred shares unless all cumulative dividends and any declared and unpaid non-cumulative dividends have been paid or set apart for payment.

Priority.  The preferred shares rank prior to the TD common shares and to any other shares of TD ranking junior to the preferred shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of TD. Each series of preferred shares ranks on a parity with every other series of preferred shares.

Restriction.  Under the terms of the Bank Act of Canada, the approval of the holders of the preferred shares is required for the creation of any class of shares ranking prior to or on a parity with the preferred shares.

Voting.  Except as required under the Bank Act of Canada, the holders of TD preferred shares are not entitled to vote at any meeting of the shareholders of TD.

Amendment of Class Provisions.  Approval of by-law amendments to the provisions of the preferred shares as a class may be given in writing by the holders of all the outstanding preferred shares or by a resolution carried by an affirmative vote of at least two-thirds of the votes cast at a meeting at which the holders of a majority of the outstanding preferred shares are present or represented by proxy or, if no quorum is present at such meeting, at an adjourned meeting at which the shareholders then present or represented by proxy may transact the business for which the meeting was originally called.

Priority on Liquidation, Dissolution or Winding Up.  In the event of the liquidation, dissolution or winding-up of TD, before any amounts are paid to or any assets are distributed among the holders of the common shares or shares of any other class of TD ranking junior to the preferred shares, the holder of a preferred share of a series shall be entitled to receive to the extent provided for with respect to such preferred shares by the conditions attaching to such series: (1) an amount equal to the amount paid up for the preferred share of such series; (2) such premium, if any, as has been provided for with respect to the preferred shares of such series; and (3) all unpaid cumulative dividends, if any, on such preferred shares and, in the case of non-cumulative preferred shares, all declared and unpaid non-cumulative dividends. After payment to the holders of the preferred shares of the amounts so payable to them, they shall not be entitled to share in any further distribution of the property or assets of TD. Each series of preferred shares ranks on a parity with every other series of preferred shares.

Creation and Issue of Additional Preferred Shares.  TD may not, without the prior approval of the holders of the preferred shares, create or issue any shares ranking in priority to or on a parity with the preferred shares or any additional series of preferred shares unless all cumulative dividends and any declared and unpaid non-cumulative dividends shall have been paid or set apart for payment.

Dividends.  Each series of preferred shares is entitled to receive a quarterly, non-cumulative preferential cash dividend, as and when declared by the TD board of directors, payable on the last day of January, April, July and October in each year calculated quarterly at a specified rate. If the board of directors has not declared the dividends or any part of the dividends on such series of preferred shares by the dividend payment date for such quarter, then the rights of the holders of such series of preferred shares to such dividend for such quarter shall be extinguished. The amount of the quarterly dividend for each outstanding series of preferred shares is set forth in the table below:

	Amount of
	Quarterly Dividend

Series M	C$	0.29375
Series N	C$	0.28750
Series O	C$	0.303125
Series P	C$	0.328125
Series Q	C$	0.35
Series R	C$	0.35
Series S	C$	0.3125	(1)
Series Y	C$	0.31875	(2)
Series AA	C$	0.3125	(3)
Series AC	C$	0.35	(4)
Series AE	C$	0.390625	(5)
Series AG	C$	0.390625	(6)
Series AI	C$	0.390625	(7)
Series AK	C$	0.390625	(8)

Redemption.  Each outstanding series of preferred shares is redeemable, with the prior approval of the Superintendent of Financial Institutions of Canada, on and after the date specified in the table below, at TD’s option and at specified prices. The redemption price may be paid by either payment of cash or the issuance of TD common shares.

Earliest Redemption Date

Series M	April 30, 2009
Series N	April 30, 2009
Series O	November 1, 2010
Series P	November 1, 2012
Series Q	January 31, 2013
Series R	April 30, 2013
Series S	July 31, 2013
Series Y	October 31, 2013
Series AA	January 31, 2014
Series AC	January 31, 2014
Series AE	April 30, 2014
Series AG	April 30, 2014

(1)	For the period from June 11, 2008 to July 31, 2013.

(2)	For the period from July 16, 2008 to October 31, 2013.

(3)	For the period from September 12, 2008 to January 31, 2014.

(4)	For the period from November 5, 2008 to January 31, 2014.

(5)	For the period from January 14, 2009 to April 30, 2014.

(6)	For the period from January 30, 2009 to April 30, 2014.

(7)	For the period from March 6, 2009 to July 31, 2014.

(8)	For the period from April 3, 2009 to July 31, 2014.

Earliest
Redemption
Date

Series AI	July 31, 2014
Series AK	July 31, 2014

Retirement of Preferred Shares.  Subject to the prior approval of the Superintendent of Financial Institutions of Canada and to the provisions described below governing restrictions on dividends and retirement of shares, TD may at any time purchase any outstanding series of preferred shares for cancellation.

Conversion into Common Shares at TD’s Option.  On and after the date specified in the table below for the applicable series of preferred shares, TD may, subject to the approval, if required, of the stock exchange upon which any shares of TD are listed, convert all, or from time to time any part, of the outstanding shares of such series into the number of whole, fully-paid and freely tradable TD common shares determined by dividing the then applicable redemption price per share of such series, together with declared and unpaid dividends to the date fixed for conversion, by the greater of (1) C$2.00 and (2) 95% of the weighted average trading price of such TD common shares on the Toronto Stock Exchange for the 20 trading days ending on the last trading day ending on or before the fourth day prior to the date fixed for conversion. Fractional TD common shares will not be issued on any conversion of such preferred shares, but TD will make cash payments in lieu of fractional TD common shares. Notice of any conversion will be given by TD not more than 60 days and not less than 40 days prior to the date fixed for conversion. If less than all of the outstanding shares of such series of preferred shares are at any time to be converted, the shares to be converted will be selected by lot or pro rata, disregarding fractions, or in such other manner as TD may determine.

First
Conversion
Date

Series M	April 30, 2009
Series N	April 30, 2009

Conversion into Common Shares at the Option of the Holder of Preferred Shares.  Subject to the rights of TD described below, on and after the date specified below for the applicable series of preferred shares, each share of such series will be convertible at the option of the holder on the last business day of each of January, April, July and October in each year on not more than 90 and not less than 65 days’ notice (which notice shall be irrevocable) into that number of whole, fully-paid and freely tradable TD common shares determined in the manner described above.

First
Conversion
Date

Series M	October 31, 2013
Series N	January 31, 2014

TD, subject to the provisions of the Bank Act of Canada, including the requirement of the prior consent of the Superintendent of Financial Institutions of Canada, and to the provisions described above governing restrictions on dividends and retirement of shares, as applicable, may by notice given not later than 40 days before the date fixed for conversion to all holders who have been given a conversion notice either (1) redeem on the business day after the date fixed for conversion all but not less than all of the shares of such series of preferred shares which are the subject of the conversion notice; or (2) cause the holder of such shares of the series of preferred shares to sell on the business day after the date fixed for conversion such series to another purchaser or purchasers in the event that a purchaser or purchasers willing to purchase all but not less than all of such shares of the series of preferred shares is or are found. Any such redemption or purchase shall be made by the payment of an amount in cash of C$25.00 per share, together with declared and unpaid dividends to the date fixed for redemption or purchase. The shares of such series of preferred shares to be so redeemed or purchased shall not be converted on the date set forth in the conversion notice.

Limitations Affecting Holders of TD Common Shares

The Bank Act of Canada contains restrictions on the issue, transfer, acquisition, beneficial ownership and voting of all shares of a Canadian chartered bank. For example, no person shall be a “major shareholder” of a bank if the bank has equity of $8 billion or more (which would include TD). A person is a major shareholder of a bank where: (i) the aggregate number of shares of any class of voting shares owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 20% of that class of voting shares; or (ii) the aggregate number of shares of any class of non-voting shares beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 30% of that class of non-voting shares. The Minister of Finance may only approve the acquisition of up to 30% of the shares of any class of non-voting shares and up to 20% of the shares of a class of voting shares of TD, provided, in each case, that the person acquiring those shares does not have direct or indirect influence over TD that, if exercised, would result in that person having control in fact of TD. No person shall have a “significant interest” in any class of shares of a bank, including TD, unless the person first receives the approval of the Minister of Finance (Canada). In addition, TD is not permitted to record any transfer or issue of any shares of TD if the transfer or issue would cause the person to have a significant interest in a class of shares, unless the prior approval of the Minister of Finance is obtained. No person who has a significant interest in TD may exercise any voting rights attached to the shares held by that person, unless the prior approval of the Minister of Finance for the acquisition of the significant interest is obtained. For purposes of the Bank Act of Canada, a person has a significant interest in a class of shares of a bank where the aggregate of any shares of the class beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person exceeds 10% of all of the outstanding shares of that class of shares of such bank. If a person contravenes any of these restrictions, the Minister of Finance may, by order, direct that person to dispose of all or any portion of those shares. Holders of securities of TD may be required to furnish declarations relating to ownership in a form prescribed by TD. In addition, the Bank Act of Canada prohibits banks, including TD, from recording a transfer or issuing shares of any class to the Government of Canada, or of any province thereof, to any foreign government or the government of any state, province or other political subdivision of a foreign country or to any agent or agency of any of the foregoing.

Under the Bank Act of Canada, TD cannot redeem or purchase any of its shares, including the common shares, unless the consent of the Superintendent of Financial Institutions of Canada has been obtained. In addition, the Bank Act of Canada prohibits a payment to purchase or redeem any shares or the declaration and payment of a dividend if there are reasonable grounds for believing that TD is, or the payment would cause TD to be, in contravention of the capital adequacy and liquidity regulations of the Bank Act of Canada or any capital or liquidity directions of the Superintendent of Financial Institutions of Canada.

TD’s ability to pay dividends is also restricted in the event that TD Capital Trust II, TD Capital Trust III or TD Capital Trust IV (each a subsidiary of TD) fails to pay semi-annual distributions or interest, as applicable, in full to holders of trust securities issued by those entities. In addition, the ability to pay dividends on the TD common shares without the approval of the holders of TD’s outstanding preferred shares is restricted unless all dividends on the preferred shares of TD have been declared and paid or set apart for payment.

The government of Canada placed a moratorium on mergers among Canada’s largest financial institutions in 2003, including TD and its peers, pending a further review of Canada’s bank merger policy. The current Minister of Finance has previously stated that a review of the government’s bank merger policy is not currently a priority, and as a result, it is unlikely that the Minister would grant an approval for a merger between any large Canadian financial institutions at this time.

The restrictions contained in the Bank Act of Canada and the Canadian government’s policies may deter, delay or prevent a future amalgamation involving TD and will prevent the acquisition of control of TD, including transactions that could be perceived as advantageous to TD’s shareholders.

Amendments to the Rights, Privileges, Restrictions and Conditions of TD’s Share Capital

Under the Bank Act of Canada, the rights of holders of TD’s shares can be changed by the board of directors of TD by making, amending or repealing the by-laws of TD. The board of directors of TD must submit such a by-law, or amendment to or repeal of a by-law, to the shareholders of TD in accordance with the procedures of the Bank Act of Canada and the TD by-laws, and the shareholders must approve the by-law, amendment to or repeal of the by-law by special resolution to be effective. Under the Bank Act of Canada, a special resolution is a resolution passed by not less than two-thirds of the votes cast by or on behalf of the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution. In some circumstances, the Bank Act of Canada mandates that holders of shares of a class or a series are entitled to vote separately as a class or series on a proposal to amend the by-laws of TD.

COMPARISON OF SHAREHOLDER RIGHTS

The rights of holders of TSFG stock are governed principally by the laws of South Carolina, particularly the SCBCA, TSFG’s articles of incorporation and TSFG’s bylaws.

As a result of the merger, holders of TSFG common stock will receive TD common shares except to the extent a holder makes a valid cash election with respect to its shares of TSFG common stock. The rights and privileges of those shares will be governed principally by the Bank Act of Canada, which is TD’s charter, and TD’s by-laws.

Although the rights and privileges of shareholders of a South Carolina corporation and the rights and privileges of shareholders of a bank chartered under the Bank Act of Canada are, in many instances, comparable, there are differences. The following is a summary of the key differences among the rights of holders of TSFG common stock as of the date of this document and the rights of holders of TD common shares as of the date of this document. These differences arise principally from differences between the SCBCA and the Bank Act of Canada, and between TSFG’s articles of incorporation and bylaws, on the one hand, and TD’s charter and by-laws, on the other hand.

While TD and TSFG believe that this summary describes the key differences among the rights of holders of TSFG common stock as of the date of this document and the rights of holders of TD common shares as of the date of this document, it may not contain all of the information that is important to you. We urge you to read the governing instruments of each company and the provisions of the SCBCA and the Bank Act of Canada, which are relevant to a full understanding of the governing instruments, fully and in their entirety.

Authorized Capital Stock

TSFG

TSFG’s articles of incorporation authorize the issuance of up to 325,000,000 shares of TSFG common stock, $1.00 par value per share, and up to 10,000,000 shares of TSFG preferred stock, no par value per share. TSFG preferred stock is issuable in series, each series having such rights and preferences as the board of directors may fix and determine by resolution. Under TSFG’s articles of incorporation, the vote or consent of the holders of 66 2/3% of the shares of Series M Preferred Stock at the time outstanding, voting as a separate class, is necessary for the creation of any other series of preferred stock or other new class or series of capital stock or other securities having general voting rights or having the right to vote on the merger agreement or certain other transactions. TSFG’s articles of incorporation also require the vote or consent of the holders of at least 66 2/3% of the shares of Series 2008-T Preferred Stock at the time outstanding, voting as a separate class, for the creation of any shares of any class or series of capital stock of TSFG ranking senior to the Series 2008-T Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of TSFG.

TD

TD’s charter and by-laws permit TD to issue common shares without nominal or par value and Class A First Preferred Shares issuable in one or more series without nominal or par value. There is no limit on the number of TD common shares or Class A First Preferred Shares that TD can issue.

Number, Classification, and Election of Directors

TSFG

TSFG’s bylaws provide that the number of directors may be increased or decreased by the action of the board of directors at any meeting or by the shareholders at any annual meeting of shareholders. Directors are elected by the shareholders at the annual shareholders’ meeting. TSFG’s articles of incorporation contain a provision eliminating cumulative voting in the election of directors. Therefore, in accordance with South Carolina law, directors are elected by a plurality of the votes of the shares present, in person or by proxy, and entitled to vote on the election of directors at a meeting of shareholders at which a quorum is present. TSFG’s board of directors is currently divided into three classes of directors, with directors of each class being elected for staggered three-year terms. However, pursuant to an amendment adopted by TSFG’s shareholders at the 2008 Annual Meeting of Shareholders, this classified board structure began being phased out with the 2008 Annual Meeting, and it will be eliminated upon completion of the 2010 Annual Meeting of Shareholders.

Whenever dividends payable on the shares of TSFG’s Series 2008-T Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive, the authorized number of directors of TSFG will automatically be increased by two and the holders of Series 2008-T Preferred Stock will have the right, with the holders of shares of any one or more other classes or series of stock with equal voting rights outstanding at the time, voting together as a class, to elect two directors, who we refer to as the Series 2008-T Directors, to fill the newly created directorships at TSFG’s next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting). The right to elect directors will continue at each subsequent annual meeting of shareholders until all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Series 2008-T Preferred Stock have been declared and paid in full, at which time the right to elect directors will terminate with respect to the Series 2008-T Preferred Stock, subject to revesting in the event of each subsequent default. It is a qualification for the election of any such Series 2008-T Directors that the election not cause TSFG to violate any corporate governance requirement of any securities exchange on which the securities of TSFG are then listed or traded that TSFG must have a majority of independent directors.

TD

Under the Bank Act of Canada, the TD board must have at least seven members and TD may establish by by-law a minimum and maximum number of directors. The Bank Act of Canada also requires that no more than two-thirds of the directors may be affiliated with TD, as specified by the Bank Act of Canada, and no more than 15% of the directors may be employees of TD or a subsidiary of TD, except that up to four of these employees may be directors if they constitute not more than 50% of the directors. Under the Bank Act of Canada, a majority of the directors of TD must be resident Canadians and, except in limited circumstances, directors may not transact business at a meeting of directors or a committee of directors at which a majority of the directors present are not resident Canadians. The Bank Act of Canada also requires the directors of a bank to appoint from their members a chief executive officer who must ordinarily be resident in Canada. Under the TD by-laws, the minimum number of directors is 12 and the maximum number of directors is 22. The TD by-laws provide that the number of directors to be elected at any annual meeting of shareholders of TD will be fixed by the TD board of directors before the meeting and all directors are elected to one-year terms. Currently, the number of directors of TD is 17.

Filling Vacancies on the Board of Directors and Removing Directors

TSFG

Generally, under TSFG’s bylaws, shareholders may fill a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors. During the time that the shareholders fail or are unable to fill such vacancy, the board of directors may fill the vacancy by majority vote, even if the directors remaining in office constitute fewer than a quorum of the board. Under the SCBCA, shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. TSFG’s articles of incorporation do not contain such a provision, but do require the affirmative vote of the holders of not less than 80% of the outstanding voting securities of TSFG to remove any director or the entire board without cause. The notice of a meeting at which removal of a director is voted on must state that a purpose of the meeting is the removal of the director. The SCBCA provides that a director may be removed only if the number of votes cast to remove him exceeds the number of votes cast not to remove the director, and further provides that if a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director or fill a vacancy in that director’s office.

Any Series 2008-T Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Series 2008-T Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of any one or more other classes or series of stock with equal voting rights outstanding at the time. If the office of any Series 2008-T Director becomes vacant for any reason other than removal from office, the remaining Series 2008-T Director may choose a successor who will hold office for the unexpired term in respect of which the vacancy occurred.

TD

Under the Bank Act of Canada, a quorum of directors may appoint one or more directors to fill a vacancy among the directors and any director so appointed will hold office for the unexpired term of the director’s predecessor in office, provided that the directors may not appoint a person to fill a vacancy resulting from a change in the minimum or maximum number of directors established by TD’s by-laws or from a failure to elect the number or the minimum number of directors required by TD’s by-laws. Under TD’s by-laws, the directors of TD may otherwise increase the number of directors and appoint one or more additional directors who will hold office for a term expiring not later than the close of the next annual meeting of shareholders. Under the Bank Act of Canada, the total number of additional directors appointed by the directors may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders. Under the Bank Act of Canada, the shareholders of TD may by resolution at a special meeting remove any director or directors from office. This resolution must be passed by a vote of not less than a majority of the votes cast by shareholders who voted in respect of the resolution.

Voting Rights Generally; Voting on Mergers, Share Exchanges, Conversions, and Sales of Assets

TSFG

Each share of TSFG common stock is entitled to one vote per share on all matters submitted to shareholders. Each share of TSFG Series M Preferred Stock is entitled to vote, on all matters submitted to shareholders, that number of votes equal to (x) 39.9% of the aggregate voting power of all capital stock issued and outstanding (including TSFG common stock and the Series M Preferred Stock) and entitled to vote thereon divided by (y) the number of shares of Series M Preferred Stock issued and outstanding, in each case as of the applicable record date. Generally, corporate actions taken by vote of TSFG shareholders are authorized upon receiving the affirmative vote of a majority of the votes cast by all TSFG shareholders entitled to vote on such action.

Under the SCBCA, unless a corporation’s articles of incorporation otherwise provide, the affirmative vote of at least (1) two-thirds of the votes entitled to be cast, regardless of the class or voting group to which the shares belong, and (2) two-thirds of the votes entitled to be cast within each voting group entitled to vote as a separate voting group is required to approve a plan of merger, share exchange, or conversion or any sale, lease, exchange, or other disposition of all or substantially all of the assets of the corporation other than in the usual and regular course of business. Under TSFG’s articles of incorporation, any plan of merger, share exchange, sale of substantially all of the company’s assets, consolidation or dissolution (for which shareholder approval is required pursuant to applicable South Carolina law) to be adopted, must be approved by (1) a majority of the votes entitled to be cast on the plan, regardless of the class or voting group to which the shares belong, and (2) a majority of the votes entitled to be cast on the plan within each voting group entitled to vote as a separate group on the plan. This majority vote standard is in lieu of the two-thirds vote standard set forth in the SCBCA.

Under TSFG’s articles of incorporation, the vote or consent of holders of at least 66 2/3% of the shares of Series 2008-T Preferred Stock at the time outstanding, voting as a separate class, is necessary for certain mergers and consolidations, and the vote or consent of the holders of 66 2/3% of the shares of Series M Preferred Stock at the time outstanding, voting as a separate class, is necessary for (i) the issuance of additional shares of Series M Preferred Stock or rights to acquire such stock; (ii) an increase or decrease in the number of authorized shares of Series M Preferred Stock; and (iii) any amendments to TSFG’s articles of incorporation or bylaws that would adversely affect the rights, privileges or voting powers of the Series M Preferred Stock.

TD

Under the Bank Act of Canada, if voting rights are attached to any share of a bank, the voting rights may confer only one vote in respect of that share. The TD by-laws provide that holders of TD common shares are entitled to one vote per share on all matters to be voted on by holders of TD common shares, and unless otherwise required by the Bank Act of Canada, matters to be voted on by holders of TD common shares shall be decided by a majority of the votes cast on such matter.

Under the Bank Act of Canada, a sale of all or substantially all of TD’s assets to another financial institution or an amalgamation must also be approved by the shareholders by special resolution passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution, with each share carrying the right to vote whether or not it otherwise carries the right to vote. The holders of each class or series of shares which is affected differently by the transaction from the shares of any other class or series are entitled to vote separately as a class or series. The Minister of Finance must also approve any such transaction involving TD.

Exculpation of Liability

TSFG

TSFG’s articles of incorporation provide that TSFG’s directors are not personally liable to TSFG or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except that the provision does not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to TSFG or its shareholders; (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of laws; (iii) imposed under Section 33-8-330 of the SCBCA (improper distribution to shareholder); or (iv) for any transaction from which the director derived an improper personal benefit. Such a provision is permitted under Section 33-2-102(e) of the SCBCA for any corporation, such as TSFG, that either has a class of voting shares registered with the SEC or another federal agency under Section 12 of the Securities Exchange Act of 1934, has gross assets at the end of its most recent fiscal year totaling $25 million or more or having 500 or more shareholders of any class of stock.

TD

Under the Bank Act of Canada, a bank may not, by contract, resolution or by-law, limit the liability of its directors for breaches of their duty to act in accordance with the Bank Act of Canada. However, under the Bank Act of Canada, directors and officers are not liable in respect of certain of their duties imposed under the Bank Act of Canada, including their duty of care, if they relied in good faith on financial statements represented to the directors or officers by an officer of the bank or in a written report of the bank’s auditors to reflect fairly the financial condition of the bank or on a report of a person whose profession lends credibility to a statement made by the professional.

Director and Officer Indemnification

TSFG

Under South Carolina law, TSFG may indemnify a past or present director against liability incurred in a proceeding if (i) the director conducted himself in good faith, (ii) the director reasonably believed (a) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interest, and (b) in all other cases, that his or her conduct was at least not opposed to its best interest, and (iii) in the case of any criminal proceedings, the director had no reasonable cause to believe his or her conduct was unlawful. However, TSFG may not indemnify a director (a) in connection with a proceeding by or in the right of TSFG in which the director is adjudged liable to TSFG, or (b) in connection with any other proceeding charging improper personal benefit to him or her in which he or she is adjudged liable on the basis that personal benefit was improperly received by him or her. Such indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Under South Carolina law, unless limited by TSFG’s articles of incorporation, TSFG must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director against reasonable expenses incurred by him or her in connection with the proceeding. TSFG’s articles of incorporation contain no such limitation.

Under South Carolina law, an officer, employee or agent of a corporation is entitled to the benefit of the same indemnification provisions as apply to directors, but in addition, a corporation may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, provided by the corporation’s articles of incorporation, the corporation’s bylaws, general or specific action of the board of directors, or contract.

TSFG’s bylaws provide that TSFG will indemnify any individual made a party to a proceeding because he or she is or was a director of TSFG against liability incurred in the proceeding to the fullest extent permitted by law. TSFG may, to the extent authorized from time to time by the board of directors, grant rights to indemnification to any officer, employee or agent of TSFG to the fullest extent permitted by the bylaws and applicable law.

TD

Under the Bank Act of Canada, except in respect of an action by or on behalf of the bank to procure a judgment in its favor, a bank may indemnify a director or officer against liability incurred by him or her because of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association, if: (1) that person acted honestly and in good faith with a view to the best interests of, as the case may be, the bank or the other entity; and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his or her impugned conduct was lawful.

These individuals are entitled to an indemnity from the bank if the person was not judged by the courts or other competent authority to have committed any fault or omitted to do anything that they ought to have done and fulfilled the conditions set out in (1) and (2) above. Under TD’s by-laws, TD has indemnified its directors and officers to the full extent permitted by the Bank Act of Canada. A bank may, with the approval of a court, also indemnify that person regarding an action by or on behalf of the bank or other entity to procure a judgment in its favor, to which the person is made a party because of the association referred to above with the bank or other entity, if he or she fulfills the conditions set out in (1) and (2) above.

Special Meetings of Shareholders

TSFG

TSFG’s bylaws provide that special meetings of shareholders may be called at any time for any purpose by TSFG’s president or board of directors. TSFG’s bylaws provide that TSFG’s president must call a special meeting when requested in writing by shareholders owning shares representing at least one-tenth of all outstanding votes entitled to be cast on any issue at the meeting.

TD

Under the Bank Act of Canada, special meetings of shareholders may be called at any time by the board of directors. In addition, subject to certain provisions of the Bank Act of Canada, the holders of not less than 5% of the issued and outstanding shares of TD that carry the right to vote at a meeting may request that the directors call a meeting of shareholders for the purpose stated in the request and may call the special meeting if the directors do not do so within 21 days after receiving the request.

Quorum Requirements

TSFG

Except as otherwise provided by TSFG’s articles of incorporation or the SCBCA, a majority of the votes entitled to be cast on a matter by a voting group of shareholders constitutes a quorum of that voting group for action on that matter. TSFG’s articles of incorporation contain no quorum requirements.

TD

The Bank Act of Canada permits a bank to establish by by-law the quorum requirement for meetings of shareholders. TD’s by-laws provide that a quorum at any meeting of shareholders will be two persons present in person and each entitled to vote at the meeting and representing either in their own right or by proxy at least 10% of the issued and outstanding shares of TD that carry a right to vote.

Shareholder Nominations and Proposals

TSFG

TSFG’s articles of incorporation provide that any shareholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the Secretary of TSFG at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the board of directors. TSFG’s bylaws further provide that, to be in proper form, such shareholder’s notice must set forth in writing (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such Person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (b) the name, address and share ownership information for the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made.

TSFG’s bylaws provide that a shareholder wanting to submit a shareholder proposal must deliver written notice to the Secretary of TSFG at least 60 days but not more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, notice must be delivered no more than 90 days and no less than 60 days prior to the annual meeting or no later than the 10th day following the public announcement of the meeting date. To be in proper form, a shareholder’s notice to the Secretary must set forth in writing as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, address and share ownership information for the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made and (iii) any material interest of the shareholder and such beneficial owner in such business.

TD

Under the Bank Act of Canada, nominations by shareholders for election of a director may be submitted to an annual meeting provided that they are signed by holders of not less than 5% of the issued and outstanding shares that carry a right to vote, or not less than 5% of the issued and outstanding shares of a class of shares entitled to vote at the meeting.

Under the Bank Act of Canada, shareholder proposals may be submitted only at annual meetings of shareholders. A shareholder entitled to vote at an annual meeting of shareholders may submit to TD notice of any matter that the shareholder proposes to raise at the meeting, provided that the proposal is submitted to TD at least 90 days before the anniversary date of the notice of meeting that was sent to shareholders in respect of TD’s previous annual meeting of shareholders. Shareholders may also requisition special meetings as described under “— Special Meetings of Shareholders” above.

Shareholder Action Without a Meeting

TSFG

South Carolina law and TSFG’s bylaws provide that any action that may be taken by shareholders at a meeting may be taken without a meeting only if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action, and delivered to TSFG for inclusion in the minutes or filing with the corporate records.

TSFG’s bylaws provide that no written consent is effective to take the corporate action referred to therein unless, within 60 days of the earliest dated written consent received by TSFG, a written consent or consents signed by all the shareholders entitled to vote on such corporate action are delivered to TSFG. In the case of TSFG, the common stock is widely held and it would be unlikely that signed written consents could be obtained from all shareholders in respect of any action.

TD

Under the Bank Act of Canada, shareholder action may be taken without a meeting by written resolution signed by all shareholders who would be entitled to vote on the matter at a meeting except with respect to a meeting called for the purpose of (1) removing a director or the auditor of a bank or (2) electing or appointing a director or auditor of a bank following the resignation, removal or expiration of the term of office of a director or auditor of the bank where, in either case, the director or auditor has submitted a written statement giving the reasons for the resignation or why he opposes the proposed revocation of his appointment or appointment of a successor. In the case of TD, as the Bank Act of Canada prohibits any person from being a major shareholder, the voting shares are widely held and it would be unlikely that the signatures of all shareholders could be obtained in respect of any resolution.

Amendments of Governing Instruments

TSFG

Amendment of Articles of Incorporation.  Under the SCBCA, TSFG’s articles of incorporation generally may be amended if the board of directors proposes and recommends the amendment to the shareholders and the amendment is approved by at least two-thirds of the votes entitled to be cast on the amendment. The affirmative vote of holders of at least 66 2/3% of the outstanding shares of Series 2008-T Preferred Stock, voting as a separate class, is needed to approve certain amendments to TSFG’s articles of incorporation, and the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Series M Preferred Stock, voting as a separate class, is needed to approve certain amendments to TSFG’s articles of incorporation.

Amendment of Bylaws.  The board of directors may amend or repeal TSFG’s bylaws unless:

•	TSFG’s articles of incorporation or South Carolina law reserves this power exclusively to shareholders;

•	TSFG’s shareholders, in adopting, amending or repealing any bylaw, provide expressly that the board of directors may not amend that bylaw or any bylaw on that subject; or

•	the bylaw either establishes, amends or deletes a supermajority shareholder quorum or voting requirement.

A bylaw that fixes a supermajority quorum or supermajority director voting requirement may be amended or repealed (1) if originally adopted by the shareholders, only by the shareholders (unless otherwise provided by the shareholders) or (2) if originally adopted by the board of directors, either by the shareholders or by the board of directors. Action by the board of directors to adopt, amend, or repeal a bylaw that changes the quorum or voting requirement for the board of directors must meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirement then in effect or proposed to be adopted, whichever is greater.

TSFG’s bylaws may also be amended by a majority vote of shareholders, except that the shareholders may not adopt or amend a bylaw that fixes a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by the SCBCA. The SCBCA and TSFG’s bylaws provide that any notice of a meeting of shareholders at which bylaws are to be adopted, amended, or repealed shall state that the purpose, or one of the purposes, of the meeting is to consider the adoption, amendment, or repeal of bylaws and contain or be accompanied by a copy or summary of the proposal.

The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Series M Preferred Stock, voting as a separate class, is needed to approve certain amendments to TSFG’s bylaws.

TD

Under the Bank Act of Canada, any amendment to a bank’s incorporating instrument requires approval by special resolution. This resolution must be passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution. Any amendment to a bank’s incorporating instrument also requires the approval of the Minister of Finance.

The TD board of directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of TD. Any change to the by-laws made by the board of directors remains in effect until it is approved or rejected by the shareholders by a majority of the votes cast at the next meeting of shareholders following the change. Certain changes of a substantial nature to the TD by-laws must be approved by special resolution of the shareholders before going into effect. This resolution must be passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution. Certain changes entitle the holders of each class of shares (and each series of a class, if the shares of that series are affected differently by the amendment from other shares of that class) to vote separately as a class or series, with each share carrying the right to vote whether or not it otherwise carries the right to vote. Substantial by-law changes requiring approval by special resolution include creating new classes of shares, changing the designation or attributes of any class or series of shares, dividing any class of shares into series, increasing or decreasing the number of directors (including the maximum or minimum number of directors), changing the province in Canada where TD’s head office is situated or changing the name of the bank. A shareholder entitled to vote at an annual meeting of shareholders of TD may make a proposal to make, amend or repeal a by-law in accordance with the shareholder proposal requirements of the Bank Act of Canada.

Anti-Takeover and Ownership Provisions

TSFG

Banking Regulations.  The Change in Bank Control Act prohibits a person who are acting in concert or group of persons from acquiring “control” of a bank holding company unless (i) the acquisition has been approved by the Board of Governors of the Federal Reserve Board under the BHC Act or (ii) the Federal Reserve Board has been given 60 days’ prior written notice of the proposed acquisition and within that time period the Federal Reserve Board has not issued a notice (a) disapproving the proposed acquisition or (b) extending for up to another 30 days the period during which such a disapproval may be issued. In addition, the Federal Reserve Board may extend the period for two additional periods not to exceed 45 days each in certain circumstances. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition by a person or group of persons who are acting in concert of more than ten percent of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as TSFG, would, under the circumstances set forth in the presumption, constitute the acquisition of control.

In addition, any entity that is a “company” as defined in the BHC Act would be required to obtain the approval of the Federal Reserve Board under the BHC Act before acquiring 25 percent (five percent in the case of an acquirer that is a bank holding company) or more of the outstanding shares of TSFG common stock, or otherwise obtaining “control” over TSFG. Under the BHC Act, “control” generally means the ownership, control or power to vote 25 percent or more of any class of voting securities of the bank holding company, the ability to control in any manner the election of a majority of the bank holding company’s directors or the ability, directly or indirectly, to exercise a controlling influence over the management and policies of the bank holding company, as determined by the Federal Reserve Board.

South Carolina Law.  TSFG has opted out of the control share acquisition provisions of South Carolina law but is subject to the business combination provisions of Title 35, Chapter 2, Article 2 of the South Carolina Code of Laws of 1976, as amended, as described below.

South Carolina law prohibits specified “business combinations” between a “resident domestic corporation” and an “interested shareholder” within two years after the date on which the interested shareholder became an interested shareholder, which we refer to as the share acquisition date, unless the business combination or the purchase of shares by which the interested shareholder became an interested shareholder was approved by a majority of the disinterested directors of the resident domestic corporation before the share acquisition date. A

“resident domestic corporation” is defined as a domestic corporation that has a class of voting shares registered with the Securities and Exchange Commission or another federal agency under Section 12 of the Exchange Act, such as TSFG, and an “interested shareholder” is defined as any person (other than the corporation or any of its subsidiaries) that (i) beneficially owns 10% or more of the corporation’s outstanding voting shares or (ii) at any time within the preceding two-year period beneficially owned 10% of the voting power of the corporation’s outstanding shares and is an affiliate or associate of the corporation.

Covered business combinations with an interested shareholder or an affiliate or associate of an interested shareholder include, among other transactions, merger of the corporation, sale or other disposition of assets having a value equal to 10% or more of the value of the corporation and transfer of shares of the corporation equaling 5% or more of the market value of all outstanding shares of the corporation. Covered business combinations are prohibited unless (i) the board of directors of the corporation approved the business combination, or the transaction by which the interested shareholder became an interested shareholder, before the share acquisition date; (ii) the holders of a majority of the outstanding voting shares not beneficially owned by the interested shareholder or any affiliate or associate of the interested shareholder approved the business combination at a meeting called for that purpose no earlier than two years after the share acquisition date; or (iii) certain transactional requirements are met.

TD

Rules and policies of certain Canadian securities regulatory authorities, including Multilateral Instrument 61-101, contain requirements in connection with “related party transactions.” A related party transaction means, among other things, any transaction by which an issuer directly or indirectly engages in the following with a related party: acquires, sells, leases or transfers an asset, acquires the related party, acquires or issues treasury securities, amends the terms of a security if the security is owned by the related party or assumes or becomes subject to a liability or takes certain other actions with respect to debt.

“Related party” includes directors, senior officers and holders of more than 10% of the voting rights attached to all outstanding voting securities of the issuer or holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

Multilateral Instrument 61-101 requires, subject to certain exceptions, the preparation of a formal valuation relating to certain aspects of the transaction and more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction including related to the valuation.

Multilateral Instrument 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the shareholders of the issuer, other than the related parties, approve the transaction by a simple majority of the votes cast.

The Bank Act of Canada also contains restrictions on the purchase or other acquisition, issue, transfer and voting of TD shares. See “Description of TD Share Capital — Limitations Affecting Holders of TD Common Shares” beginning on page 82.

Appraisal and Dissent Rights

TSFG

Shareholders of a South Carolina corporation, such as TSFG, who do not consent to certain major corporate transactions, including a merger, may, under varying circumstances, be entitled to dissenters’ rights pursuant to which such shareholders may receive cash in the amount of the fair market value of their shares in place of the consideration which otherwise would have been received in the transaction. However, because TSFG’s common stock was listed on the NASDAQ Capital Market as of the record date for determining those TSFG shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting, holders of TSFG’s common stock are not entitled to dissenters’ rights under South Carolina law.

TD

The only circumstance under which the Bank Act of Canada extends appraisal or dissent rights to shareholders is in respect of a compulsory acquisition of shares following a takeover bid through which an acquiror has acquired not less than 90% of the shares of the class that were the subject of the bid or as part of a going-private or squeeze-out transaction. Due to the ownership restrictions applicable to TD under the Bank Act of Canada, the shares of TD may not be the subject of a takeover bid, going private or squeeze-out transaction. See “Description of TD Share Capital — Limitations Affecting Holders of TD Common Shares” beginning on page 82.

Dividends and Other Distributions and Liquidation

TSFG

The holders of the TSFG common stock are entitled to dividend distributions ratably when, as and if declared by the board of directors in their discretion out of legally available assets. South Carolina law prohibits the payment of a distribution if, after giving it effect: (1) the corporation would not be able to pay its debts as they become due in the usual course of business; or (2) the corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. TSFG’s articles of incorporation prohibit the payment of distributions on TSFG’s common stock if any accrued dividends for past dividend periods on the Series 2008-T Preferred are unpaid. Because TSFG is a legal entity separate and distinct from its subsidiaries and because it does not conduct revenue-generating operations at the holding company level, TSFG depends on the payment of dividends from its subsidiaries for its revenues. There are various statutory and regulatory limitations on the ability of TSFG’s subsidiary institutions to pay dividends to TSFG.

In the event of the liquidation, dissolution or winding-up of the affairs of TSFG, holders of TSFG common stock are entitled to share, pro rata, in TSFG’s assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of TSFG and after payment of all amounts due to holders of TSFG’s preferred stock upon liquidation.

TD

Under the Bank Act of Canada, TD is prohibited from declaring dividends on its preferred or common shares if there are reasonable grounds for believing that TD is, or the payment would cause TD to be, in contravention of the capital adequacy and liquidity regulations of the Bank Act of Canada or any capital or liquidity directions of the Superintendent of Financial Institutions of Canada.

TD is also restricted from paying dividends on its preferred or common shares in the event that either of its subsidiaries that have issued capital trust securities fails to pay semi-annual distributions or interest, as applicable, in full to holders of their capital trust securities. In addition, the ability to pay dividends on TD’s common shares without the approval of the holders of the outstanding preferred shares is restricted unless all dividends on the preferred shares have been declared and paid or set apart for payment. Currently, these limitations do not restrict the payment of dividends on preferred or common shares.

In the event of the liquidation, dissolution or winding-up of the affairs of TD, holders of TD common shares are entitled to share, pro rata, in TD’s assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of TD and after payment of all amounts due to holders of TD’s preferred shares upon liquidation.

Consideration of Other Constituencies

TSFG

TSFG’s articles of incorporation provide that the board of directors, when evaluating any proposed business combination with TSFG, shall give due consideration to all relevant factors, including without limitation, the social, legal, environmental and economic effects on the employees, customers, suppliers and other constituencies of

TSFG, and on its subsidiaries, the communities and geographical areas in which TSFG and its subsidiaries operate or are located, and on any of the businesses and properties of TSFG or any of its subsidiaries, as well as such other factors as the directors deem relevant, and not only the consideration being offered in relation to the then current market price for TSFG’s outstanding shares, but also in relation to the then current value of TSFG in a freely-negotiated transaction and in relation to the board of directors’ estimate of the future value of TSFG (including the unrealized value of its properties and assets) as an independent going concern.

TD

TD’s charter and by-laws do not contain a requirement that the board of directors consider the effect of the merger on TD’s constituencies. However, as noted on page 43 (“TD’s Reasons for the Merger”), TD’s board of directors did consider the effect of the merger on the various constituencies served by TD, including its customers, employees and communities.

PROPOSAL NO. 2: ADJOURNMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or approve the plan of merger at the time of the special meeting, the proposal to approve the plan of merger could not be approved unless the special meeting was adjourned or postponed to a later date in order to permit further solicitation of proxies. In order to allow proxies that have been received by TSFG at the time of the special meeting to be voted for adjournment or postponement, you are being asked to consider a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if necessary to obtain additional votes in favor of approval of the plan of merger.

Approval of the proposal relating to the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies requires the affirmative vote of a majority of the votes cast on such proposal at the special meeting by the holders of TSFG common stock and the Series M Preferred Stock, voting together as a single class, even if less than a quorum.

The board of directors of TSFG unanimously recommends that TSFG shareholders vote “FOR” the proposal to approve the adjournment or postponement of the TSFG special meeting, if necessary or appropriate, including to permit further solicitation of proxies if necessary to obtain additional votes in favor of approval of the plan of merger.

TD MARKET ACTIVITIES INVOLVING TD COMMON SHARES

Since the announcement of the merger, TD and certain of its affiliates have engaged, and intend to continue to engage throughout the proxy solicitation period, in various dealing, brokerage, asset management, insurance and related activities involving TD common shares outside the United States (and, to a limited extent, within the United States). Among other things, TD or one or more of its affiliates intends to effect transactions in TD common shares and derivative securities related to TD common shares on the Toronto Stock Exchange and other non-U.S. exchanges, for its own account, in order to provide liquidity to the market and to facilitate customer transactions, and to readjust TD’s ownership position in TD common shares as appropriate following such transactions. TD also intends to engage in trades in TD common shares for its own account and the accounts of its customers (and, to the extent described below, its employees and directors) for the purpose of hedging their positions established in connection with the trading of certain derivatives relating to TD common shares, hedging TD’s position in respect of market making obligations related to certain exchange traded funds, adjusting TD’s proprietary index-related portfolios in response to changes in the applicable indices, effecting brokerage transactions in TD common shares for its customers, and effecting delivery of TD common shares as required pursuant to certain of TD’s benefit or compensation plans for employees and directors. Further, certain of TD’s asset management and insurance affiliates may buy and sell TD common shares, or funds or indices including TD common shares, outside the United States (and, in the case of certain asset management activities, within the United States) as part of their ordinary investment management activities on behalf of their customers and ordinary insurance activities relating to obligations to customers. These activities occur outside the United States and, in the case of unsolicited brokerage transactions (including in the context of asset management activities) and certain trades in broad-based indices that include TD common shares, in the United States and the transactions in TD common shares and derivative securities are effected on the Toronto Stock Exchange, the Montréal Exchange and, in limited circumstances, the New York Stock Exchange. The foregoing activities could have the effect of preventing or retarding a decline in the market price of TD common shares. TD has received from the SEC certain exemptive relief from Regulation M under the Exchange Act in order to permit TD and certain of its affiliates to engage in the foregoing activities during the proxy solicitation period.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of The South Financial Group for the year ended December 31, 2009 have been so incorporated on reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of TD as at October 31, 2009 and 2008 and for the years ended October 31, 2009, 2008 and 2007 and the effectiveness of internal control over financial reporting of TD as of October 31, 2009, incorporated by reference into this proxy statement/prospectus from TD’s annual report on Form 40-F for the year ended October 31, 2009, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters relating to the TD common shares offered by this proxy statement/prospectus will be passed upon for TD by McCarthy Tétrault, Canadian counsel to TD.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the TSFG board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before TSFG’s shareholders at the TSFG special meeting, or any adjournment or postponement of the meeting, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the TSFG board of directors.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

If the merger is completed, TSFG will not reschedule or hold its 2010 Annual Meeting of Shareholders and there will be no TSFG Annual Meeting of Shareholders in 2011 or thereafter. If the merger is not completed, set forth below is information relevant to TSFG’s postponed 2010 Annual Meeting of Shareholders.

A TSFG shareholder who wishes to either (1) present a proposal for inclusion in the proxy materials relating to TSFG’s rescheduled 2010 Annual Meeting of Shareholders or (2) propose one or more Director nominees for consideration by the Nominating and Corporate Governance Committee, will be required to submit his or her proposals on or before a deadline to be specified by TSFG, to the Corporate Secretary of The South Financial Group, 102 S. Main Street, Greenville, South Carolina 29601. TSFG will inform shareholders of the date of any such rescheduled 2010 Annual Meeting of Shareholders, and the date of the deadline for submission of the proposals referred to in (1) and (2) above shall be a reasonable time before TSFG begins to print and send proxy materials for such meeting and within the applicable time period set forth in TSFG’s bylaws. A proposal that is not submitted by the specified deadline will not be considered timely. TSFG shareholders submitting proposals for inclusion in the proxy statement and form of proxy must comply with the proxy rules under the Securities Exchange Act of 1934, as amended, and the bylaw requirements described below.

The bylaws of TSFG require timely advance written notice of shareholder nominations of Director candidates and of any other proposals to be presented at an annual meeting of shareholders. In the case of Director nominations by shareholders, the bylaws require that a shareholder’s notice be delivered to the principal executive offices of TSFG during the period of time from the 30th day to the 60th day prior to the annual meeting of shareholders at which Directors are to be elected, unless such requirement is expressly waived in advance of the meeting by formal action of the Board of Directors. In the case of other proposals by shareholders at an annual meeting, the bylaws require that advance written notice be delivered to TSFG’s Corporate Secretary (at the address indicated above). To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of TSFG between the 60th and 90th days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such shareholder notice must be so delivered between the 60th and 90th days prior to such annual meeting or within 10 days following the day on which public announcement of the date of such meeting is first made by TSFG. Such written notification to the Board must contained certain information about the shareholder making the proposal (as detailed in TSFG’s bylaws) and otherwise comply with the procedure set forth in TSFG’s bylaws. A copy of the bylaws is available upon request to the Corporate Secretary of TSFG at the address indicated above.

The deadline for a TD shareholder to submit a proposal for inclusion in the management proxy material for the 2011 annual meeting of TD is November 26, 2010. All proposals should have been sent to the Corporate Secretary of TD at P.O. Box 1, Toronto Dominion Centre, Toronto, Ontario M5K 1A2, Canada.

WHERE YOU CAN FIND MORE INFORMATION

TSFG files reports, proxy statements and other information with the SEC as required under the Exchange Act. TD is a “foreign private issuer” and, under the rules adopted under the Exchange Act, is exempt from certain of the requirements of that Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act.

You may read and copy any reports, statements or other information filed by TD or TSFG at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by TD and TSFG, at http://www.sec.gov. You may also access the SEC filings and obtain other information about TD and TSFG through the websites maintained by TD and TSFG at http://www.td.com and http://www.thesouthgroup.com, respectively. The information contained in those websites is not incorporated by reference in, or in any way part of, this proxy statement/prospectus.

TD files reports, statements and other information with the Canadian provincial and territorial securities administrators. TD filings are also electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, the Canadian equivalent of the SEC’s EDGAR system, at http://www.sedar.com.

After the merger, TD will furnish to you the same annual reports that it currently furnishes to TD shareholders in the same manner and at the same time as it furnishes them to current TD shareholders, including audited annual consolidated financial statements, unaudited quarterly consolidated financial statements and proxy circulars and related materials for meetings of shareholders. In addition, you will be able to request TD’s Form 40-F.

TD has filed a registration statement on Form F-4 to register with the SEC the TD common shares to be issued in the merger. This document is a part of that registration statement and constitutes the prospectus of TD in addition to being a proxy statement for the TSFG shareholders.

As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement on Form F-4 filed by TD and the exhibits to the registration statement. In addition, the SEC allows us to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information included directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that TD and TSFG have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

TD Filings with the SEC
(File No. 001-14446)	Period and/or Filing Date

Annual Report on Form 40-F	Year ended October 31, 2009, as filed December 3, 2009
Report of Foreign Issuer on Form 6-K	Filed December 4, 2009, January 19, 2010, January 21, 2010, February 25, 2010, February 26, 2010, March 4, 2010 (3 filings) March 25, 2010, April 20, 2010, May 12, 2010, May 17, 2010, May 27, 2010 (3 filings), June 3, 2010 and July 20, 2010 (other than the portions of those documents not deemed to be filed).

TSFG Filings with the SEC
(File No. 000-15083)	Period and/or Filing Date

Annual Report on Form 10-K	Year ended December 31, 2009, as filed March 16, 2010
Quarterly Reports on Form 10-Q	For the quarters ended March 31, 2010 and June 30, 2010, as filed May 6, 2010 and August 6, 2010, respectively.
Current Reports on Form 8-K	Filed January 15, 2010, February 3, 2010, February 11, 2010, March 11, 2010, March 25, 2010, May 17, 2010, May 20, 2010, June 4, 2010, July 20, 2010, July 28, 2010, August 9, 2010 and August 24, 2010 (other than the portions of those documents not deemed to be filed).

All documents filed by TD and TSFG under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus to the date of the TSFG special meeting will also be deemed to be incorporated into this proxy statement/prospectus by reference. To the extent that any information contained in any such Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this proxy/statement prospectus.

In addition, the description of TD common shares contained in TD’s registration statements under Section 12 of the Exchange Act is incorporated by reference.

You may also obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses:

The South Financial Group, Inc. Investor Relations 104 South Main Street Poinsett Plaza, 10th Floor Greenville, SC 29601 (888) 592-3001	TD Bank Financial Group Investor Relations TD Tower, 15th Floor 66 Wellington Street West Toronto, Ontario, Canada M5K 1A2 (416) 308-9030

If you would like to request documents, please do so by September 21, 2010 to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Neither TD nor TSFG has authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to make these types of offers, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

Appendix A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
THE TORONTO-DOMINION BANK
HUNT MERGER SUB, INC.
AND
THE SOUTH FINANCIAL GROUP, INC.
DATED AS OF MAY 16, 2010

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Acquisition Proposal	47
affiliate	30
Agreement	1
Articles of Merger	1
Bank Subsidiary	12
BHC Act	11
Business Day	2
Canadian GAAP	11
Capitalization Date	12
Cash Consideration	3
Cash Election	7
Certificates	8
Change in Company Recommendation	45
Closing	2
Closing Date	2
Company	1
Company Board Approval	15
Company Common Stock	3
Company Contract	25
Company Disclosure Schedule	10
Company Employees	21
Company ESPPs	6
Company Option	4
Company Preferred Stock	12
Company Recommendation	45
Company Regulatory Agreement	25
Company Reports	17
Company Restricted Shares	5
Company RSU	5
Company SAR	5
Company Shareholders Meeting	45
Company Stock Incentive Plan	5
Company Stock Option Plan	4
Confidentiality Agreement	45
control	30
Control Group Liability	22
Convertible Preferred Stock	13
CRA	31
Derivative Transaction	26
Effective Time	2
Electing Company Shares	3
Election Date	7
End Date	56
Environmental Laws	28

A-iv

ERISA	21
ERISA Affiliate	21
Exchange Act	17
Exchange Agent	8
Exchange Ratio	3
FDIC	12
Federal Reserve Board	16
FHLB	12
Form F-4	16
Form of Election	7
Governmental Entity	16
Hazardous Substances	28
incentive stock options	4
Indemnified Parties	50
Injunction	54
Insurance Amount	51
IT Assets	29
Law	15
Liens	14
Loans	29
Material Adverse Effect	11
Merger	1
Merger Consideration	3
Merger Sub	1
New Company Preferred Stock	1
New Plans	49
Notice Period	46
Old Plans	50
Parent	1
Parent Common Shares	3
Parent Disclosure Schedule	31
Parent Option	4
Parent Plans	49
Parent Preferred Shares	32
Parent Process Agent	62
Parent Regulatory Agreement	37
Parent Reports	34
Parent SAR	5
Plan	21
Proprietary Rights	28
Proxy Statement/Prospectus	16
Qualified Acquisition Proposal	58
REIT Preferred Stock	38
REIT Trust Declaration	13
Related Agreements	1

A-v

Requisite Regulatory Approvals	54
SCBCA	1
SEC	10
Securities Act	17
Share Purchase Agreement	1
Significant Subsidiary	12
Stock Consideration	3
Subsidiary	12
Superior Proposal	47
Surviving Company	1
Tax	21
Tax Return	21
Taxes	21
Termination Payment	58
Transferred Employees	49
Transition Committee	53
U.S. GAAP	11
Warrant	13
willful and material breach	57

Exhibit A Form of Share Purchase Agreement
Exhibit B Certificate of Designations of Preferred Stock, Series M

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 16, 2010 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), by and among The Toronto-Dominion Bank, a Canadian chartered bank (“Parent”), Hunt Merger Sub, Inc., a South Carolina corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and The South Financial Group, Inc., a South Carolina corporation (the “Company”).

WHEREAS, the boards of directors of each of the Company and Merger Sub have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement, on the terms and subject to the conditions contained herein, as a result of which Merger Sub will be merged with and into the Company (the “Merger”);

WHEREAS, concurrently and in connection herewith, and as a condition to the entry by Parent into this Agreement, Parent and the Company are entering into a share purchase agreement in substantially the form attached hereto as Exhibit A (as amended, supplemented or otherwise modified from time to time, the “Share Purchase Agreement”), pursuant to which, among other things and subject to the terms and conditions set forth herein, Parent will acquire from the Company shares of its Preferred Stock, Series M with the rights, privileges and voting powers as set forth in the Certificate of Designations attached as Exhibit B (the “New Company Preferred Stock” and such Certificate of Designations and the Share Purchase Agreement, the “Related Agreements”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein and in the Related Agreements, and intending to be legally bound hereby and thereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1.  The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the South Carolina Business Corporation Act, as amended (the “SCBCA”), at the Effective Time, Merger Sub shall merge with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Company”) in the Merger, and shall continue its corporate existence under the Laws of the State of South Carolina.

1.2.  Effective Time.  On the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by executing, delivering and filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of South Carolina in accordance with the relevant provisions of the SCBCA and other applicable South Carolina Law and shall make such other filings or recordings required under the SCBCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of South Carolina, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Articles of Merger in accordance with the SCBCA (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

1.3.  Closing of the Merger.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Eastern time on (i) the date that is the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VIII hereof, other than conditions which by their terms are to be satisfied at Closing, or (ii) such other date or time as the parties may mutually agree (the date on which the Closing occurs, the ‘‘Closing Date”). The Closing shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another place is agreed upon in writing by the parties. For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in Greenville, South Carolina, New York, New York, or Toronto, Ontario, Canada are required or authorized by Law to be closed.

1.4.  Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the SCBCA.

1.5.  Articles of Incorporation.  The articles of incorporation, as amended, of the Company, as in effect as of immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company following the Merger until thereafter amended in accordance with the provisions thereof and of applicable Law.

1.6.  Bylaws.  The bylaws of the Company, as in effect as of immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended and restated shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof, the articles of incorporation of the Surviving Company and applicable Law.

1.7.  Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company as of the Effective Time, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Company as amended as of the Effective Time, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

1.8.  Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Company as amended as of the Effective Time, until their respective successors are duly appointed, or their earlier death, resignation or removal.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES

2.1.  Effect on Company Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”) or of any other security of the Company:

(i) All shares of Company Common Stock that are owned by the Company (other than shares in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, for the benefit of customers or clients, and other than shares held in satisfaction of a debt previously contracted) shall be cancelled and retired, and no common shares, no par value per share, of Parent (“Parent Common Shares”), cash or other consideration shall be delivered in exchange therefor. All shares of Company Common Stock that are owned by any wholly owned Subsidiary of the Company, by Parent or by any wholly owned Subsidiary of Parent, shall remain outstanding, and no Parent Common Shares, cash or other consideration shall be delivered in exchange therefor.

(ii) Except as otherwise provided in clause (i) of this Section 2.1(a), and subject to Section 2.2, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive the following (the “Merger Consideration”):

(A) for each such share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.8 (the “Electing Company Shares”), the right to receive $0.28 in cash, without interest (the “Cash Consideration”); and

(B) for each such share of Company Common Stock (other than Electing Company Shares), the right to receive 0.004 Parent Common Shares, subject to adjustment in accordance with Section 2.7 (the “Exchange Ratio” and, together with any cash in lieu of fractional Parent Common Shares to be paid pursuant to Section 2.2, the “Stock Consideration”).

(b) Each share of the Company’s Series 2008-T Preferred Stock and each share of New Company Preferred Stock outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall have the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, as set forth in the Surviving Company’s articles of incorporation.

2.2.  No Fractional Shares.  Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional Parent Common Shares shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a Parent Common Share shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time to be converted into Parent Common Shares) by the average of the daily volume weighted average prices of Parent Common Shares based on information reported by the Toronto Stock Exchange as reported in The Toronto Stock Exchange Daily Record (with each such trading day’s applicable price converted into United States dollars using the exchange rate reported by the Bank of Canada at 12:00 p.m. on such day), for the five trading days immediately preceding the Closing Date. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

2.3.  Merger Sub Capital Stock; Issuance of Surviving Company Common Stock.  (a) All shares of common stock, no par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Company.

(b) In exchange for, and in consideration of (i) Parent delivering the Merger Consideration pursuant to Section 2.1, (ii) Parent’s commitments under Section 2.4 and (iii) payment of $10.00 by Parent to the Surviving Company, the Surviving Company shall issue to Parent at the Effective Time 999,999 (or such other number as is agreed by the Surviving Company and Parent) fully paid and nonassessable shares of common stock of the Surviving Company.

2.4.  Treatment of Options and Other Stock Based Awards.  (a) Each option to purchase shares of Company Common Stock (a “Company Option”) granted pursuant to the TSFG Stock Option Plan, the TSFG Long Term Incentive Plan, the Carolina First Corporation Directors’ Stock Option Plan, the Carolina First Corporation Amended and Restated Fortune 50 Plan, the 1995 Nonstatutory Stock Option Plan of Gulf West Banks, Inc., the MountainBank 1997 Employee Stock Option Plan, the Florida Banks, Inc. 1998 Stock Option Plan, the 1998 Performance-Based Incentive Plan of CNB, Inc. and the Pointe Financial Corporation 1998 Incentive Compensation and Stock Award Plan (each, a ‘‘Company Stock Option Plan”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into an option to purchase Parent Common Shares (a “Parent Option”), on the same terms and conditions as were applicable under such Company Option but taking into account any changes thereto, including, (1) for Company Options that are outstanding under the Florida Banks, Inc. 1998 Stock Option Plan and the MountainBank 1997 Employee Stock Option Plan, the full acceleration of vesting thereof to a date that is at least 60 days prior to the Closing Date (or such earlier date as may be otherwise required under the MountainBank 1997 Employee Stock Option Plan) and the termination, without payment therefor, of such Company Options at the Effective Time and (2) for Company Options that are outstanding under the TSFG Stock Option Plan, the full acceleration of vesting thereof immediately prior to the Closing Date and the termination, without payment therefor, of such Company Option no less than 31 days after the Effective Time. The number of Parent Common Shares subject to each Parent Option shall be the number of shares of Company Common Stock subject to each such Company Option multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole Parent Common Share, and such Parent Option shall have an exercise price per share equal to the per share exercise price specified in such Company Option divided by the Exchange Ratio, rounded, if necessary, up to the nearest cent; provided, however, in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code (“incentive stock options”), the exercise price, the number of shares purchasable pursuant to such Company Option and the terms and conditions of exercise of such Company Option shall be determined in accordance with the method set forth above unless the use of such method will not preserve the status of such Company Options as incentive stock options, in which case the manner of determination shall be adjusted in a manner that both complies with Section 424(a) of the Code and results in the smallest adverse modification in the economic values that otherwise would be achieved by the holder pursuant to the method set forth above. In all events, the foregoing substitution of all Company Options with Parent Options shall comply with the requirements of Section 409A of the Code.

(b) Each share of Company Common Stock granted subject to vesting or other lapse restrictions (including any Company Common Stock dividend equivalents accrued in respect of such shares) (each, a “Company Restricted Shares”) pursuant to the TSFG Amended and Restated Restricted Stock Agreement Plan or any Company Stock Option Plan (each, a “Company Stock Incentive Plan”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time to the extent provided by the terms thereof and, at the Effective Time, such Company Restricted Shares shall be treated in the same manner as all other shares of Company Common Stock under Section 2.1 of this Agreement.

(c) Each outstanding stock appreciation right (a “Company SAR”) granted pursuant to a Company Stock Incentive Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent a right to receive cash upon exercise of such Company SAR and shall be converted, at the Effective Time, into a stock appreciation right with respect to Parent Common Shares (a “Parent SAR”), on the same terms and conditions as were applicable under such Company SAR (including the settlement of such Parent SARs in cash), but taking into account any changes thereto, including the acceleration of vesting thereof if provided for in the Company Stock Incentive Plans, in any award agreement or in such Company SAR by reason of this Agreement or the transactions contemplated hereby. The number of Parent Common Shares subject to each such Parent SAR shall be the number of shares of Company Common Stock subject to each such Company SAR multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole Parent Common Share, and such Parent SAR shall have an exercise price per share equal to the per share exercise price specified in such Company SAR divided by the Exchange Ratio, rounded, if necessary, up to the nearest cent.

(d) At the Effective Time, each restricted stock unit (including any Company Common Stock dividend equivalents accrued in respect of such restricted stock unit) (a “Company RSU”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Company Common Stock and shall be converted, at the Effective Time, into a vested right to receive cash, in accordance with the terms of the applicable Company Stock Incentive Plan, equal to the product of (x) the Cash Consideration and (y) the number of shares of Company Common Stock (including any Company Common Stock dividend equivalents accrued in respect of such shares) subject to each Company RSU outstanding, which cash shall be paid out in accordance with the terms of the applicable Company Stock Incentive Plan.

(e) Further, as soon as practicable after the Effective Time, Parent shall or shall cause the Surviving Company to, deliver to the holders of Parent Options and Parent SARs, as applicable, appropriate notices setting forth such holders’ rights pursuant to the respective Company Stock Incentive Plans and agreements evidencing the grant agreements and stating that the corresponding Company Options and Company SARs, as applicable, and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.4 after giving effect to the Merger and the terms of the Company Stock Incentive Plans) as provided above.

(f) The provisions of clauses (a) through (e) of this Section 2.4 shall not apply to the Amended and Restated TSFG Employee Stock Purchase Plan or any other plan, program or arrangement intending to qualify as a stock purchase plan under Section 423 of the Code (the “Company ESPPs”). The Company shall, prior to the Effective Time, take all actions necessary to terminate the Company ESPPs effective as of the Effective Time and all outstanding rights thereunder at the Effective Time, and ensure that no new offering periods thereunder commence during the period from the date of this Agreement through the Effective Time. The offering periods thereunder currently in effect as of the date of this Agreement shall end in accordance with the terms of the applicable Company ESPP; provided, that there will be no increase in the amount of payroll deductions permitted to be made by the participants therein during such period; and provided further that, on the last day of the current offering periods, each participant in the applicable Company ESPP will be credited with the number of share(s) of Company Common Stock purchased for his or her account(s) under the applicable Company ESPP in respect of the applicable offering period in accordance with the terms of the applicable Company ESPP.

(g) The Company shall take such action as shall be required to (i) terminate the Dividend Reinvestment Plan immediately prior to and effective as of the Effective Time and (ii) ensure that all Company Common Stock and, if applicable, all Company Preferred Stock held in the Company tax-qualified defined contribution plan and in respect of any liabilities under the Company’s Executive Deferred Compensation Plan is treated in the same manner as all other shares of Company Common Stock under Section 2.1 of this Agreement.

(h) Prior to the Effective Time, the Company shall pass such resolutions for the treatment of Company Options and Company SARs as contemplated by the provisions of this Section 2.4. Parent shall reserve for issuance a number of Parent Common Shares at least equal to the number of Parent Common Shares that will be subject to Parent Options and Parent SARs as a result of the actions contemplated by this Section 2.4. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form F-3 or Form F-8 (or any successor or other appropriate form) with respect to the Parent Common Shares subject to such Parent Options and other Parent stock-based awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options or Parent stock-based awards remain outstanding.

2.5.  Reservation of Right to Revise Structure.  Parent may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (A) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as merger consideration or the right to the election thereof, (B) materially impede or delay consummation of the Merger or (C) provide for a merger of the Company in which the Company is not the surviving corporation. In the event Parent elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

2.6.  Withholding.  Parent or any of its Subsidiaries shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax laws. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment in respect of which such deduction and withholding was made.

2.7.  Certain Adjustments.  The Exchange Ratio shall be subject to appropriate adjustments from time to time after the date of this Agreement in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Parent Common Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through (in any such case) any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Parent’s capitalization, or any special or extraordinary dividend or distribution shall have been declared, paid or made with respect to the Parent Common Shares, unless the record date therefor is after the date of the Effective Time (for the avoidance of doubt, regular quarterly dividends, including any increases thereto from time to time, by Parent shall not constitute a special or extraordinary dividend or distribution).

2.8.  Cash Elections.  (a) Each person who, on or prior to the Election Date (as defined below), is a record holder of shares of Company Common Stock shall be entitled, with respect to all or any portion of such person’s shares, to make an unconditional election (a “Cash Election”) on or prior to the Election Date to receive the Cash Consideration, on the basis hereinafter set forth.

(b) Parent shall prepare a form of election (the “Form of Election”), which shall be subject to the approval of the Company (which approval shall not be unreasonably withheld), and the Company shall mail or cause to be mailed the Form of Election with the Proxy Statement/Prospectus to the record holders of shares of Company Common Stock as of the record date for the Company Shareholders Meeting. The Form of Election shall be used by each record holder of shares of Company Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) who wishes to elect to receive cash for any or all shares of Company Common Stock held by such holder. The Company shall use its reasonable best efforts to make the Form of Election available to all persons who become holders of shares of Company Common Stock during the period between the record date for the Company Shareholders Meeting and the Election Date. Any holder’s election to receive cash shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on (1) the date of the Company Shareholders Meeting or (2) if the Closing Date is more than four Business Days following the Company Shareholders Meeting, two Business Days preceding the Closing Date (the “Election Date”), a Form of Election properly completed and signed and accompanied by Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery), and, in the case of book-entry shares, any additional documents specified in the procedures set forth in the Form of Election. If it is determined that the Election Date will not be the date of the Company Shareholders Meeting, Parent and the Company shall publicly announce the anticipated Election Date at least five Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Date. Any Form of Election may be revoked by the shareholder submitting it only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. If a Form of Election is revoked, the Certificate or Certificates for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned by the Exchange Agent to the shareholder of the Company submitting the same. For the avoidance of doubt, any shares of Company Common Stock with respect to which there shall not have been submitted an effective, properly completed Form of Election in accordance with the terms of this Section 2.8 (other than shares described in Section 2.1(a)(i)), shall be converted into the right to receive the Stock Consideration in accordance with Section 2.1(a)(ii)(B).

(c) The determination of the Exchange Agent (or the mutual determination of the Company and Parent in the event that the Exchange Agent declines to make any such determination) shall be binding as to whether or not Cash Elections have been properly made or revoked pursuant to this Section 2.8 with respect to shares of Company Common Stock and as to when Cash Elections and revocations were received by it. If the Exchange Agent reasonably determines in good faith that any Cash Election was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Company Shares at the Effective Time, and such shares shall be converted in the Merger into the right to receive the Stock Consideration pursuant to Section 2.1(a)(ii)(B). The Exchange Agent (or the Company and Parent by mutual agreement in the event that the Exchange Agent declines to make any such determination) shall also make all computations as to the allocation, and any such computation shall be conclusive and binding on the shareholders of the Company. The Exchange Agent may, with the mutual written agreement of the Company and Parent, make such rules as are consistent with this Section 2.8 for the implementation of the Cash Elections provided for herein and as shall be necessary or desirable to fully effect such Cash Elections.

ARTICLE III

EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

3.1.  Parent to Make Merger Consideration Available.  At or promptly after the Effective Time, Parent or one of its Subsidiaries shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent (subject to the consent, not to be unreasonably withheld, of the Company) (the ‘‘Exchange Agent”), for the benefit of the holders of certificates that immediately prior to the Effective Time evidenced shares of Company Common Stock (the “Certificates”), for exchange in accordance with this Article III, (i) evidence of Parent Common Shares in book-entry form issuable pursuant to Section 2.1(a) (and/or certificates representing such Parent Common Shares, at Parent’s election) and (ii) cash sufficient to pay the aggregate Cash Consideration and cash in lieu of fractional Parent Common Shares pursuant to Section 2.2.

3.2.  Exchange of Certificates.  (a) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate immediately prior to the Effective Time whose shares of Company Common Stock were converted into the right to receive the Stock Consideration pursuant to Section 2.1 (other than such holders who properly made an election to receive cash with respect to such Certificates in accordance with Section 2.8) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Stock Consideration. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Stock Consideration in respect of the shares of Company Common Stock formerly represented by such Certificate and such Certificate so surrendered shall forthwith be cancelled. After the Effective Time, with respect to properly made elections to receive cash for Certificates in accordance with Section 2.8 or upon surrender, in accordance with this Section 3.2, to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration in respect of the shares of Company Common Stock formerly represented by such Certificate and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates.

(b) No dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent Common Shares that such holder would be entitled to receive upon surrender of such Certificate and no Merger Consideration shall be paid to any such holder until such holder shall surrender such Certificate in accordance with this Article III.  After the surrender of a Certificate in accordance with this Article III, such holder thereof entitled to receive Parent Common Shares shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole Parent Common Shares issuable to such holder in respect of such Certificate.

(c) If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e) Any portion of the property deposited with the Exchange Agent pursuant to Section 3.1 that remains unclaimed by the shareholders of the Company for six (6) months after the Effective Time shall be paid, at the request of Parent, to or as directed by Parent. Any shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Merger Consideration and unpaid dividends and distributions on the Parent Common Shares deliverable in respect of each share of Company Common Stock held by such shareholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent or one of its Subsidiaries may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in any publicly available report, schedule, form or other document filed with, or furnished to, the Securities and Exchange Commission (“SEC”) by the Company prior to the date of this Agreement and on or after January 1, 2010 (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements or any other disclosures included in such filings to the extent that they are cautionary, predictive or forward-looking in nature) or (ii) as disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of the Company’s covenants contained herein, provided, however, that disclosure in any section of such schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to another Section of this Agreement), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1.  Corporate Organization.  (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of South Carolina. The Company has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below) on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company, Parent or the Surviving Company, as the case may be, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, developments or occurrences, (i) has a material adverse effect on the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in United States generally accepted accounting principles (“U.S. GAAP”) (or in the case of Parent or any other party to this Agreement (or their respective assignees) that is a Canadian entity, Canadian generally accepted accounting principles (“Canadian GAAP”) or regulatory accounting requirements applicable generally to banks and their holding companies generally, (B) changes after the date of this Agreement in laws, rules, regulations or the written interpretation of laws, rules or regulations by Governmental Entities of general applicability to banks and their holding companies, (C) actions or omissions expressly required by this Agreement, (D) changes after the date of this Agreement in global, national or regional political conditions (including acts of terrorism or war) or in general business, market and economic conditions in the United States or any region thereof (or, in the case of Parent, the U.S. or Canada or any region thereof), including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes in the United States or foreign securities markets, in each case affecting banks and their holding companies generally, (E) the execution of this Agreement or the public disclosure of this Agreement or the transactions contemplated hereby, including the impacts thereof on relationships with customers and employees, or (F) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, except, with respect to clauses (A), (B) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated hereby. The Company is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”). The articles of incorporation and bylaws of the Company, copies of which have been made available to Parent, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

(b) Section 4.1(b) of the Company Disclosure Schedule sets forth, as of the date hereof, each Subsidiary of the Company and all other entities in which the Company or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests. Each Subsidiary of the Company (i) is duly organized and validly existing as a bank, corporation, partnership or other entity and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate or other power and authority to own or lease its properties, rights and assets and to carry on its business as now conducted, except, in the case of clauses (ii) and (iii), where the failure to be so licensed or qualified or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. ‘‘Subsidiary” means, with respect to any person, any bank, corporation, partnership, joint venture, limited liability company or other organization, whether incorporated or unincorporated (i) of which such person or a subsidiary of such person is a general partner or managing member or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such person and/or one or more subsidiaries thereof. ‘‘Significant Subsidiaries” means each Subsidiary of a party that is a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X. The articles of incorporation, bylaws and similar governing documents of each Significant Subsidiary of the Company, copies of which have been made available to Parent, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

(c) Except for its ownership of Carolina First Bank (the “Bank Subsidiary”), the Company does not own, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). The deposits of the Bank Subsidiary are insured by the Federal Deposit Insurance Corporation (the ‘‘FDIC”) to the fullest extent permitted by Law, and all insurance premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of the Company, threatened. The Bank Subsidiary is a member in good standing of the Federal Home Loan Bank (“FHLB”) of Atlanta.

4.2.  Capitalization.  (a) The authorized capital stock of the Company consists of 325,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, no par value per share (the “Company Preferred Stock”). As of May 12, 2010 (the “Capitalization Date”), there were 215,671,871 shares of Company Common Stock issued and outstanding (which includes 31,214 outstanding Company Restricted Shares) and 347,000 shares of Company Preferred Stock outstanding (consisting of 347,000 shares of the Series 2008-T Preferred Stock). No other shares of Company Common Stock or Company Preferred Stock were issued or outstanding as of such date. Since the Capitalization Date and through the date of this Agreement, the Company has not (x) issued or authorized the issuance of any shares of Company Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock or Company Preferred Stock, except for issuances of Company Common Stock as a result of the exercise of Company Options listed in Section 4.2(b) of the Company Disclosure Schedule, (y) reserved for issuance any shares of Company Common Stock or Company Preferred Stock or (z) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Company Common Stock. Without limiting the generality of the foregoing, prior to the execution of this Agreement, all previously outstanding shares of the Company’s 10% Mandatory Convertible Non-Cumulative Preferred Stock, Series 2008D-V and the 10% Mandatory Convertible Non-Cumulative Preferred Stock, Series 2008D-NV (collectively, the “Convertible Preferred Stock”) have been converted pursuant to their terms into an aggregate of 715,383 shares of Company Common Stock, and no shares of Convertible Preferred Stock are outstanding. As of the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance, except for (i) an aggregate of 10,106,796 shares of Company Common Stock reserved for issuance upon the exercise of the Warrant issued to the United States Department of the Treasury in connection with the issuance of the Series 2008-T Preferred Stock (the “Warrant”), (ii) an aggregate of 6,497,553 shares of Company Common Stock reserved for issuance upon the exercise of Company Options and Company SARs, for the settlement of Company RSUs and for future issuance of Company Restricted Shares, in each case pursuant to the Company Stock Incentive Plans, and (iii) an aggregate of 97,667 shares of Company Common Stock for issuance in connection with purchase rights under the Company ESPPs. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company owns any shares of Company Common Stock (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted). Except as otherwise specified in this Section 4.2(a) and the Share Purchase Agreement, neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights, agreements or commitments of any character relating to the purchase or issuance of any shares of the capital stock of the Company or of any of its Subsidiaries or other equity securities of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of the capital stock of the Company or any of its Subsidiaries (including any rights plan or agreement) or equity-based awards, nor is there any other agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (A) register, issue, deliver, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, stock-based performance units or other similar right, agreement, arrangement or commitment, (C) redeem or otherwise acquire any such shares of capital stock, voting securities, other equity interests or rights (other than a cashless exercise of Company Options outstanding, and in accordance with the terms in effect, as of the date hereof) or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company or any of its Subsidiaries. Except as set forth in Section 4.2(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any other trust capital securities or other similar securities outstanding. No (i) “Exchange Event” (as such term is defined in Exhibit E to the First Amended and Restated Declaration of Trust of Carolina First Mortgage Loan Trust, dated as of December 8, 2000 (as amended, the ‘‘REIT Trust Declaration”)) with respect to the Series 2000 A Cumulative Fixed Rate Preferred Shares of Carolina First Mortgage Loan Trust or (ii) “Exchange Event” (as such term is defined in Exhibit G to the REIT Trust Declaration) with respect to the Series 2002C Cumulative Floating Rate Preferred Shares of Carolina First Mortgage Loan Trust has occurred.

(b) Section 4.2(b) of the Company Disclosure Schedule contains a list setting forth, as of the date of this Agreement, all outstanding Company Options and all other equity or equity-based awards relating to Company Common Stock, the names of the optionees or grantees thereof, identification of any such optionees or grantees that are not current or former employees, directors or officers of the Company, the date each such Company Option or other award was granted, the number of shares of Company Common Stock subject to each such Company Option or underlying each such other award, the expiration date of each such Company Option or other award, any vesting schedule with respect to a Company Option which is not yet fully vested and the date on which each other award is scheduled to be settled or become free of restrictions, the price at which each such Company Option and Company SARs may be exercised, and the fair market value of one share of Company Common Stock on the date of grant of each of the foregoing. The exercise price per share of each Company Option was, on the applicable date of grant of the Company Option, no less than the fair market value of one share of Company Common Stock on such grant date.

(c) Section 4.2(c) of the Company Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock or other equity interests and record and beneficial owners of such capital stock or other equity interests for each Subsidiary. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company’s Subsidiaries, free and clear of any material liens, licenses, pledges, charges, encumbrances, adverse rights or claims and security interests whatsoever (other than liens for Taxes not yet due and payable, “Liens”), and all of such shares or other equity interests are, to the extent applicable, duly authorized and validly issued and are fully paid, nonassessable (except to the extent provided in 12 U.S.C. § 55 and similar state laws) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(d) Except for the ownership of the Company’s Subsidiaries and for investments held in a fiduciary capacity for the benefit of customers or acquired after the date of this Agreement in satisfaction of debts previously contracted in good faith, neither the Company nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.

(e) The Company does not have outstanding any bonds, debentures, notes or other indebtedness having the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote, and neither it nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of its capital stock, voting securities or other equity interests.

4.3.  Authority; No Violation.  (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the required approval of this Agreement by the shareholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action of the Company, and no other corporate and no shareholder proceedings (subject, in the case of the consummation of the Merger, to the required approval of this Agreement by the shareholders of the Company) on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of the Company or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 4.4 are duly obtained or satisfied, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, award, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties, rights or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (1) any material leases or related agreements related to stores or other facilities operated by the Bank Subsidiary or any of its affiliates or (2) any note, bond, mortgage, indenture, deed of trust, license, lease (other than such leases covered by clause (y)(1) above), agreement, contract, permit, concession, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except in the case of clause (y)(2) above, for such violations, conflicts, breaches, defaults or other events which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) The board of directors of the Company, by resolutions duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held (the “Company Board Approval”), has (i) determined that this Agreement, and each of the Related Agreements and the transactions contemplated hereby and thereby are fair to and in the best interests of the Company and its shareholders and declared the Merger to be advisable, (ii) approved this Agreement and each of the Related Agreements and the transactions contemplated hereby and thereby, and (iii) recommended that the shareholders of the Company approve this Agreement and directed that such matter be submitted for consideration by the shareholders of the Company at the Company Shareholders Meeting.

(d) In accordance with Section 33-13-102(b) of the SCBCA, no appraisal or dissenters’ rights shall be available to holders of the Company Common Stock in connection with the Merger.

(e) No “business combination,” “fair price,” “moratorium,” “control share acquisition,” “takeover,” “affiliate transaction,” “interested shareholder” or other similar anti-takeover statute or regulation enacted under the Laws of the State of South Carolina is applicable to the Company is applicable to this Agreement or to any of the Related Agreements and the transactions contemplated hereby and thereby. On May 16, 2010, the board of directors of the Company, by resolutions duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held, approved the amendment to the bylaws of the Company set forth in Section 4.3(e) of the Company Disclosure Schedule pursuant to which Article 1 of Chapter 2 of Title 35 of the South Carolina Code of Laws, as amended, does not apply to control share acquisitions of shares of the Company. The Company Board Approval is sufficient to exempt fully the Merger and the other transactions contemplated hereby, including the transactions contemplated by the Related Agreements, from the provisions of Sections 35-2-201 through 35-2-226 of the South Carolina Code of Laws, as amended.

4.4.  Consents and Approvals.  Except for (i) the filing of any required applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” ) under the BHC Act, the Board of Financial Institutions of the State of South Carolina, the Superintendent of Financial Institutions (Canada) under the Bank Act (Canada) and with any other state banking, insurance or other regulatory authorities set forth in Section 4.4(i) of the Company Disclosure Schedule and the approval or notice of non-objection of such applications and notices, (ii) approval of the listing on the New York Stock Exchange and the Toronto Stock Exchange of the Parent Common Shares to be issued in the Merger and to be reserved for issuance upon exercise of the Parent Options issued in substitution for Company Options pursuant to Section 2.4, and (iii) the filing with the SEC of a proxy statement in definitive form relating to the meeting of the shareholders of the Company to be held to vote on the approval of this Agreement (the “Proxy Statement/Prospectus”) and the filing and declaration of effectiveness of the registration statement on Form F-4 (the ‘‘Form F-4”) in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities Laws, (iv) the filing of the Articles of Merger with the Secretary of State of the State of South Carolina pursuant to the SCBCA or other applicable Law and such other Governmental Entities as required by the SCBCA or other applicable Law, (v) the approval of this Agreement by the shareholders of the Company, (vi) the consents and approvals set forth in Section 4.4(vi) of the Company Disclosure Schedule, (vii) the consents, authorizations, approvals, filings or exemptions in connection with the applicable provisions of federal or state securities Laws or the rules or regulations of any applicable self-regulatory organization, in any such case relating to the regulation of broker-dealers, investment companies and investment advisors and set forth in Section 4.4(vii) of the Company Disclosure Schedule, (viii) the consents, authorizations, approvals, filings or exemptions in connection with the applicable provisions of consumer finance, mortgage banking, insurance and other similar Laws set forth in Section 4.4(viii) of the Company Disclosure Schedule and (ix) the consents, authorizations, approvals, filings and registrations of third parties which are not Governmental Entities, the failure of which to obtain or make would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (each, a ‘‘Governmental Entity”) or of or with any other third party by and on behalf of the Company or any of its Subsidiaries (or by or on behalf of any acquiror of the Company) are necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation by the Company of the Merger and the other transactions contemplated hereby. As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received on a timely basis and without the imposition of a condition or restriction of the type referred to in Section 8.2(c) in order to permit consummation of the Merger.

4.5.  SEC Documents; Other Reports; Internal Controls.  (a) The Company has filed all required reports, forms, schedules, registration statements and other documents with the SEC since December 31, 2007 (the ‘‘Company Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company Reports, and none of the Company Reports when filed with the SEC, or, if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC and the Company and any of its Subsidiaries occurring since December 31, 2007 and prior to the date of this Agreement. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports. None of the

Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The Company and each of its Subsidiaries have timely filed all material reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2007 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company and its Subsidiaries, no Governmental Entity notified the Company that it has initiated any proceeding or, to the knowledge of the Company, threatened an investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2007. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Entity of, the Company or any of its Subsidiaries.

(c) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors and in Section 4.5(c) of the Company Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.

(e) The Company has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.

(f) Since December 31, 2007, (x) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to any director or officer of the Company.

4.6.  Financial Statements; Undisclosed Liabilities.  (a) The financial statements of the Company (including any related notes and schedules thereto) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which is expected to be material, and to any other adjustments described therein, including the notes thereto). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S. GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, as filed with the SEC, (ii) this Agreement and the Share Purchase Agreement or (iii) liabilities incurred since March 31, 2010 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), that either alone or when combined with all other liabilities of a type not described in clause (i), (ii) or (iii), has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

4.7.  Broker’s Fees.  Except for Morgan Stanley & Co. Incorporated (“Morgan Stanley”), neither the Company nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transaction contemplated by this Agreement. True, correct and complete copies of all agreements with Morgan Stanley relating to any such fees or commissions have been furnished to Parent prior to the date hereof.

4.8.  Absence of Certain Changes or Events.  (i) Since December 31, 2009 no event has occurred or circumstance has arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) since March 31, 2010, none of the Company or any of its Subsidiaries has taken any action that would have been prohibited by clauses (a), (b), (c), (d), (e), (f)(i), (f)(ii), (j), (p), (q), (t) or (w) of Section 6.2 if taken after the date of this Agreement.

4.9.  Legal Proceedings.

(a) Neither the Company nor any of its Subsidiaries (or, to the knowledge of the Company, any of the current or former directors or executive officers of the Company or any of its Subsidiaries) is a party to any, and there are no pending or, to the Company’s knowledge, threatened legal, administrative, arbitral or other proceedings or actions or, to the Company’s knowledge, claims or governmental or regulatory investigations of any material nature against such person (in the case of any such proceeding, claim, action or investigation relating to such director or executive officer, to the extent related to or affecting the business of the Company or any of its Subsidiaries) or affecting the Company or any of its Subsidiaries. There is no judgment, settlement agreement, order, injunction, decree or regulatory restriction (other than those of general application that apply to banks and bank holding companies or their Subsidiaries generally) imposed upon or entered into by the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

(b) Since January 1, 2007, (i) there have been no subpoenas, written demands, inquiries or information requests received by the Company, any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries from any Governmental Entity, and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, inquiry or information request.

4.10.  Taxes.

(a) Each of the Company and its Subsidiaries has (i) duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete), and (ii) paid all material Taxes whether or not shown thereon as due and owing or, where payment is not yet due, has made adequate provision in the financial statements of the Company (in accordance with U.S. GAAP) for all such Taxes. The federal income Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service for all years to and including December 31, 2005, and any material liability with respect thereto has been satisfied or any material liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under GAAP.

(b) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated Tax Return or (ii) has any material liability for Taxes of any person (other than the Company and any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(c) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax indemnity or Tax allocation agreement or similar contract or arrangement.

(d) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(e) None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority. The Company and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (or any similar provision under any state, local or foreign law).

(g) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(h) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) subsequent to such transaction becoming listed.

(i) [reserved.]

(j) For purposes of this Agreement:

(i) ‘‘Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including, but not limited to income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture, withholding, backup withholding or other taxes, including any interest, penalties, fines and additions (to the extent applicable) thereto; and

(ii) ‘‘Tax Return” shall mean any return, report, declaration, information return or other document (including any related or supporting information) filed with or submitted to, or required to be filed with or submitted to any taxing authority with respect to Taxes and any amendments, supplements or attached schedules to any of the foregoing.

4.11.  Employees; Employee Benefit Plans.  (a) Section 4.11(a) of the Company Disclosure Schedule contains a true and complete list of each Plan. “Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA), stock purchase, equity-based compensation, stock option, severance, employment, loan, change-in-control, pension, profit sharing, retirement, fringe benefit, vacation, paid time off, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, programs, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries (“Company Employees”) has had or has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company, any of its Subsidiaries. “ERISA Affiliate” shall mean any person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

(b) With respect to each Plan, the Company has delivered to Parent or made available a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust, insurance or group annuity agreement or other funding instrument; (ii) the most recent Internal Revenue Service determination letter; (iii) any summary plan description and other written communications by the Company or any of its Subsidiaries to Company Employees concerning the extent of the benefits provided under a Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Plans (other than amendments or changes required by applicable Law) at any time within the twelve months immediately following the date hereof that could reasonably be expected to result in an increase in benefits provided under the Plan or the expense of maintaining the Plan; and (v) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c) Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Plan has been established and administered in all respects in accordance with its terms, and in all respects in compliance with the applicable provisions of ERISA, the Code and other applicable Laws.

(d) Each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (ii) for each Plan with respect to which a Form 5500 has been filed, no change has occurred with respect to the matters covered by the most recent Form since the date thereof; (iii) no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Plan; (iv) no Plan provides post-employment welfare (including health, medical or life insurance) benefits and neither the Company nor any of its Subsidiaries has any obligation to provide any such post-employment welfare benefits now or in the future, other than as required by Section 4980B of the Code; (v) there is no present intention that any Plan be amended, suspended or terminated, or otherwise modified to adversely change or increase benefits (or the levels thereof) under any Plan at any time within the twelve months immediately following the date hereof; (vi) neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 or 4212(c) of ERISA; (vii) each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code and the regulations thereunder; and (viii) there does not now exist, nor do any circumstances exist that would reasonably be expected result in, any Controlled Group Liability that would be a liability of the Company or any of its subsidiaries following the Effective Time. No Plan provides any Company Employees with any amount of compensation, or if such Company Employees were to be provided compensation that is or would be subject to additional income taxes under Section 409A of the Code. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Plans listed in Section 4.11(a) of the Company Disclosure Schedule.

(e) None of the Plans is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and none of the Company, its Subsidiaries or any ERISA Affiliate has at any time sponsored or contributed to, or has or had any material liability or obligation with respect to a multiemployer plan within the preceding six (6) years that remains unsatisfied.

(f) With respect to any Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (ii) no facts or circumstances exist that would give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Department of Treasury, the Internal Revenue Service or other governmental agencies are pending or, to the knowledge of the Company, threatened. Each Company Employee who is subject to the limitation imposed under the U.S. Emergency Economic Stabilization Act of 2008, as amended by the U.S. American Recovery and Reinvestment Act of 2009 has executed a waiver of claims against the Company and its Subsidiaries with respect to all compensation rights as required by applicable Law to be limited or reduced to zero for so long as such limitations are required to be imposed.

(g) No Plan exists that could (i) result in the payment to any present or former Company Employee of any money, benefit or other property, (ii) accelerate the time of payment or vesting or provide any other rights or benefits to any present or former Company Employee or otherwise increase the amount payable or otherwise trigger any other obligation of the Company or any of its Subsidiaries pursuant to any Plan, (iii) require the funding of any trust or other arrangement for the benefit of any Company Employee or (iv) limit or restrict the right of the Company to merge, amend or terminate any Plan, in each case, as a result of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s), including as a result of any termination of employment on or following the Effective Time).

(h) There is no Plan that, individually or collectively, would give, or which has given, rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code in connection with the transactions contemplated under this Agreement (whether alone or in connection with any subsequent event(s), including as a result of any termination of employment on or following the Effective Time).

4.12.  Compliance With Applicable Law.  (a) The Company and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. The Company and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other Law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and all applicable Laws relating to broker-dealers, investment advisors and insurance brokers, and (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, and neither the Company nor any of its Subsidiaries knows of, or has received since January 1, 2007, notice of, any material defaults or material violations of any applicable Law.

(b) The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law, except where the failure to so administer such accounts would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.13.  Certain Contracts.  (a) Neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed by the Company on a Current Report on Form 8-K) to be performed in whole or in part after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports filed prior to the date hereof, (ii) (A) that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its affiliates, (B) that obligates the Company or any of its affiliates to conduct business with any third party on an exclusive or preferential basis, (C) that limits or restricts the Company’s or its affiliates’ rights to use the name The South Financial Group, Inc., Carolina First Bank, Mercantile Bank, Bank CaroLine or any variant thereof, or (D) that requires referrals of business or requires the Company or any of its affiliates to make available investment opportunities to any person on a priority or exclusive basis, (iii) which relates to the incurrence of indebtedness (other than deposit liabilities and advances and loans from the FHLB of Atlanta incurred in the ordinary course of business consistent with past practice) by the Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (iv) which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries, (v) which limits the payment of dividends by the Company or any of its Subsidiaries, (vi) which relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties, (vii) which relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (viii) which provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof, (ix) which is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by the Company or its applicable Subsidiary on 60 days or less notice without any required payment or other conditions (other than the condition of notice)), (x) which is not of the type described in clauses (i) through (ix) above and which involved payments by, or to, the Company or any of its Subsidiaries in fiscal year ended December 31, 2009, or which could reasonably be expected to involve such payments during fiscal year ending December 31, 2010, of more than $250,000 (other than pursuant to Loans (as defined in Section 4.22(a)) originated or purchased by the Company and its Subsidiaries in the ordinary course of business consistent with past practice), or (xi) which relates to material Proprietary Rights (as defined in Section 4.21) (including permitting the use of the name The South Financial Group, Inc., Carolina First Bank, Bank CaroLine or Mercantile Bank or any variant thereof). Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a), whether or not publicly disclosed in the Company Reports or set forth in Section 4.13(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract”. The Company has made available to Parent true, correct and complete copies of each Company Contract.

(b) (i) Each Company Contract is valid and binding on the Company or its applicable Subsidiary and in full force and effect, and, to the knowledge of the Company, is valid and binding on the other parties thereto, (ii) the Company and each of its Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Company Contract and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, under any such Company Contract.

(c) Section 4.13(c) of the Company Disclosure Schedule contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as excise taxes or tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract with any present or former employee, director or consultant of the Company or any of its Subsidiaries and identifying the types and estimated amounts of the in-kind benefits due under any Plans or Company Contract (other than a tax-qualified plan) for each such person, specifying the assumptions in such schedule.

4.14.  Agreements with Regulatory Agencies.  Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, a “Company Regulatory Agreement”) any Governmental Entity that restricts, or by its terms will in the future restrict, the conduct of its business in any material respect or that in any material manner relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations, other than those of general application that apply to bank holding companies or their Subsidiaries generally.

4.15.  Derivative Instruments and Transactions.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all Derivative Transactions (as defined below) whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, (i) were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time, (ii) are legal, valid and binding obligations of the Company or one of its Subsidiaries and, to the knowledge of the Company, each of the counterparties thereto and (iii) are in full force and effect and enforceable in accordance with their terms. The Company or its Subsidiaries and, to the knowledge of the Company, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company and such Subsidiaries in accordance with U.S. GAAP consistently applied. For purposes of this Agreement, the term ‘‘Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.16.  Company Information.  The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in the Proxy Statement/Prospectus, the Form F-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or pursuant to Rule 14a-6 or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement/Prospectus relating to the Company and its Subsidiaries (except for such portions thereof as relate only to Parent or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and Exchange Act and the rules and regulations thereunder.

4.17.  Title to Property.  (a) The Company and its Subsidiaries have good, valid and marketable title to all real property owned by them as reflected in the most recent balance sheet included in the Company Reports, except for properties that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens, except for (x) Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, (y) such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures used in or relevant to the business, operations or financial condition of the Company and its Subsidiaries are in good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them as reflected in the most recent balance sheet included in the Company Reports, except for assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens except (x) Liens for current Taxes not yet due and payable and (y) other such Liens as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) All leases of real property and all other leases material to the Company and its Subsidiaries under which the Company or a Subsidiary, as lessee, leases personal property are valid and binding in accordance with their respective terms, and there is not under any such lease any material existing default by the Company or such Subsidiary or, to the knowledge of the Company, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default, and, in the case of leased premises, the Company or such Subsidiary quietly enjoys the use of the premises provided for in such lease, except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 4.17(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all material leases of real property under which the Company or any of its Subsidiaries leases any real property or interests in real property, identifying the owner and address thereof. The Company has made available to Parent true, correct and complete copies of each such material lease of real property.

4.18.  Insurance.  The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice. Section 4.18 of the Company Disclosure Schedule contains a true, correct and complete list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all material insurance policies in force on the date hereof with respect to the business and assets of the Company and its Subsidiaries (other than insurance policies under which the Company or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans or pools of loans). The Company and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion.

4.19.  Environmental Liability.  Except as set forth in Section 4.19 of the Company Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, or to the Company’s knowledge, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its Subsidiaries of any material liability or obligation arising under common law standards of conduct relating to environmental protection, human health or safety as it relates to Hazardous Substance handling or exposure, or under any local, state or federal Law relating to the protection of the environment or human health or safety as it relates to Hazardous Substance handling or exposure, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the ‘‘Environmental Laws”), pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. To the knowledge of the Company, there are no past, present, or reasonably anticipated future facts, occurrences, circumstances or legal requirements that could reasonably be expected to give rise to any such proceeding, claim, action or governmental investigation that would impose any such liability or obligation. During or, to the knowledge of the Company, prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current or to the Company’s knowledge former properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws (“Hazardous Substances”) in, on, under or affecting any such property which would reasonably be expected to result in any claim against, or liability of, the Company or any Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law.

4.20.  Opinion Of Financial Advisor.  The Company has received the opinion of Morgan Stanley to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by holders of Company Common Stock is fair from a financial point of view to such holders.

4.21.  Intellectual Property.  (i) The Company and each of its Subsidiaries owns or otherwise has the right to use, all intellectual property rights, including all trademarks, trade dress, trade names, service marks, domain names, patents, inventions, trade secrets, know-how, works of authorship and copyrights therein, that are used in and material to the conduct of their existing businesses and all rights relating to the plans, design and specifications of its branch facilities (“Proprietary Rights”) free and clear of all Liens and any claims of ownership by current or former employees, contractors, designers or others and (ii) neither the Company nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any Proprietary Rights which it claims to own or possess, license or otherwise have the right to use. Neither the Company nor any of its Subsidiaries, to the Company’s knowledge, is infringing, diluting, misappropriating or violating, nor has the Company or any or its Subsidiaries received any written communications alleging that any of them has infringed, diluted, misappropriated or violated any of the Proprietary Rights of any other person. To the Company’s knowledge, no other person is infringing, diluting, misappropriating or violating, nor has the Company or any or its Subsidiaries sent any written communications within the past two (2) years alleging that any person has infringed, diluted, misappropriated or violated, any of the Proprietary Rights owned by the Company and its Subsidiaries. The Company and each of its Subsidiaries take all reasonable actions to protect and maintain all (a) material Proprietary Rights and (b) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. The Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with its business, and have not materially malfunctioned or failed within the past three (3) years. To the Company’s knowledge, no person has gained unauthorized access to the IT Assets. The Company has implemented reasonable backup and disaster recovery technology consistent with industry practices.

4.22.  Loan Matters.  (a) (i) Section 4.22(a) of the Company Disclosure Schedule sets forth a list of all loans and other extensions of credit (including commitments to extend credit) (“Loans”) as of the date hereof by the Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(b) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the Company’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d) Section 4.22(d) of the Company Disclosure Schedule identifies (A) each Loan that as of March 31, 2010 had an outstanding balance and/or unfunded commitment of $1,000,000.00 or more and that as of such date (i) was contractually past due ninety (90) days or more in the payment of principal and/or interest, (ii) was on non-accrual status, (iii) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or “special mention” (or words of similar import) by the Company, any of its Subsidiaries or the rules of any applicable regulatory authority, (iv) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (v) where a specific reserve allocation existed in connection therewith, or (vi) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 and (B) each asset of the Company or any of its Subsidiaries that as of March 31, 2010 had a book value of over $1,000,000.00 and that was classified as other real estate owned or as an asset to satisfy Loans, including repossessed equipment, and the book value thereof as of such date. For each Loan identified in response to clause (A) above, Section 4.22(d) of the Company Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of March 31, 2010.

(e) Each outstanding Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Company’s knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by the Company or its Subsidiaries and are complete and correct in all material respects.

4.23.  Allowance for Loan Losses.  The Company’s allowance for loan losses as of March 31, 2010 was in compliance with the Company’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

4.24.  Transactions with Affiliates.  There are no agreements, contracts, plans, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of the Company, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of the Company, on the other hand, except those of a type available to employees of the Company generally. As used in this Agreement, “affiliate” means (unless otherwise specified), with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person and “control,” with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

4.25.  Community Reinvestment Act Compliance.  The Bank Subsidiary is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977, as amended, and the regulations promulgated thereunder (collectively, “CRA”) and has received a CRA rating of “satisfactory” in its most recently completed exam, and the Company has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in the Bank Subsidiary failing to be in compliance in all material respects with such provisions or having its current rating lowered.

4.26.  Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to or is bound by or is currently negotiating any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor, to the Company’s knowledge, is any such proceeding threatened, and there is no strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to the Company’s knowledge, threatened. To the knowledge of the Company, there is no activity involving its or any of its Subsidiaries’ employees involving an attempt to certify a collective bargaining unit or other organizational activity. No material action, suit, arbitration, proceeding or, to the Company’s knowledge, claim or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company or any of its Subsidiaries’ employees is pending or, to the best knowledge of the Company, threatened. Each individual who is treated by the Company or its Subsidiaries as an exempt employee under any federal or state law, or as an independent contractor, is properly so treated under applicable law. As of the date hereof, neither the Company nor any of its Subsidiaries have closed any plant or facility or effectuated any layoffs of employees, nor has any such action or program been announced for the future, that would reasonably be expected to give rise to any material liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law or regulation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (i) as disclosed in any publicly available report, schedule, form or other document filed with, or furnished to, the SEC by Parent prior to the date of this Agreement and on or after November 1, 2009 (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements or any other disclosures included in such filings to the extent that they are cautionary, predictive or forward-looking in nature) or (ii) as disclosed in the disclosure schedule (the ‘‘Parent Disclosure Schedule”) delivered by Parent to the Company prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article V, or to one or more of Parent’s covenants contained herein, provided, however, that disclosure in any section of such schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that it is relevant to another Section of this Agreement), Parent and Merger Sub hereby represent and warrant to the Company as follows:

5.1.  Corporate Organization.  (a) Parent is duly organized and validly existing as a bank under the laws of Canada. Parent has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The charter of Parent is the Bank Act (Canada). The copy of the bylaws of Parent, which has been made available to the Company, is a true, complete and correct copy of such document as in full force and effect as of the date of this Agreement.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has not owned any properties, rights or assets other than in connection with the transactions contemplated by this Agreement, and has engaged in no other business other than in connection with the transactions contemplated by this Agreement. Merger Sub is a wholly owned Subsidiary of Parent.

5.2.  Capitalization.  The authorized capital stock of Parent consists of an unlimited number of Parent Common Shares and an unlimited number of Preferred Shares, no par value per share (the “Parent Preferred Shares”). As of May 13, 2010, there were 869,317,342 Parent Common Shares outstanding and 157,800,000 Parent Preferred Shares outstanding and no Parent Common Shares or Parent Preferred Shares were reserved for issuance. Since May 13, 2010 and through the date of this Agreement, and other than in connection with the transactions contemplated by this Agreement, Parent has not issued or authorized the issuance of any Parent Common Shares or Parent Preferred Shares, or any securities convertible into or exchangeable or exercisable for shares of Parent Common Shares or Parent Preferred Shares, except for any such issuances of Parent Common Shares or Parent Preferred Shares as a result of exercise of Parent Options outstanding as of May 13, 2010. All of the issued and outstanding Parent Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Parent Common

Shares to be issued pursuant to the Merger have been duly authorized and, at the Effective Time, all such shares will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

5.3.  Authority; No Violation.  (a) Parent and Merger Sub have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action of Parent and Merger Sub, and no other corporate and no shareholder proceedings on the part of Parent and Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming the due authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the charter, bylaws or similar governing documents of Parent and Merger Sub or any of the similar governing documents of any of their respective Subsidiaries or (ii) assuming that the consents, approvals and waiting periods referred to in Section 5.4 are duly obtained or satisfied, (x) violate any Law applicable to Parent or any of its Subsidiaries or any of their respective properties, rights or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, permit, concession, franchise or other instrument or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

5.4.  Consents and Approvals.  Except for (i) the filing of any required applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, the Board of Financial Institutions of the State of South Carolina, the Superintendent of Financial Institutions (Canada) under the Bank Act (Canada) and with any other state banking, insurance or other regulatory authorities set forth in Section 5.4 of the Parent Disclosure Schedule and the approval or notice of non-objection of such applications and notices, (ii) approval of (A) the listing on the New York Stock Exchange and the Toronto Stock Exchange of the Parent Common Shares to be issued in the Merger and to be reserved for issuance upon exercise of the Parent Options issued in substitution for Company Options pursuant to Section 2.4, (iii) the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the registration statement on Form F-4 in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities Laws, (iv) the filing of the Articles of Merger with the Secretary of State of the State of South Carolina pursuant to the SCBCA or other applicable Law and such other Governmental Entities as required by the SCBCA or other applicable Law, (v) the approval of this Agreement by the shareholders of the Company, (vi) the consents and approvals set forth in Section 5.4 of the Parent Disclosure Schedule, (vii) the consents, authorizations, approvals, filings or exemptions in connection with the applicable provisions of federal, state or provincial securities Laws or the rules or regulations of any applicable self-regulatory organization, in any such case relating to the regulation of broker-dealers, investment companies and investment advisors, (viii) the consents, authorizations, approvals, filings or exemptions in connection with the applicable provisions of consumer finance, mortgage banking, insurance and other similar Laws and (ix) the consents, authorizations, approvals, filings and registrations of third parties which are not Governmental Entities, the failure of which to obtain or make would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, no consents or approvals of, or filings or registrations with, any Governmental Entity or of or with any other third party by and on behalf of Parent or Merger Sub are necessary in connection with (A) the execution and delivery by Parent and Merger Sub of this Agreement and (B) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby. As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received on a timely basis and without the imposition of a condition or restriction of the type referred to in Section 8.2(c) in order to permit consummation of the Merger.

5.5.  SEC Documents; Other Reports; Internal Controls.  (a) Parent has filed all required reports, forms, schedules, registration statements and other documents with the SEC and the Canadian securities regulatory authorities since December 31, 2007 (the “Parent Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC or the applicable Canadian securities regulatory authority (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Parent Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act or the applicable Canadian securities Laws, as the case may be, and the rules and regulations of the SEC or the applicable Canadian securities regulatory authority, thereunder applicable to such Parent Reports, and none of the Parent Reports when filed with the SEC or the applicable Canadian securities regulatory authority; and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no material outstanding comments from or unresolved issues raised by the SEC or any Canadian securities regulatory authority, as applicable, with respect to any of the Parent Reports. None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since October 31, 2007 with any Governmental Entity (other than the SEC and the Canadian securities regulatory authorities) and have paid all fees and assessments due and payable in connection therewith.

(c) Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Parent has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP.

(e) Parent has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act and the applicable Canadian securities Laws) to ensure that material information relating to Parent and its Subsidiaries is made known to the management of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and the applicable Canadian securities Laws with respect to the Parent Reports.

5.6.  Financial Statements; Undisclosed Liabilities.  (a) The financial statements of Parent (including any related notes and schedules thereto) included in the Parent Reports complied as to form, as of their respective dates of filing with the SEC or the applicable Canadian securities regulatory authority (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC or the applicable Canadian securities regulatory authority with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the applicable Canadian regulatory authorities), have been prepared in accordance with Canadian GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which is expected to be material, and to any other adjustments described therein, including the notes thereto). The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with Canadian GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Parent included in its Quarterly Report to Shareholders filed on Form 6-K for the quarter ended January 31, 2010, as filed with the SEC or otherwise disclosed in the Parent Reports filed subsequent to the date of the filing of such quarterly financial statements and prior to the date hereof, (ii) this Agreement and the Related Agreements or (iii) liabilities incurred since January 31, 2010 in the ordinary course of business consistent with past practice, neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all other liabilities of a type not described in clause (i), (ii) or (iii), has had, or would be reasonably expected to have, a Material Adverse Effect on Parent.

5.7.  Broker’s Fees.  Except for the persons set forth in Section 5.7 of the Parent Disclosure Schedule, whose fees and expenses shall be paid by Parent, neither Parent nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transaction contemplated by this Agreement.

5.8.  Absence of Certain Changes or Events.  Since October 31, 2009, no event has occurred or circumstance has arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

5.9.  Legal Proceedings.  (a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Parent’s knowledge, threatened legal, administrative, arbitral or other proceedings, actions, or, claims or governmental or regulatory investigations of any nature against or affecting Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) There is no injunction, order, award, judgment, settlement, decree, or regulatory restriction specifically imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

5.10.  Board Approval; No Shareholder Vote Required.  (a) The board of directors of Parent has duly approved this Agreement and the transactions contemplated hereby and thereby. The board of directors of Merger Sub has duly approved this Agreement, the Merger and the other transactions contemplated hereby, declared it advisable for Merger Sub to enter into this Agreement and this Agreement has been approved by the sole shareholder of Merger Sub.

(b) No vote of the shareholders of Parent is necessary to approve and adopt this Agreement or the transactions contemplated hereby or thereby.

5.11.  Compliance with Applicable Law.  Parent and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each, and have complied with and are not in default or violation of any, applicable Law relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and neither Parent nor any of its Subsidiaries knows of, or has received since January 1, 2007 notice of, any defaults or violations of applicable Law which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

5.12.  Agreements With Regulatory Agencies.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, a “Parent Regulatory Agreement”), any Governmental Entity that restricts, or by its terms will in the future restrict, the conduct of its business in any material respect or that in any material manner relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations.

5.13.  Parent Information.  The information relating to Parent and its Subsidiaries to be provided by Parent for inclusion in the Proxy Statement/Prospectus, the Form F-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or pursuant to Rule 14a-6 or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof to the extent relating to the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The Form F-4 (except for such portions thereof to the extent relating to the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1.  Conduct of Business Prior to the Effective Time.  Except as otherwise expressly contemplated or permitted by this Agreement or with the prior written consent of Parent (which consent shall not be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business only in the usual, regular and ordinary course consistent with past practice (provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.2 shall be deemed a breach of this clause (i) unless such action constitutes a breach of such provision of Section 6.2), (ii) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect or delay (x) the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated by this Agreement or the Share Purchase Agreement or (y) the consummation of the transactions contemplated by this Agreement or the Share Purchase Agreement.

6.2.  Company Forbearances.  Except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.2 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld):

(a) (i) adjust, split, combine or reclassify any capital stock or other equity interest; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity interest or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or other equity interest or stock appreciation rights or grant any person any right to acquire any shares of its capital stock or other equity interest, other than (A) regular cash dividends on the Series 2008-T Preferred Stock paid in accordance with its terms, except if at any time dividends payable on the Series 2000A Cumulative Fixed Rate Preferred Shares and Series 2002C Cumulative Floating Rate Preferred Shares of Carolina First Mortgage Loan Trust (collectively, the “REIT Preferred Stock”) have not been paid, (B) regular cash dividends on the REIT Preferred Stock, except if at any time dividends payable on the Series 2008-T Preferred Stock have not been paid, (C) regular quarterly cash dividends on Company Common Stock equal to the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice and (D) dividends paid by any of the Subsidiaries of the Company so long as such dividends are only paid to the Company or any of its other wholly owned Subsidiaries; or (iii) issue or commit to issue any additional shares of capital stock or other equity interest (except (x) pursuant to (1) the exercise of the Warrant, (2) the exercise of Company Options or Company SARs or in connection with the settlement of any Company RSUs, in each such case, outstanding as of the date hereof and included in Section 4.2(b) of the Company Disclosure Schedule or (3) the exercise of purchase rights under any Company ESPP outstanding on the date hereof and in accordance with their terms on the date hereof and (y) for issuances of capital stock or other equity interests by Subsidiaries of the Company so long as such capital stock or other equity interests are only issued to the Company or any of its wholly owned Subsidiaries), or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any additional shares of capital stock or other equity interest (including Company Options, Company SARs, Company RSUs or any other equity or “phantom” equity grant under any Company Stock Incentive Plan or otherwise), except pursuant to the Share Purchase Agreement;

(b) incur or guarantee any material indebtedness for borrowed money other than deposits, FHLB borrowings, repurchase agreements and similar liabilities in the ordinary course of business consistent with past practice;

(c) amend its articles of incorporation or bylaws or similar governing documents;

(d) sell, license, lease, transfer, mortgage, encumber or otherwise dispose of, or abandon or fail to maintain, any of its material rights, assets, deposits or properties or cancel or release any material indebtedness owed to any person or any claims held by any person, except (i) sales of Loans and sales of investment securities, in each case in the ordinary course of business consistent with past practice, (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2(d) of the Company Disclosure Schedule or (iii) pledges of assets to secure public deposits accepted in the ordinary course of business consistent with past practice;

(e) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management and other material banking or operating policies except as required by Law or by rules or policies imposed by a Governmental Entity;

(f) (i) make any acquisition of or investment in any person other than a wholly owned Subsidiary of the Company, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business consistent with past practice), by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned Subsidiaries of the Company), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto; or (iii) make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any person other than a wholly owned Subsidiary of the Company, except for (A) foreclosures and other similar transactions in connection with securing or collecting debts previously contracted and (B) purchases of U.S. government agency securities which are investment grade rated and, in the case of any such securities that are fixed rate instruments, have a final maturity of five years or less, and (C) transactions in the ordinary course of business consistent with past practice and that, together with all other such transactions, are not material to the Company;

(g) foreclose on or take a deed or title to any real estate other than single-family residential without first conducting a Phase I environmental assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA §101(35), 42 U.S.C. §9601(35), or foreclose on or take a deed or title to any real estate other than single-family residential if such environmental assessment indicates the presence of a hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws;

(h) enter into, renew, extend or terminate (i) any lease, license, contract or other agreement that calls for aggregate annual payments of $50,000 or more other than in the ordinary course of business consistent with past practice, (ii) any Company Contract of the type set forth in Section 4.13(a)(ii), (iv), (v), (vi), (vii), (viii) or (ix) or (iii) any agreement referenced in Section 4.7 (or any other agreement with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement or any of the Related Agreements) or any agreement, contract, plan, arrangement or other transaction of the type described in Section 4.24; or make any material change in any of such Loans, leases, licenses, contracts or other agreements, other than in the case of clauses (i) and (ii), renewals of such leases, licenses, contracts or other agreements for a term of one (1) year or less without material changes to the terms thereof;

(i) except as required by Law or the terms of any Plan in effect as of the date hereof and disclosed in Section 4.11(a) of the Company Disclosure Schedule, or as expressly provided for in Section 2.4 of this Agreement: (i) increase the compensation or benefits of any Company Employee; (ii) grant or pay any change-in-control, retention bonus, severance or termination pay to any Company Employee; (iii) loan or advance any money or other property to, or sell, transfer or lease any properties, rights or assets to, any Company Employee; (iv) establish, adopt, enter into, amend, terminate or grant any waiver or consent under any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement; (v) grant any equity or equity-based awards; (vi) hire or terminate the employment of any Company Employee with an annual base salary in excess of $150,000; (vii) effectuate any layoffs of Company Employees without compliance with the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local law or regulation to the extent applicable; (viii) allow for the commencement of any new offering periods under any Company ESPP; or (ix) take any action to accelerate the vesting or payment of any compensation or benefit under any Plan or awards made thereunder.

(j) make, or commit to make, any capital expenditures in excess of $100,000 individually or $1 million in the aggregate;

(k) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close, or open, relocate or close, any branch or other facility;

(l) without previously notifying and consulting with Parent, (i) except for Loans or commitments for Loans that have previously been approved by the Company prior to the date of this Agreement, make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan, or amend or modify in any material respect any existing Loan, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $10,000,000, (ii) except with respect to amendments or modifications that have previously been approved by the Company prior to the date of this Agreement, amend or modify in any material respect any existing Loan rated “special mention” or below by the Company with total credit exposure in excess of $5,000,000 or (iii) except with respect to any such actions that have previously been approved by the Company prior to the date of this Agreement, modify or amend any Loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by the Company, in each case in excess of $1,000,000;

(m) except as otherwise expressly permitted elsewhere in this Section 6.2, engage or participate in any material transaction (other than furnishing information and participating in discussions to the extent permitted by Section 7.4) or incur or sustain any material obligation, in each case, other than in the ordinary course of business consistent with past practice;

(n) except pursuant to agreements or arrangements in effect on the date hereof and specified in Section 6.2(n) of the Company Disclosure Schedule, pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their family members, or any affiliates or associates (as such term is defined under the Exchange Act) of any of its officers or directors other than Loans originated in the ordinary course of the business of the Company and its Subsidiaries consistent with past practice, and, in the case of any such agreements or arrangements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 6.2;

(o) (i) settle any claim, action or proceeding involving monetary damages payable by the Company or its Subsidiaries in excess of $100,000, or (ii) other than in the ordinary course of business consistent with past practice, waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(p) materially change its investment securities portfolio policy, or its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

(q) except as required by Law or applicable regulatory authorities, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies;

(r) fail to use commercially reasonable efforts to take any action that is required by a Company Regulatory Agreement, or willfully take any action that violates a Company Regulatory Agreement;

(s) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Section 8.1 or 8.2 not being satisfied or in a Requisite Regulatory Approval not being obtained without imposition of a condition of the type referred to in Section 8.2(c) or in a material violation of any provision of this Agreement;

(t) make any material changes in its methods, practices or policies of financial or Tax accounting, except as may be required under Law or U.S. GAAP or regulatory accounting policies, in each case as discussed with, and with the concurrence of, the Company’s independent public accountants;

(u) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity;

(v) other than in the ordinary course of business consistent with past practice, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

(w) except as required by Law, make or change any material Tax election, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax liability of the Company or any of its Subsidiaries, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(x) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

6.3.  No Fundamental Parent Changes.  Except as expressly contemplated or permitted by this Agreement, or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld), (i) amend, repeal or otherwise modify its bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock or that would materially impede Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby, (ii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Section 8.1 or Section 8.3 not being satisfied or in a Requisite Regulatory Approval not being obtained without the imposition of a condition of the type referred to in Section 8.2(c), or in a material violation of any provision of this Agreement, or (iii) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.3.

6.4.  Tax Matters.  The Company shall consult with Parent regarding the Company’s recognition of any material loss (either individually or in the aggregate) for United States federal income tax purposes, and shall consider in good faith the implementation of Parent’s views on such matters.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1.  Regulatory Matters.  (a) Parent and the Company shall cooperate in preparing and promptly cause to be filed with the SEC the Form F-4, in which the Proxy Statement/Prospectus shall be included. Each of Parent and the Company shall use reasonable best efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form F-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby, and the Company shall mail or deliver the Proxy Statement/Prospectus to its shareholders as promptly as practicable after the Form F-4 is declared effective. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form F-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form F-4 prior to filing such with the SEC. Parent shall also use its reasonable best efforts to obtain all necessary state securities laws or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with such action.

(b) Subject to the other provisions of this Agreement, the parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities; provided, however, that no party shall be required to take any action in obtaining or complying with such permits, consents, approvals or authorizations if the taking of such action or the obtaining of or compliance with such permits, consents, approvals and authorizations is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 8.2(c). In furtherance (but not in limitation) of the foregoing, Parent shall file any required applications, notices or other filings with the Federal Reserve Board within 20 days of the date hereof. Each party shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to such party and any of its respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(c) Each of Parent and the Company shall, upon request, furnish to the other all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus, the Form F-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Parent and the Company shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and any applicable state, provincial or local securities Laws.

(d) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.

(e) Without limiting the scope of the foregoing paragraphs, the Company shall, to the extent permitted by applicable Law (i) promptly advise Parent of the receipt of any substantive communication from a Governmental Entity with respect to the transactions contemplated hereby, (ii) provide Parent with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Governmental Entity with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide Parent with the opportunity to participate in any meetings or substantive telephone conversations that the Company or its Subsidiaries or their respective representatives may have from time to time with any Governmental Entity with respect to the transactions contemplated hereby.

7.2.  Access to Information.  (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities Laws or federal or state banking, mortgage lending, real estate or consumer finance or protection Laws (other than reports or documents which the Company is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize any attorney-client privilege, violate any contract or agreement or contravene any Law; and in any such event, the parties hereto will make appropriate substitute disclosure arrangements.

(b) All information and materials provided pursuant to this Agreement shall be subject to the confidentiality provisions of the Confidentiality Agreement entered into between Parent and the Company, dated December 16, 2009 (the “Confidentiality Agreement”).

(c) No investigation by any of the parties or their respective representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the others set forth herein.

7.3.  Shareholder Approval.

(a) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the date upon which the Form F-4 becomes effective (the “Company Shareholders Meeting”) for the purpose of obtaining the approval of this Agreement by the shareholders of the Company and, subject to Section 7.3(b), shall use all reasonable best efforts to obtain the approval of this Agreement by such shareholders; provided, however, that the record date for the Company Shareholders Meeting shall be determined in prior consultation with and subject to the prior approval of Parent (such approval not to be unreasonably withheld), and such record date shall not be earlier than the date that is one Business Day after the closing of the issuance of the New Company Preferred Stock to Parent pursuant to the Share Purchase Agreement. The board of directors of the Company shall recommend approval of this Agreement by the shareholders of the Company (the “Company Recommendation”) in the Proxy Statement/Prospectus and shall not directly or indirectly (x) withdraw, modify or qualify in any manner adverse to Parent such recommendation or (y) take any other action or make any other public statement in connection with the Company Shareholders Meeting, or in reference to an Acquisition Proposal (as defined in Section 7.4(b)), that is inconsistent with such recommendation (any action or public statement described in clause (x) or (y) being referred to as a “Change in Company Recommendation”), except as and to the extent expressly permitted by Section 7.3(b). Notwithstanding any Change in Company Recommendation, this Agreement shall be submitted to the shareholders of the Company at the Company Shareholders Meeting for the purpose of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation; provided, however, that if the board of directors of the Company shall have effected a Change in Company Recommendation, then the board of directors of the Company may submit this Agreement to the Company’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of the Company may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by applicable Law. In addition to the foregoing, the Company shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(b) Notwithstanding the foregoing, prior to the date of the Company Shareholders Meeting, the Company’s board of directors shall be permitted to effect a Change in Company Recommendation if and only to the extent that:

(i) it has complied in all material respects with Section 7.4,

(ii) its board of directors, after consultation with (and based on the advice of) its outside counsel, determines in good faith that failure to take such action would be reasonably likely to result in a violation of its fiduciary duties under applicable Law, and

(iii) if the Company’s board of directors intends to effect a Change in Company Recommendation following an Acquisition Proposal, (A) such Acquisition Proposal was unsolicited and the Company’s board of directors has concluded in good faith that such Acquisition Proposal is or is reasonably likely to constitute a Superior Proposal (as defined in Section 7.4(c)) after taking into account any amendment or modifications to this Agreement agreed to by Parent, and (B) the Company has notified Parent in writing, at least three (3) days in advance, of its intention to effect a Change in Company Recommendation (the “Notice Period”), specifying the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and furnishing to Parent a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents and (C) during the Notice Period, and in any event, prior to effecting such a Change in Company Recommendation, the Company has negotiated, and has caused its financial and legal advisors to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 7.3(b) with respect to such new written notice, except that the Notice Period shall be reduced to two (2) days.

7.4.  Acquisition Proposals.

(a) From the date hereof until the Effective Time or, if earlier, the date on which this Agreement is terminated in accordance with Article IX, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective officers, directors, employees, agents, affiliates and representatives (including any investment bankers, attorneys or accountants retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (ii) have any discussions with or provide any confidential or non-public information or data to any person relating to or in connection with an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal, (v) enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vi) propose or agree to do any of the foregoing. Notwithstanding the foregoing provisions of this Section 7.4(a), in the event that the Company receives an unsolicited bona fide written Acquisition Proposal and the Company’s board of directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its Subsidiaries and its and their officers, directors, employees, agents, affiliates and representatives to, prior to (but not after) the date of the Company Shareholders Meeting, take any action described in clause (ii) above to the extent that its board of directors concludes in good faith (and based on the advice of its outside counsel) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable Law; provided, however, that prior to providing (or causing to be provided) any confidential or non-public information or data permitted to be provided pursuant to this sentence, the Company shall have entered into a written confidentiality agreement with such third party on terms no less favorable to the Company than the Confidentiality Agreement; and provided, further, that the Company shall promptly provide Parent with any confidential or non-public information or data concerning the Company or its Subsidiaries provided to such person which was not previously provided to Parent (or its representatives).

(b) For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person (other than Parent or any of its Subsidiaries), or multiple persons in a single transaction or series of related transactions, relating to any direct or indirect (i) acquisition, purchase or sale of a business, deposits or assets that constitute more than 15% of the consolidated business, revenues, net income, assets (including stock of the Company’s Subsidiaries) or deposits of the Company and its Subsidiaries, (ii) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, or (iii) purchase (whether of outstanding or newly-issued shares) or sale of, or tender or exchange offer (including a self-tender offer) for, securities of the Company or any of its Subsidiaries that, if consummated, would result in any person, or multiple persons in a single transaction or series of related transactions (or the shareholders of such person or persons), beneficially owning securities representing (including upon conversion, exchange or exercise thereof) more than 15% of the equity or total voting power of the Company, any of its Subsidiaries or the surviving parent entity in such transaction.

(c) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal by a person (or group of persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) to acquire, directly or indirectly, a majority of the total voting power of the Company (or a majority of the total voting power of the resulting or surviving entity of such transaction or the ultimate parent of such resulting or surviving entity), which the board of directors of the Company concludes in good faith, after consultation with its financial advisors and receiving the advice of its outside counsel, taking into account timing and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably capable of being consummated on the terms proposed.

(d) The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal, will use its reasonable best efforts to enforce any confidentiality, standstill or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential or non-public information or data previously furnished by or on behalf of the Company thereunder, and will not waive or amend any provision of any such agreement. The Company will promptly (and in all events within 24 hours) following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal advise Parent of the material terms thereof (including the identity of the person making such Acquisition Proposal), and will keep Parent reasonably apprised of any related developments, discussions and negotiations and the status and terms thereof (including providing Parent with a copy of all material documentation and correspondence relating thereto) on a current basis. Without limiting the foregoing, the Company shall notify Parent orally and in writing within 24 hours after it enters into discussions or negotiations with another person regarding an Acquisition Proposal, executes and delivers a confidentiality agreement with another person in connection with an Acquisition Proposal, or provides confidential or non-public information or data to another person in connection with an Acquisition Proposal.

(e) Nothing contained in this Agreement shall prevent the Company or its board of directors from complying with Rule 14d-9 and Rule 14e-2(a)(2)-(3) promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Company Recommendation unless the board of directors of the Company expressly and concurrently reaffirms the Company Recommendation.

7.5.  Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement (including (i) in the case of Parent, with respect to the completion of the purchase of the Series 2008-T Preferred Stock and the Warrant as contemplated by Section 8.2(d) and (ii) in the case of the Company, by complying with its obligations under the Share Purchase Agreement) and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is necessary or desirable in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 8.2(c).

(b) Subject to the terms and conditions of this Agreement (including the proviso in Section 7.5(a)), each of Parent and the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which Parent or the Company is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VIII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

(c) Following the execution of this Agreement, the Company shall, at the direction and the request of Parent, use its reasonable best efforts, and take all reasonable actions, to facilitate the merger of the Bank Subsidiary and TD Bank, National Association following the consummation of the Merger.

7.6.  Employees; Employee Benefit Plans.

(a) From and after the Effective Time, Parent shall honor all Plans in accordance with their terms, provided, that nothing herein shall prohibit Parent from amending or terminating any such Plans in accordance with their terms. To the extent permitted by applicable Law, for a period of at least one year following the Effective Time (or, if earlier, until the Company Employees who are employees of the Company or a Subsidiary of the Company at the Effective Time (collectively, “Transferred Employees”) become eligible to participate in the employee benefit plans sponsored or maintained by Parent or its Subsidiaries (“Parent Plans” ) in which similarly situated employees of Parent so participate (it being understood that inclusion of Transferred Employees in such Parent Plans may occur at different times with respect to different plans)), Parent shall provide, or shall cause to be provided, to Transferred Employees compensation and benefits (excluding equity-based awards, retiree medical benefits, defined benefit pension plan benefits, deferred compensation plan benefits, supplemental executive retirement plan benefits and employee stock purchase plan benefits) that are substantially comparable, in the aggregate, to the compensation and benefits provided to Transferred Employees immediately before the Effective Time. From and after the time Transferred Employees become eligible to participate in any given Parent Plan, Parent shall provide, or shall cause to be provided, Transferred Employees with compensation and benefits that are no less favorable, in the aggregate, to the compensation and benefits provided under such given Parent Plan to similarly situated employees of Parent and its Subsidiaries, subject to the provisions of Sections 7.6(b) and 7.6(c) below, as applicable Nothing in this Agreement shall be construed as requiring Parent or the Surviving Company to continue any specific employee benefit plans or continue to employ any Transferred Employee for any length of time following the Effective Time.

(b) For all purposes (including for purposes of vesting, eligibility to participate, accrual of benefits and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Transferred Employees after the Effective Time (the “New Plans”), Parent shall cause each Transferred Employee to be credited for his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Transferred Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Transferred Employee participated or was eligible to participate immediately prior to the Effective Time, provided, however, that the foregoing shall not apply (x) with respect to benefit accrual under any defined benefit pension plan, post-retirement medical plan or “core contributions” under the Parent 401(k) New Plan or (y) to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, Parent shall cause (A) each Transferred Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Plan in which such Transferred Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, (i) Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Plans in which such employee participated immediately prior to the Effective Time, and (ii) Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins (to the extent credited under an Old Plan) to be taken into account under such New Plan for purposes of satisfying any applicable deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Notwithstanding anything in this Agreement to the contrary, for a period of one year following the Effective Time, Parent shall provide (A) severance benefits that are no less favorable to Company Employees (other than Company Employees who otherwise are parties to an individual severance agreement with the Company or any Subsidiary or a letter agreement with Parent) than the severance benefits provided to such Company Employees under the Company’s Severance Pay Plan as in effect on the date hereof (as set forth in Section 4.11(a) of the Company Disclosure Schedule and (B) paid time-off benefits that are no less favorable to Company Employees than the paid time-off programs provided to such Company Employees under the Company’s paid time-off programs as in effect on the date hereof (as set forth in Section 4.11(a) of the Company Disclosure Schedule).

(d) The Company and Parent acknowledge and agree that all provisions, whether express or implied, contained in this Section 7.6 and Section 2.4 with respect to employees, officers, directors, consultants and independent contractors are included for the sole benefit of the Company and Parent and shall not create any right (i) in any other person, including Plans or any beneficiary thereof or (ii) to continued employment with Parent or any of its Affiliates or any continued compensation, employee benefits or other right. Nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan, program, arrangement or agreement.

7.7.  Indemnification; Directors’ and Officers’ Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees of the Company or its Subsidiaries (collectively, the “Indemnified Parties”), as provided in any applicable certificate of incorporation, by-law or other organizational document of the Company or any such Subsidiary or in any indemnification or similar agreement listed in Section 7.7(a) of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect, and Parent agrees that neither it nor any of its Subsidiaries (including the Surviving Company) shall amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party as in effect as of the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Company and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.7.

(b) From and after the Effective Time, Parent shall cause the Surviving Company to indemnify and hold harmless, to the fullest extent provided in the articles of incorporation and bylaws of the Company and permitted under applicable Law (and advance expenses as incurred to the fullest extent provided in the articles of incorporation and bylaws of the Company and permitted under applicable Law upon, if required by applicable Law, receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), each of the Indemnified Parties against any costs or expenses (including attorneys’ fees and appellate bonds), judgments, pre- or post-judgment interest, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, regulatory, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) the transactions contemplated by this Agreement and the Related Agreements, in each case in his or her capacity as a director or officer of the Company or any of its Subsidiaries.

(c) For a period of six (6) years following the Effective Time, Parent will provide director’s and officer’s liability insurance that serves to reimburse the current and former officers and directors of the Company or any of its Subsidiaries (determined as of the Effective Time) (providing only for Side A coverage for Indemnified Parties where the existing policies also include Side B or Side C coverage for the Company and providing for fiduciary liability coverage or any other similar coverages in existence as of the execution of this Agreement) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement and the Share Purchase Agreement) which insurance will contain at least the same coverage and amounts and contain terms and conditions as are not less advantageous, in the aggregate, to the Indemnified Party as that coverage currently provided by the Company, and be purchased from insurers with ratings equivalent to or better than the insurers providing coverage currently. Notwithstanding the foregoing, in no event will Parent be required to expend, on an annual basis, an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance (the “Insurance Amount”), which current premiums are set forth in Section 7.7(c) of the Company Disclosure Schedule, and if Parent is unable to maintain or obtain the insurance called for by this Section 7.7(c) for an amount per year equal to or less than the Insurance Amount, Parent shall obtain as much comparable insurance as may be available for the Insurance Amount. With the prior written consent of Parent (not to be unreasonably withheld), prior to the Effective Time and in lieu of the foregoing, the Company may purchase tail policies for director’s and officer’s liability insurance on the terms described in the prior sentence and fully pay for such policies prior to the Closing.

(d) In the event Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, to the extent not otherwise occurring by operation of Law, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.7.

(e) The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and shall survive consummation of the Merger.

7.8.  Advice of Changes.  Parent and the Company shall promptly advise the other of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VIII or give rise to any right of termination under Article IX unless the underlying breach shall independently constitute such a failure or give rise to such a right.

7.9.  Financial Statements and Other Current Information.  As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Parent (a) consolidated and consolidating financial statements (including balance sheets, statements of operations and shareholders’ equity) of the Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) to the extent permitted by applicable Law, any reports provided to the board of directors of the Company or any committee thereof relating to the financial performance and risk management of the Company. In addition, the Company shall, if permitted by applicable Law, furnish Parent with a copy of each report filed by the Company or any of its Subsidiaries with a Governmental Entity within three (3) Business Days following the filing thereof. All information furnished by the Company to Parent pursuant to this Section 7.9 shall be held in confidence to the same extent of Parent’s obligations under Section 7.2(b).

7.10.  Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the Merger and to be reserved for issuance upon exercise of the Parent Options issued in substitution for Company Options pursuant to Section 2.4 to be issued in the Merger to be approved for listing on the Toronto Stock Exchange and the New York Stock Exchange, subject to official notice of issuance, as promptly as practicable, and in any event prior to the Effective Time.

7.11.  Takeover Laws.  The parties hereto and their respective boards of directors shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, including the transactions contemplated by the Related Agreements and (ii) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, including the transactions contemplated by the Related Agreements, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement, including the transactions contemplated by the Related Agreements, may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement, including the transactions contemplated by the Related Agreements.

7.12.  Exemption from Liability Under Section 16(b).  Prior to the Effective Time, the Company shall take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in the applicable SEC No-Action Letter dated January 12, 1999.

7.13.  Shareholder Litigation.  The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement and the Related Agreements, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld).

7.14.  Transition Committee.  As promptly as practicable following the execution of this Agreement, Parent and the Company shall establish a transition committee, consisting of an equal number of representatives designated by each of Parent and the Company (the “Transition Committee”). During the period from the date of this Agreement to the Effective Time, the Transition Committee will (i) confer on a regular and continued basis regarding the general status of the ongoing operations of the Company and its Subsidiaries and (ii) communicate and consult with its members with respect to (x) the manner in which the business of the Company and its Subsidiaries are conducted, (y) audit and accounting procedures and policies, and (z) the Company’s investment securities portfolio and interest rate and other risk management policies and practices, in each case to the extent consistent with applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Nothing contained in this Section 7.14 shall be deemed to require the Company to modify or change its loan, accrual, reserve, tax, litigation, accounting, audit, investment or real estate valuation policies and practices prior to the Effective Time without the Company’s consent.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval.  The Company shall have obtained the requisite affirmative vote of the shareholders of the Company entitled to vote thereon.

(b) Stock Exchange Listing.  The Parent Common Shares to be issued to the holders of Company Common Stock upon consummation of the Merger and to be reserved for issuance upon exercise of Parent Options issued in substitution for Company Options pursuant to Section 2.4 shall have been authorized for listing on the Toronto Stock Exchange and the New York Stock Exchange, subject to official notice of issuance.

(c) Form F-4 Effectiveness.  The Form F-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form F-4 shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d) Regulatory Approvals.  The regulatory approvals from the Federal Reserve Board, the Board of Financial Institutions of the State of South Carolina and the Superintendent of Financial Institutions (Canada)) and any other material regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(e) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

8.2.  Conditions to Obligations of Parent.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they speak as of an earlier date, in which case they shall be true and correct as though made on and as of such earlier date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties (other than the representation and warranty set forth in clause (i) of Section 4.8) relating to materiality or Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 4.2(a), which shall be true and correct in all material respects, and clause (i) of Section 4.8 which shall be true and correct in all respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by each of the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by each of the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Burdensome Condition.  There shall not be any action taken, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (assuming, for this purpose, that Parent were an entity the size of the Company in terms of financial metrics) or the Surviving Company.

(d) Completion of TARP Securities Purchase.  Parent shall have purchased from the United States Department of the Treasury, and shall beneficially own all right, title and interest in, all of the issued and outstanding shares of Series 2008-T Preferred Stock and the Warrant for an aggregate cash purchase price of $130,579,218.75 and otherwise on terms and conditions reasonably acceptable to Parent.

(e) No REIT Exchange Event.  There shall not have occurred (i) an “Exchange Event” (as such term is defined in Exhibit E to the REIT Trust Declaration) with respect to the Series 2000A Cumulative Fixed Rate Preferred Shares of Carolina First Mortgage Loan Trust or (ii) an “Exchange Event” (as such term is defined in Exhibit G to the REIT Trust Declaration) with respect to the Series 2002C Cumulative Floating Rate Preferred Shares of Carolina First Mortgage Loan Trust.

8.3.  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they speak as of an earlier date, in which case they shall be true and correct as though made on and as of such earlier date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties (other than the representation and warranty set forth in Section 5.8) relating to materiality or Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 5.2, which shall be true and correct in all material respects, and Section 5.8) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

ARTICLE IX

TERMINATION

9.1.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual consent of Parent and the Company in a written instrument;

(b) by either Parent or the Company if (x) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (y) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the Merger;

(c) by either Parent or the Company if the Effective Time shall not have occurred on or before February 17, 2011 (the “End Date”), unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 45 days following written notice to the party committing such breach or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VIII hereof;

(e) by either Parent or the Company if the approval of the Company’s shareholders required by Section 8.1(a) shall not have been obtained at the Company Shareholders Meeting or at any adjournment or postponement thereof;

(f) by Parent if (i) the board of directors of the Company shall have failed to recommend the Merger and the approval of this Agreement by the shareholders of the Company, or shall have effected a Change in Company Recommendation (or shall have resolved to take any of the foregoing actions), whether or not permitted under this Agreement, (ii) the Company shall have materially breached the terms of Section 7.4 in any respect adverse to the Parent or (iii) the Company shall have materially breached its obligations under Section 7.3 by failing to call, give notice of, convene and hold the Company Shareholders Meeting in accordance with Section 7.3;

(g) by Parent if a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the board of directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act; or

(h) by Parent if the Company has not received, within 21 days after the date of this Agreement, written approval by The NASDAQ Stock Market LLC of the Company’s use of the exception provided in Listing Rule 5635(f) (Financial Viability Exception) to permit the issuance of the New Company Preferred Stock by the Company to Parent as contemplated by the Share Purchase Agreement without a vote of the Company’s shareholders.

9.2.  Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b) and this 9.2, and Article X, shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent, Merger Sub, nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement; provided, that in no event shall any party hereto be liable for any punitive damages. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

(b) The Company shall pay Parent (as consideration for termination of Parent’s rights under this Agreement), by wire transfer of immediately available funds, $7,620,000.00 (the “Termination Payment”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Parent pursuant to Section 9.1(f) or 9.1(g), then the Company shall pay to Parent the Termination Payment on the second Business Day following such termination; and

(ii) if this Agreement is terminated by (A) Parent pursuant to Section 9.1(d) as a result of a willful and material breach by the Company, (B) by either Parent or the Company pursuant to Section 9.1(e) or (C) by either Parent or the Company pursuant to Section 9.1(c) without a vote of the shareholders of the Company contemplated by this Agreement at the Company Shareholders Meeting having occurred, and in any such case an Acquisition Proposal with respect to the Company shall have been publicly announced or otherwise communicated or made known to the senior management or board of directors of the Company (such communications having been made public or otherwise known to the Company’s shareholders in the case of clause (B)) (or any person shall have publicly announced, communicated or made known to the senior management or board of directors of the Company (such communications having been made public or otherwise known to the Company’s shareholders in the case of clause (B)) an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the Company Shareholders Meeting, in the case of clause (B), or the date of termination, in the case of clauses (A) or (C), then, if within 12 months after such termination the Company or any of its Subsidiaries enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to, or consummates a transaction contemplated by, any Qualified Acquisition Proposal, the Company shall pay to Parent the Termination Payment on the date of such execution or consummation. For purposes of this clause (ii) of Section 9.2(b), “Qualified Acquisition Proposal” means any inquiry, proposal or offer from any person (other than Parent or any of its Subsidiaries), or multiple persons in a single transaction or series of related transactions, relating to any direct or indirect (i) acquisition, purchase or sale of a business, deposits or assets that constitute more than 35% of the consolidated business, revenues, net income, assets (including stock of the Company’s Subsidiaries) or deposits of the Company and its Subsidiaries, (ii) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, as a result of which the holders of the Company Common Stock immediately prior thereto own less than 65% of the voting stock of the surviving or resulting person or its ultimate parent entity immediately thereafter, or (iii) purchase (whether of outstanding or newly-issued shares) or sale of, or tender or exchange offer (including a self-tender offer) for, securities of the Company or any of its Subsidiaries that, if consummated, would result in any person, or multiple persons in a single transaction or series of related transactions (or the shareholders of such person or persons), beneficially owning securities representing (including upon conversion, exchange or exercise thereof) more than 35% of the equity or total voting power of the Company, any of its Subsidiaries or the surviving parent entity in such transaction.

(c) The Company and Parent agree that the agreements contained in Section 9.2(b) are integral parts of the transactions contemplated by this Agreement, and that the payments provided for therein do not constitute a penalty. If the Company fails to pay Parent the amounts due under such Section 9.2(b) within the time periods specified in such section, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE X

GENERAL PROVISIONS

10.1.  Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

10.2.  Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.3.  Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.4.  Expenses.  Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expense whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing of the Form F-4 and the Proxy Statement/Prospectus and in connection with notices or other filings with any Governmental Entities under any Laws shall be shared equally by Parent and the Company.

10.5.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	if to Parent or Merger Sub, to:

The Toronto-Dominion Bank
Toronto Dominion Tower
66 Wellington Street West, 4th Floor
Toronto, Ontario M5K 1A2, Canada
Facsimile: (416) 308-1943

Attention:	Christopher A. Montague
Executive Vice President and General Counsel

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile: (212) 455-2502

Attention:	Lee Meyerson
Ellen Patterson

(b)	if to the Company, to:

The South Financial Group, Inc.
102 South Main Street
Greenville, South Carolina 29601
Facsimile: (864) 239-6423

Attention:	William P. Crawford, Jr.
Executive Vice President and General Counsel

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile: (212) 403-2000
Attention: Nicholas G. Demmo

10.6.  Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term ‘‘person” as used in this Agreement shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, government or any agency or political subdivision thereof, or any other entity or any group (as defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to “dollars” or “$” are to United States dollars. The term “knowledge”, when used in this Agreement, means (i) with respect to Parent, the actual knowledge, after due inquiry, of the individuals set forth in Section 10.6 of the Parent Disclosure Schedule, and (ii) with respect to the Company, the actual knowledge, after due inquiry, of the individuals set forth in Section 10.6 of the Company Disclosure Schedule.

10.7.  Counterparts.  This Agreement may be executed by facsimile or other electronic means and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.8.  Entire Agreement.  This Agreement (together with the documents, agreements and instruments referred to herein, including the Share Purchase Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement solely to the extent provided in Section 7.2(b). For the avoidance of doubt and without limiting the generality of the prior sentence, the provisions of Section 7 of the Confidentiality Agreement are hereby terminated.

10.9.  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed and construed in accordance with the Laws of the State of New York (except to the extent that mandatory provisions of federal Law or the SCBCA are applicable).

(a) Each of Parent, Merger Sub and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York and in the courts hearing appeals therefrom unless no basis for federal jurisdiction exists, in which event each party hereto irrevocably consents to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, New York County, and the courts hearing appeals therefrom, for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of Parent, Merger Sub and the Company hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 10.9, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the action, suit or proceeding in any such court is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of Parent, Merger Sub and the Company irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(b) Parent hereby irrevocably designates its New York Branch, located at 31 West 52nd Street, New York, NY 10019 (in such capacity, the “Parent Process Agent”) its designee, appointee and agent to receive, for and on its behalf, service of process in such jurisdiction in any action, suit or proceeding arising out of or relating to this Agreement and such service shall be deemed complete upon delivery thereof to the Parent Process Agent; provided, that in the case of any such service upon the Parent Process Agent, the party effecting such service shall also deliver a copy thereof to Parent in the manner provided in Section 10.5. Each of Parent, Merger Sub and the Company further irrevocably consents to the service of process out of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 10.5, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(c) Each of Parent, Merger Sub and the Company expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of New York and of the United States of America; provided, that consent by Parent and the Company to jurisdiction and service contained in this Section 10.9 is solely for the purpose referred to in this Section 10.9 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose.

10.10.  Specific Performance.  Each of Parent, Merger Sub and the Company agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that Parent, Merger Sub and the Company shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 10.9 above, this being in addition to any other remedy to which they are entitled at law or in equity.

10.11.  Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

10.12.  Publicity.  Parent and the Company shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Related Agreements or the transactions contemplated hereby and thereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may be required by Law or the rules and regulations of the New York Stock Exchange, the Nasdaq Stock Market or, in the case of Parent, the Toronto Stock Exchange. Without limiting the reach of the preceding sentence, Parent and the Company shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, the Company and its Subsidiaries shall (i) consult with Parent regarding communications with customers, shareholders, prospective investors and employees related to the transactions contemplated hereby, (ii) provide Parent with shareholder lists of the Company from time to time as requested by Parent and (iii) allow and facilitate Parent contact with shareholders of the Company for purposes of seeking Company shareholder approval of this Agreement or as the Company may otherwise reasonably agree.

10.13.  Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that each of Parent and Merger Sub may assign all or any of its rights and obligations hereunder to any wholly-owned subsidiary of Parent or Merger Sub; provided, that no such assignment shall change the amount or nature of the Merger Consideration, relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations or materially impede or delay the consummation of the Merger. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 7.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.14.  Construction.  This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

THE TORONTO-DOMINION BANK

By:	/s/ Riaz Ahmed
Name:     Riaz Ahmed

Title:	Executive Vice President

HUNT MERGER SUB, INC.

By:	/s/ John R. Opperman
Name:     John R. Opperman

Title:	Vice President

THE SOUTH FINANCIAL GROUP, INC.

By:	/s/ H. Lynn Harton
Name:     H. Lynn Harton

Title:	President and Chief Executive Officer

Appendix B

May 17, 2010

Board of Directors
The South Financial Group, Inc.
104 South Main Street
Poinsett Plaza, 10th Floor
Greenville, SC 29601

Members of the Board:

We understand that The South Financial Group, Inc. (the “Company”), The Toronto-Dominion Bank (the “Buyer”) and Hunt Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of May 16, 2010 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Upon completion of the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”), other than shares held in treasury and shares owned by the Buyer or any subsidiary of the Company or the Buyer, will be converted into the right to receive, at the election of the holder thereof, 0.004 shares of common stock, no par value, of the Buyer (the “Buyer Common Stock”) or $0.28 in cash (the “Consideration”). We further understand that, in connection with the Merger, the Buyer will (i) acquire from the Company shares of Preferred Stock, Series M with voting power equal to 39.9% of the aggregate pro forma voting rights of the Company capital stock (the “Share Purchase”) and (ii) purchase from the United States Department of the Treasury all of the outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series 2008-T of the Company and the Warrant to Purchase Common Stock issued by the Company (the “TARP Preferred Stock Purchase” and together with the Merger and the Share Purchase, the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (the “Common Holders”) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

You have advised us that the Company has considerable exposure to risks related to the deteriorating credit performance and declining values of a significant portion of the loan portfolio and related assets of the Company and its subsidiaries, and that the business and prospects of the Company have been severely and negatively affected as a result thereof, as well as due to the currently prevailing economic, financial and regulatory environment and the deteriorating financial condition of the Company.

In particular, you have informed us that:

•	The Board of Directors of the Company’s bank subsidiary, Carolina First Bank (the “Bank”), has entered into a Consent Order with the Federal Deposit Insurance Corporation (the “FDIC”) and the South Carolina State Board of Financial Institutions (the “Consent Order”), effective April 30, 2010, that, among other things, includes the following:

•	A requirement that the Bank have a tier 1 leverage ratio of not less than 8% and a total risk-based capital ratio of not less than 12% within 120 days of the date of the Consent Order;

•	Prohibitions on the Bank’s ability to accept or renew brokered deposits without prior approval from the FDIC, which may put severe pressure on the Bank’s short and long term liquidity needs; and

•	Limitations on the Bank with respect to the rates it can pay on certain customer deposits.

•	The Company has also entered into a Written Agreement (the “Written Agreement”) with the Federal Reserve Bank of Richmond (the “FRB”), effective May 4, 2010, that, among other things, requires the Company to submit to the FRB within 60 days of such agreement an acceptable written plan to maintain sufficient capital at the Company on a consolidated basis; and

•	The Company expects that absent a transaction such as the Transaction or a significant infusion of new capital, the Company’s capital position would become severely strained and as a result the Company and the Bank would face additional regulatory actions, including intervention by the United States federal banking regulators, and/or the Company would be required to seek protection under applicable bankruptcy laws.

As part of our engagement, we have assisted the management of the Company in connection with their evaluation of a range of strategic alternatives, including, but not limited to, a sale of the Company and capital raising and recapitalization alternatives. As part of this process, the Company had discussions with a significant number of potential strategic acquirors and investors. In arriving at our view expressed herein, we have taken into account the foregoing.

You have advised us that, as a result of the foregoing, the Company and its Board of Directors are faced with a narrow set of alternatives, which at this time are limited to a significant strategic transaction such as the Transaction or intervention by United States banking regulators and eventual liquidation of the Company, and that at this point, there are no executable transactions other than the Transaction. We have considered recent instances where concerns regarding the liquidity of a bank or financial institution triggered a rapid deterioration of the institution’s financial condition, necessitating government intervention or bankruptcy protection, and as a result of which the common equity holders of the institution received substantially diminished value, if any at all, for their equity. In light of the facts and circumstances, we have assumed that if the Bank were taken over by the United States federal banking regulators and the Company’s non-banking assets were liquidated under applicable bankruptcy laws, the Common Holders would likely receive no value for their shares.

For purposes of the opinion set forth herein, we have:

1) Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2) Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3) Reviewed certain financial projections prepared by management of the Company;

4) Reviewed the Consent Order and the Written Agreement;

5) Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

6) Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

7) Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

8) Reviewed the financial terms, to the extent publicly available, of certain recent recapitalization transactions involving certain companies comparable with the Company;

9) Participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

10) Reviewed the Merger Agreement and certain related documents; and

11) Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. We note that we did not perform certain analyses that we would customarily prepare in connection with a financial opinion letter because such analyses are not meaningful as a result of the extraordinary circumstances of the Company described herein. In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transaction. We are not legal, tax, accounting, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, accounting, or regulatory advisors with respect to legal, tax, accounting, or regulatory matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company or whether other strategic alternatives exist for the Company or are available. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the Common Holders in the Transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We are not experts in the evaluation of allowances for loan losses, and we have neither made an independent evaluation of the adequacy of the allowance for loan losses at the Company, nor have we examined any individual loan credit files of the Company or been requested to conduct such a review. Accordingly, we have relied upon, without independent verification, the assessment by the management of the Company that the aggregate allowance for the estimated loan losses of the Company is adequate. In particular, we do not express any opinion as to the value of any asset of the Company, whether at current market prices or in the future. We note, however, that, under the ownership of a company with adequate liquidity and capital, such as the Buyer, the value of the Company could substantially improve, resulting in significant returns to the Buyer if the Transaction is consummated. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this Transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Transaction. In the two years prior to the date hereof, we have provided financial advisory and financing services for each of the Company and the Buyer and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, the Buyer or any other company, or any currency or commodity, that may be involved in this Transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this Transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Transaction and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Transaction. Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. This opinion addresses only the fairness from a financial point of view to the Common Holders, as of the date hereof, of the Consideration pursuant to the Merger Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company other than the Common Holders. We express no view or opinion as to any terms or other aspects of the Transaction, including, without limitation, the Share Purchase and the TARP Preferred Stock Purchase to be effected by the Buyer in connection with the Transaction.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the Common Holders pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Jonathan Pruzan
Jonathan Pruzan
Managing Director

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
          TD. Under the Bank Act of Canada, a bank may not, by contract, resolution or by-law, limit the liability of its directors for breaches of the Act, including their fiduciary duties imposed under the Act. However, a bank may indemnify a director or officer, a former director or officer or a person who acts or acted, at the bank’s request, as a director or officer of or in a similar capacity for another entity, and his or her heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her because of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association and may advance funds to him or her for the costs, charges or expenses of such a proceeding, provided however, that a bank may not indemnify such a person unless:
(1) that person acted honestly and in good faith with a view to the best interests of, as the case may be, the bank or the other entity for which they acted at the bank’s request as a director or officer or in a similar capacity; and
(2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his or her impugned conduct was lawful.
          Under the Bank Act of Canada, these individuals are entitled to be indemnified by the bank in respect of all costs, charges and expenses reasonably incurred by them in connection with the defence of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of an association referred to above with the bank or other entity if the person was not judged by the courts or other competent authority to have committed any fault or omitted to do anything that they ought to have done and fulfilled the conditions set out in (1) and (2) above. A bank may, with the approval of a court, also indemnify these individuals in respect of, or advance amounts to him or her for the costs, charges and expenses of, a proceeding referred to above, in respect of an action by or on behalf of the bank or other entity to procure a judgment in its favor, to which the person is made a party because of an association referred to above with the bank or other entity, if he or she fulfills the conditions set out in (1) and (2) above.
          TD’s by-laws provide that subject to the limitations contained in the Bank Act of Canada, but without limit to the right of TD to indemnify or advance funds to any person under the Bank Act of Canada or otherwise, TD will indemnify a director or officer or a former director or officer, or a person who acts or acted at TD’s request as a director or officer of or in a similar capacity for another entity, and such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by such person in respect of any civil, criminal, administrative, investigative or other proceeding to which such person is involved because of that association with TD or other entity. However, TD’s bylaws further provide that TD shall not indemnify any such person unless: (i) such person acted honestly and in good faith with a view to the best interests of TD or the other entity for which they acted at TD’s request as a director or officer or in a similar capacity; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that such person’s conduct was lawful. These indemnification provisions could be construed to permit or require indemnification for certain liabilities arising out of U.S. federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling TD pursuant to the foregoing provisions, TD has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable in the United States.
          TD maintains directors’ and officers’ liability insurance policies providing for the insurance on behalf of any person who is or was a director or officer of TD and subsidiary companies against any liability incurred by him or her in any such capacity or arising out of his or her status as such.
          TD also maintains liability insurance policies providing for the insurance on behalf of any person who is or was an employee of TD while acting as a director, officer, trustee, governor or executive director of any organization where such service is with the knowledge and consent of TD’s Board of Directors against any liability incurred by him or her in any such capacity or arising out of his or her status, provided that such insurance shall not apply to the extent that any such person is entitled to be indemnified by such organization or to the extent that such organization maintains separate insurance of behalf of the person against such liability.

Item 21. Exhibits and Financial Statement Schedules
          (a) The following documents are exhibits to the registration statement.

Exhibit
Number		Description of Document
2.1	—	Agreement and Plan of Merger, dated as of May 16, 2010, among The Toronto-Dominion Bank, Hunt Merger Sub, Inc. and The South Financial Group, Inc. (included as Appendix A to the proxy statement/ prospectus included in this Registration Statement)

3.1	—	By-laws of The Toronto-Dominion Bank (incorporated by reference to the Current Report on Form 6-K filed by The Toronto-Dominion Bank with the SEC on April 17, 2007)

5.1	—	Opinion of McCarthy Tétrault LLP as to the validity of the common shares of The Toronto-Dominion Bank being registered

21.1	—	Subsidiaries of registrant (incorporated by reference to Appendix A to Exhibit 99.1 to Form 40-F for the fiscal year ended October 31, 2009)

23.1	—	Consent of McCarthy Tétrault LLP, Canadian counsel to The Toronto-Dominion Bank (included as part of its opinion filed as Exhibit 5.1 hereto)

23.2	—	Consent of Ernst & Young LLP

23.3	—	Consent of PricewaterhouseCoopers LLP

24.1	—	Powers of Attorney of certain directors and officers of The Toronto-Dominion Bank*

99.1	—	Form of proxy materials for The South Financial Group, Inc. special meeting of shareholders*

99.2	—	Cash Election Form

99.3	—	Consent of Morgan Stanley & Co. Incorporated

*	Previously filed.

Item 22. Undertakings
          (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c)(1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the application form.
          (2) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (d) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests.

The undertaking in clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
          (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, The Toronto-Dominion Bank has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on August 24, 2010.

THE TORONTO-DOMINION BANK
By:	/s/ RIAZ AHMED
	Name:	Riaz Ahmed
	Title:	Group Head, Corporate Development, Enterprise Strategy and Treasury

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 24, 2010.

Signature	Title

*
William E. Bennett	Director

*
Hugh J. Bolton	Director

*
John L. Bragg	Director

*
W. Edmund Clark	Director, President and Chief Executive Officer
(principal executive officer)

*
Wendy K. Dobson	Director

*
Henry H. Ketcham	Director

*
Pierre H. Lessard	Director

*
Brian M. Levitt	Director

*
Harold H. MacKay	Director

*
Irene R. Miller	Director

*
Nadir H. Mohamed	Director

*
Wilbur J. Prezzano	Director

Signature	Title

*
Helen K. Sinclair	Director

*
Carole S. Taylor	Director

*
John M. Thompson	Director and Chairman

/s/ KELVIN TRAN	Senior Vice President and Chief Accountant (principal
Kelvin Tran	accounting officer)

/s/ COLLEEN M. JOHNSTON	Group Head, Finance and Chief Financial Officer
Colleen M. Johnston	(principal financial officer)
*By: /s/ RIAZ AHMED
Attorney-in-Fact
Authorized Representative in the United States:
By: /s/ BRENDAN O’HALLORAN
Name: Brendan O’Halloran
Title: Senior Vice President

EXHIBIT INDEX

Exhibit
Number		Description of Document

2.1	—	Agreement and Plan of Merger, dated as of May 16, 2010, among The Toronto-Dominion Bank, Hunt Merger Sub, Inc. and The South Financial Group, Inc. (included as Appendix A to the proxy statement/ prospectus included in this Registration Statement)

3.1	—	By-laws of The Toronto-Dominion Bank (incorporated by reference to the Current Report on Form 6-K filed by The Toronto-Dominion Bank with the SEC on April 17, 2007)

5.1	—	Opinion of McCarthy Tétrault LLP as to the validity of the common shares of The Toronto-Dominion Bank being registered

21.1	—	Subsidiaries of registrant (incorporated by reference to Appendix A to Exhibit 99.1 to Form 40-F for the fiscal year ended October 31, 2009)

23.1	—	Consent of McCarthy Tétrault LLP, Canadian counsel to The Toronto-Dominion Bank (included as part of its opinion filed as Exhibit 5.1 hereto)

23.2	—	Consent of Ernst & Young LLP

23.3	—	Consent of PricewaterhouseCoopers LLP

24.1	—	Powers of Attorney of certain directors and officers of The Toronto-Dominion Bank*

99.1	—	Form of proxy materials for The South Financial Group, Inc. special meeting of shareholders*

99.2	—	Cash Election Form

99.3	—	Consent of Morgan Stanley & Co. Incorporated

*	Previously filed.